Exhibit 99.2
As confidentially submitted to the Securities and Exchange Commission on February 12, 2014

Registration No. 333-_____________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GWG HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	26-2222607
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

220 South Sixth Street, Suite 1200
Minneapolis, Minnesota 55402
Tel: (612) 746-1944
Fax: (612) 746-0445
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jon R. Sabes
Chief Executive Officer
220 South Sixth Street, Suite 1200
Minneapolis, Minnesota 55402
Tel: (612) 746-1944
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to: Paul D. Chestovich, Esq. Maslon Edelman Borman & Brand, LLP 3300 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 Tel: (612) 672-8200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☐        Accelerated filer  ☐     Non-accelerated filer  ☐    Smaller reporting company  ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	[5,000,000] shares	$	$	$
(1)	Includes shares purchasable by the underwriters to cover over-allotments, if any.
(2)	Based on a bona fide estimate of the maximum offering price pursuant to Rule 457(a).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated February [●], 2014

GWG Holdings, Inc.

[5,000,000] Shares
Common Stock

This is a firm commitment underwritten public offering of [5,000,000] shares of common stock of GWG Holdings, Inc.  We are selling all of the shares of common stock being offered by means of this prospectus.  Prior to this offering, there has been no public market for our common stock.

We expect that the initial public offering price will be $     per share.

We have applied to list our common stock on The NASDAQ Capital Market under the symbol “GWGH.”

Investing in our common stock may be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 10 to read about the risks you should consider before buying shares of our common stock.

We are an “emerging growth company” under applicable law and will be subject to reduced public company reporting requirements.  Please read the disclosures on page 5 of this prospectus for more information.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us, before expenses	$	$

(1)	See “Underwriting” beginning on page 65 for disclosure regarding compensation, including reimbursement of expenses, payable by us to the underwriter.

We have granted the underwriter a 45-day option to purchase up to an additional          shares of our common stock at the initial public offering price, less underwriting discounts and commissions, solely to cover over-allotments of shares, if any.

Delivery of the shares of our common stock will be made on or about                , 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

[Investment Bank]

The date of this prospectus is              , 2014

[INSERT INSIDE COVER ARTWORK, IF ANY]

ABOUT THIS PROSPECTUS

You should rely only on the information in this prospectus.  Neither we, nor the underwriter[s] have authorized anyone to provide you with different information.  The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery or of any sale of our common stock.  Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

We are making offers to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.  You should not consider this prospectus to be an offer to sell, or a solicitation of an offer to buy, shares of our common stock if the person making the offer or solicitation is not qualified to do so or if it is unlawful for you to receive the offer or solicitation.

References in this prospectus to “we,” “us,” “our,” the “Company” and “GWG” refer to GWG Holdings, Inc. together with its consolidated subsidiaries, unless the context requires otherwise.  Our corporate structure, including our principal subsidiaries, is as follows:

We refer to these subsidiaries throughout this prospectus as “GWG Life,” “DLP Funding II” and “DLP Master Trust II,” respectively.

Our authorized capital stock consists of 210,000,000 shares of common stock, $0.001 par value per share, and 40,000,000 shares of preferred stock, $0.001 par value per share, of which 10,000,000 shares have been designated as Series A Convertible Preferred Stock and 30,000,000 shares are undesignated preferred stock.  As of February [●], 2014, there were 9,124,000 shares of our common stock and 3,394,916 shares of our Series A Convertible Preferred Stock issued and outstanding.  Pursuant to the rights, preferences and privileges of our Series A Convertible Preferred Stock as set forth in our Certificate of Incorporation, the issued and outstanding shares of our Series A Convertible Preferred Stock will be automatically converted into an aggregate of 5,092,374 shares of our common stock immediately prior to the closing of this offering.  Unless we indicate otherwise, the information in this prospectus assumes that such conversion has taken place.  After giving effect to (i) the sale of all [5,000,000] shares of common stock in this offering and the (ii) automatic conversion of our Series A Convertible Preferred Stock into common stock immediately prior to the closing of this offering, our authorized capital stock will consist of an aggregate of 210,000,000 shares of common stock, of which [19,176,164] shares will be issued and outstanding, and 40,000,000 shares of undesignated preferred stock, none of which will be issued and outstanding.

This prospectus contains summaries of certain other documents, which summaries contain all material terms of the relevant documents and are believed to be accurate, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto.

The industry, market and data used throughout this prospectus have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications.  Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable.

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire prospectus, including the section entitled “Risk Factors,” before making a decision to invest in our common stock.

Our Company

We are engaged in the emerging secondary market for life insurance.  We acquire life insurance policies in the secondary market from policy owners desiring to sell their policies at a discount to the face value of the insurance benefit.  Once we purchase a policy, we continue paying the policy premiums in order to ultimately collect the face value of the insurance benefit.  Our mission is to become a leading originator of life insurance policies purchased in the secondary market in the United States.  Our strategy is to continue build large, actuarially diverse and profitable portfolios of policies and offer investors unique investment products to indirectly participate in the ownership of our portfolios.

We believe our strategy will help create a new and more diverse financial market for policy owners and financial investors in the secondary market for life insurance, where both participants can profit.  For an insured person, typically a senior citizen, the profit opportunity is the ability to sell their policy or policies into the secondary market for a value that may be significantly higher than the lapse or surrender value associated with the policy or policies.  For investors, the profit opportunity is the difference, or “spread,” between (i) the cost of purchasing and maintaining a life insurance policy over the insured’s lifetime, and (ii) the amount of the policy benefit that will paid upon the insured’s mortality.  In addition, the profit opportunity for an investor is unique, and we believe attractive, in that potential investment returns are not correlated to general economic or financial market conditions.

According to the American Council of Life Insurers Fact Book 2013 (ACLI), individuals owned over $11.2 trillion in face value of life insurance policy benefits in the United States in 2012. This figure includes all types of policies, including term and permanent insurance known as whole life, universal life, variable life and variable universal life. The secondary market for life insurance has developed around individuals aged 65 years or older owning either permanent insurance or term insurance convertible into permanent insurance. According to the ACLI, the lapse rate and surrender rate of individually owned life insurance policies reached 5.9% in 2012, representing approximately $659 billion in face value of life insurance policy benefits. These figures do not include group-owned life insurance, such as employer-provided life insurance, the market for which totaled over $8.0 trillion in face value of life insurance policy benefits in the United States in 2013. According to the ACLI, the lapse rate and surrender rate of group-owned life insurance policies reached 6.2% in 2012, representing approximately $496 billion in face value of insurance benefits.

Owners of life insurance policies generally allow them to lapse or surrender the policies for a variety of reasons, including: (i) unrealistic original earnings assumptions made when the policy was purchased, combined with higher premium payments later in the term of the policy than initially forecasted; (ii) increasing premium payment obligations as the insured ages; (iii) changes in financial status or outlook which cause the insured to no longer require life insurance; (iv) other financial needs that make the insurance unaffordable; or (v) a desire to maximize the policy’s investment value.  Rather than allowing a policy to lapse as worthless, or surrendering a life insurance policy at a fraction of its inherent value, the sale of a life insurance policy in the secondary market can bring significant value to the policy owner.  For example, the life insurance secondary market often pays policy sellers amounts ranging from two to ten times the surrender value that would otherwise be offered by the insurance carrier.

The market opportunity for selling and purchasing life insurance policies in the secondary market is relatively new and continues to develop.  According to Conning Research & Consulting (Conning), the secondary market for life insurance policies grew from $2.0 billion in face value of life insurance policy benefits purchased in 2002 to over $12.0 billion in face value of life insurance policy benefits purchased in 2008.  During and after the 2009 credit crisis, the secondary market for life insurance contracted significantly, evidenced by Conning’s report that investors purchased approximately $2.0 billion in face value of life insurance policy benefits in 2012.  Nevertheless, Conning reports that consumer demand for continued development for the secondary market remains strong, and there are indications of strengthening interest among investors.

To participate in the market opportunity, we have spent and intend to continue to spend significant resources: (i) developing a robust operational platform and systems for purchasing and servicing life insurance policies; (ii) obtaining requisite licensure to purchase life insurance in the secondary market; (iii) developing financing resources for purchasing and servicing life insurance policies; (iv) recruiting and developing a committed professional management team; (v) establishing origination relationships for purchasing life insurance policies in the secondary market; and (vi) developing a financing strategy to participate in this business sector.

We were formed in 2006.  Since then, we have acquired over $1.6 billion in face value of life insurance policy benefits and have become an active purchaser and financier of life insurance policies in the secondary market.  In 2008, after selling approximately $1.0 billion in face value of life insurance policy benefits, we adopted our current buy-and-hold strategy of investing in a portfolio life insurance policies and offering investors the opportunity to finance our ownership of the portfolio.  As of December 31, 2012, we owned approximately $572 million in face value of life insurance policy benefits with an aggregate cost basis of approximately $156 million.  As of September 30, 2013, we owned approximately $705 million in face value of life insurance policy benefits with an aggregate cost basis of approximately $208 million.  Aggregate cost basis includes our acquisition costs and ongoing premiums and financing costs.  To date, we have financed the acquisition of this portfolio through (i) the private placement of secured notes by our direct wholly owned subsidiary GWG Life Settlements, LLC, (ii) the use of a senior revolving credit facility, our “revolving credit facility,” benefitting our indirect wholly owned subsidiary GWG DLP Funding II, LLC, which subsidiary owns substantially all of our life insurance policy assets, and (iii) an ongoing public debt offering of our Renewable Secured Debentures.  For more information on our corporate structure, please refer to the “—Corporate Organization” caption below.

A summary of our portfolio of life insurance policies as of September 30, 2013 is set forth in the table below:

Life Insurance Portfolio Summary

Total portfolio face value of policy benefits	$705,069,000
Average face value per policy	$2,776,000
Average face value per insured life	$3,039,000
Average age of insured (yrs.) *	81.9
Average life expectancy estimate (yrs.) *	7.41
Total number of policies	254
Demographics	66% Males; 34% Females
Number of smokers	No insureds are smokers
Largest policy as % of total portfolio	1.42%
Average policy as % of total portfolio	0.39%
Average annual premium as % of face value	3.18%

*  Averages presented in the table are weighted averages. Standard life expectancy as adjusted for insured’s specific circumstances where an updated life expectancy estimate has not been obtained.

We generally purchase life insurance policies through secondary market transactions directly from the policy owner who originally purchased the life insurance in the primary market.  Historically, we have purchased policies in the secondary market through a network of life insurance agents, life insurance brokers, and licensed providers who assist policy owners in accessing the secondary market.  We expect to significantly increase our visibility among insurance agents, financial professionals, and consumers directly in order to educate a wider audience about the opportunities for participation in the secondary market of life insurance with us.

Before we purchase a life insurance policy, we conduct an underwriting review.  Our present underwriting review policies generally include obtaining life expectancy estimates on each insured from third-party medical-actuarial firms.  We generally base our life expectancy estimates on the average of those two estimates.  In the case of small face policies, which we define as life insurance policies with less than $250,000 in face value of policy benefits, we may choose not to obtain life expectancies from third-party medical-actuarial firms, but rather use standard mortality tables to develop our own life expectancy of an insured.  The policies we have purchased to date are universal life insurance policies issued by rated life insurance companies.  Universal life insurance is a type of permanent life insurance in which premium payments above the cost of insurance are credited to the “cash value” of the policy.  The cash value is credited each month with interest based on the terms of the insurance policy agreement.  If a universal life insurance policy were to lapse, the insured or other owner of the policy would nonetheless have a right to receive the cash value of the policy.  Universal life insurance is different from “term” life insurance in that “term” life insurance does not have a cash value associated with it.  Presently, we seek to purchase life insurance policies issued by rated life insurance companies with investment grade credit ratings by Standard & Poor’s (AAA through BBB), Moody’s (Aaa through Baa3), or A.M. Best Company (aaa through bbb). As of December 31, 2012 and September 30, 2013, over 89.8% and 93.7%, respectively, of life insurance policies in our portfolio were issued by companies rated “A” or better under the Standard & Poor’s rating system.  Many of our present underwriting review processes, including our policy of obtaining two life expectancy estimates from medical-actuarial firms as described above, are undertaken in satisfaction of obligations under our revolving credit facility.  As a result, we may in the future modify our understanding review processes if permitted under our borrowing arrangements.

The price we are willing to pay for the policy in the secondary market is primarily a function of: (i) the policy’s face value; (ii) the life expectancy of the individual insured by the policy; (iii) the premiums expected to be paid over the life of the insured; (iv) market competition from other purchasers; and (v) the particular underwriting characteristics of the policy, relative to the characteristics of our existing portfolio of life insurance policies.

We seek to earn profits by purchasing policies at discounts to the face value of the insurance benefit.  We purchase policies at discounts that are expected to exceed the costs necessary to pay premiums and financing and servicing costs through the date of the insured’s mortality.  We rely on the actuarial life expectancy assumptions to estimate the expected mortality of the insureds within our portfolio.  Presently, we seek to finance our life insurance policy purchases and payment of premiums and financing costs, until we receive policy benefits, through the sale of our Renewable Secured Debentures and the use of our revolving line of credit.  In the past, we have also relied on the sale of our Series A preferred stock and Series I subsidiary secured notes (issued by our subsidiary GWG Life Settlements, LLC).

We believe the socio-economic and demographic trends strongly support the long-term development of our market opportunity and that our business model provides significant advantages to both owners of life insurance policies and investors.  For owners of life insurance, selling in the secondary market often provides significant value over that offered by the insurance carrier.  For investors, our earnings from life insurance policies are not correlated to traditional markets such as real estate, equity markets, fixed income markets, currency or commodities.  We believe that by acquiring a large portfolio of well-diversified life insurance policies, we will offer value to both owners of life insurance and investors seeking returns derived from non-correlated assets.

Our objective is to earn returns from the life insurance policies we purchase in the secondary market which are greater than the costs necessary to purchase and finance those policies to their maturity. We expect to accomplish our objective by:

•	purchasing life insurance policies with expected internal rates of returns in excess of our cost of capital;

•	paying the premiums and costs associated with the life insurance policy until the insured’s mortality;

•	obtaining a large and diverse portfolio to mitigate actuarial risk;

•	maintaining diversified funding sources to reduce our overall cost of financing;

•	engaging in hedging strategies that reduce potential volatility to our cost of financing; and

•	maintaining rigorous portfolio monitoring and servicing.

We have built our business with what we believe to be the following competitive strengths:

•
Industry Experience:  We have actively participated in the development of the secondary market of life insurance as a principal purchaser and financier since 2006.  Our position within the marketplace has allowed us to evaluate over 35,000 life insurance policies for possible purchase, thereby gaining a deep understanding of the variety of issues involved when purchasing life insurance policies in the secondary market.  We have participated in the leadership of various industry associations and forums, including the Life Insurance Settlement Association (LISA) and the Insurance Studies Institute (ISI).  Our experience gives us confidence in building a portfolio of life insurance policies that will perform to our expectations.

•
Operational Platform:  We have built an operational platform and systems for efficiently tracking, processing and servicing life insurance policies that we believe provide competitive advantages when purchasing policies in the secondary marketplace, and servicing the policies once acquired.

•
Origination and Underwriting Practices:  We seek to purchase life insurance policies that meet published guidelines on what policies would be accepted in a rated securitization. We purchase only permanent life insurance policies we consider to be non-contestable and that meet stringent underwriting criteria and reviews.  We consider a life insurance policy to be “non-contestable” once applicable state law prohibits the insurer from challenging the validity of the policy due to fraud.  In this regard, state non-contestability laws generally require a period of one to two years to elapse after the initial issuance of the policy before that policy is considered non-contestable under state law.  Non-contestability laws do not, however, prevent an insurer from challenging the validity of a policy procured by fraud for lack of an insurable interest at the time at which the policy was purchased (such as is the case with “stranger-originated” life insurance policies).

•
Origination Relationships:  We have established origination relationships with over 300 life insurance policy brokers and insurance agents who submit policies for our purchase or financing.  Our referral base knows our underwriting standards for purchasing life insurance policies in the secondary market, which provides confidence in our bidding and closing processes and streamlines our own due-diligence process.

•
Life Expectancy Methodology:  We generally rely on at least two life expectancy reports from independent third-party medical-actuarial underwriting firms such as 21st Services, AVS Underwriting, Fasano Associates, and Examination Management Services, Inc. to develop our life expectancy estimate.

•
Pricing Software and Methodology:  We use actuarial pricing methodologies and software tools that are built and supported by leading independent actuarial service firms such as Modeling Actuarial Pricing Systems, Inc. (“MAPS”) for calculating our expected returns.

•
Diversified Funding:  We have actively developed diversified sources for accessing capital markets in support of our buy-and-hold strategy for our portfolio of life insurance policies, ranging from institutional bank financing to a network of broker-dealers registered with the Financial Industry Regulatory Authority (“FINRA”), many of whom have participated in one or more of our Series I subsidiary secured note financing, our Series A preferred stock financing, or our Renewable Secured Debenture financing.

On the other hand, our business involves a number of challenges and risks described in more detail elsewhere in this prospectus, including the following:

•
Relatively New Market:  The purchase and ownership of life insurance policies acquired in the secondary market is a relatively new and evolving market.  Our ability to source and purchase life insurance policies at attractive discounts materially depends on the continued development of the secondary market for life insurance.  This includes the solvency of the life insurance companies that pay the face value of the life insurance benefits, the accuracy of life expectancy assumptions, and other factors beyond our control.

•
Assumptions About Valuation of Our Assets:  The valuation of our portfolio of life insurance policies, which is the principal asset on our balance sheet, requires us to make material assumptions that may ultimately prove to be incorrect. These assumptions include appropriate discount rates, cash flow projections, and actuarial life expectancies, any of which may ultimately prove to be inaccurate.

•
Ability to Expand Our Portfolio:  Our business model relies on achieving actual results that are in line with the results we expect to attain from our investments in life insurance policy assets.  In this regard, we believe that the larger the portfolio of life insurance policies we own, the greater likelihood we will achieve actuarial results matching our expected results.  Although we plan to expand the number of life insurance policies we own using proceeds raised from the sale of our Renewable Secured Debentures and our common stock in this offering, we may be unable to meet this goal.  And, even if we attain the goal, we may not achieve the actuarial results we expect.

•
Reliance on Financing:  To date, we have chosen to finance our business almost entirely through the issuance of debt, including the sale of Renewable Secured Debentures, Series I subsidiary secured notes, and a senior revolving credit facility.  Our business model expects that we will have continued access to financing in order to purchase a large and diversified portfolio of life insurance policies, and thereafter pay the attendant premiums and servicing costs of maintaining that portfolio.  In building a larger portfolio of policies, our goal is to remain diversified in terms of insurance carriers and the medical conditions of insureds.  We believe that diversification among insurers and medical conditions will lower our overall risk, and that a larger number of policies will provide our portfolio with greater actuarial stability.  We will be required to rely on our access to financing until such time as we experience a significant amount of mortality within our portfolio and begin receiving revenues from the receipt of insurance policy benefits.

•
Risk of Investment in Life Insurance Policies:  Our investments in life insurance policies have inherent risks, including fraud and legal challenges to the validity of the policies, as well as the possibility that the seller of the policy may have provided us with inaccurate or misleading information.

•
Effects of Regulation:  Our business is subject to complex state regulation.  Changes in state laws and regulations governing our business, or changes in the interpretation of such laws and regulations, could negatively affect our business.

Our business also involves certain other challenges and risks described in the “Risk Factors” section of this prospectus.

Implications of Being an “Emerging Growth Company”

As a public reporting company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012, or the JOBS Act.  An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies.  In particular, as an emerging growth company we:

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•
are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•
are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A;

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

•	are exempt from any PCAOB rules relating to mandatory audit firm rotation and any requirement to include an auditor discussion and analysis narrative in our audit report.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.  Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.  Please see “Risk Factors,” page 18 (“We are an ‘emerging growth company’ . . . .” ).

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules.  For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, or such earlier time that we no longer meet the definition of an emerging growth company.  In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period.  Furthermore, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

Corporate Organization

Our business was organized in February 2006.  As a parent holding company, GWG Holdings was incorporated on March 19, 2008 as a limited liability company.  On June 10, 2011, GWG Holdings converted from a Delaware limited liability company to a Delaware corporation through the filing of statutory articles of conversion.  In connection with the conversion, each class of limited liability company membership interests in GWG Holdings, LLC was converted into shares of common stock of GWG Holdings, Inc.

Our corporate structure, including our principal subsidiaries, is as follows:

GWG Life Settlements, LLC (a Delaware limited liability company), or GWG Life, is a licensed life/viatical settlement provider and the guarantor of the obligations of GWG Holdings under our Renewable Secured Debentures.  GWG DLP Funding II, LLC (a Delaware limited liability company), or DLP Funding II, is a wholly owned special-purpose subsidiary owning life insurance policies and is the borrower under our revolving line of credit from Autobahn/DZ Bank. The life insurance policy assets owned by DLP Funding II are held in the GWG DLP Master Trust II (a Delaware statutory trust). The trust exists solely to hold the collateral security (i.e., life insurance policies) granted to Autobahn/DZ Bank under our revolving line of credit.  DLP Funding II is the beneficiary under that trust.

Our principal executive offices are located at 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402 and our telephone number is (612) 746-1944.  Our website address is www.gwglife.com.  The information on or accessible through our website is not part of this prospectus.

The Offering

Common stock offered by us	[5,000,000] shares

Common stock outstanding prior to this offering	9,124,000 shares (1)

Common stock to be outstanding after this offering	[19,191,066] shares (1)(2)(3)

Use of proceeds
Based on an assumed initial public offering price of $     per share, we estimate that the net proceeds to us from this offering will be approximately $     million after payment of underwriting discounts, commissions and our estimated offering expenses (approximately $     million if the underwriter exercises its over-allotment in full).

We intend to use the proceeds from this offering to:

● promote and advertise the opportunities for consumers owning life insurance and investors to profit from participating in the secondary market for life insurance policies;

● purchase additional life insurance policies in the secondary market;

● pay premiums on life insurance policy assets we own; and

● fund portfolio operations and for working capital purposes.

See “Use of Proceeds” for more information.

Risk factors	You should read the “Risk Factors” section of this prospectus beginning on page 10 for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Proposed NASDAQ Capital Market symbol	GWGH (4)

(1)
Excludes 2,000,000 shares of our common stock currently reserved for issuance under our 2013 Stock Incentive Plan, of which there are 626,000 common shares subject to outstanding incentive grants.  Also excludes 831,908 common shares that are issuable upon the exercise of outstanding warrants.

(2)
Includes 5,067,066 shares of our common stock to be issued immediately prior to the closing of this offering upon the automatic conversion of 3,378,044 shares of our Series A Convertible Preferred Stock that are currently issued and outstanding.

(3)
Excludes an aggregate of [●] shares of our common stock issuable upon the exercise of a warrant to be granted to [●], the underwriter for this offering, and excludes up to an aggregate of          shares issuable to the underwriter if it exercises its over-allotment option in full, as described under “Underwriting.”

(4)	We have applied to list our common stock on The NASDAQ Capital Market under this symbol.

RISK RELATING TO FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus are forward-looking statements.  We have based these forward-looking statements on our current expectations and projections about future events.  Nevertheless, these forward-looking statements are subject to risks, uncertainties and assumptions about our operations and the investments we make, including, among other things, factors discussed under the heading “Risk Factors” in this prospectus and the following:

•	changes in the secondary market for life insurance;

•	our limited operating history;

•	the valuation of assets reflected on our financial statements;

•	the reliability of assumptions underlying our actuarial models;

•	our reliance on continued access to debt financing;

•	the effect of ongoing regulatory investigations relating to our company;

•	risks relating to the validity and enforceability of the life insurance policies we purchase;

•	our reliance on information provided and obtained by third parties;

•	federal, state and FINRA regulatory matters, including the effect of ongoing regulatory investigations;

•	additional expenses, not reflected in our operating history, related to being a public reporting company;

•	competition in the secondary life insurance market;

•	the relative illiquidity of life insurance policies;

•	life insurance company credit exposure;

•	economic outlook;

•	performance of our investments in life insurance policies;

•	financing requirements;

•	litigation risks; and

•	restrictive covenants contained in borrowing agreements.

Some of the statements in this prospectus that are not historical facts are “forward-looking” statements. Forward-looking statements can be identified by the use of words like “believes,” “could,” “possibly,” “probably,” “anticipates,” “estimates,” “projects,” “expects,” “may,” “will,” “should,” “seek,” “intend,” “plan,” “expect,” or “consider” or the negative of these expressions or other variations, or by discussions of strategy that involve risks and uncertainties. We base these forward-looking statements on current expectations and projections about future events and the information currently available to us. Although we believe that the assumptions relating to these forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Consequently, no representation or warranty can be given that the estimates, opinions, or assumptions made in or referenced by this prospectus will prove to be accurate. Some of the risks, uncertainties and assumptions are identified in the discussion entitled “Risk Factors” in this prospectus. We caution you that the forward-looking statements in this prospectus are only estimates and predictions. Actual results could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements. These risks, uncertainties and assumptions include, but are not limited to, those discussed in this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus and the documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business.

Risks Related to Our Company and Our Industry

Material changes in the life insurance secondary market, a relatively new and evolving market, may adversely affect our operating results, business prospects and our ability to repay our debt obligations.

Our sole business is the purchase and ownership of life insurance policies acquired in the secondary market, which is a relatively new and evolving market. The success of our business and our ability to satisfy our debt obligations depends in large part on the continued development of the secondary market for life insurance, including the solvency of life insurance companies to pay the face value of the life insurance benefits, both of which will critically impact the performance of the life insurance policy assets we own. We expect that the development of the secondary market will primarily be impacted by a variety of factors such as the interpretation of existing laws and regulations (including laws relating to insurable interests), the passage of new legislation and regulations, mortality improvement rates, and actuarial understandings and methodologies. Importantly, all of the factors that we believe will most significantly affect the development of the life insurance secondary market are beyond our control. Any material and adverse development in the life insurance secondary market could adversely affect our operating results, our access to capital, our ability to repay our various debt and other obligations, and our business prospects and viability. Because of this, an investment in our common stock generally involves greater risk as compared to investments offered by companies with more diversified business operations in more established markets.

 We have a relatively limited history of operations and our earnings and cash flows may be volatile, resulting in future losses and uncertainty about our ability to service and repay our debt when and as it comes due.

We are a company with a limited history, which makes it difficult to accurately forecast our earnings and cash flows. During the year ended December 31, 2012, we incurred a net loss of $(1,013,000), and in the year ended December 31, 2011, we incurred a net loss of $(2,827,000).  For the nine months ended September 30, 2013, we had a positive net income of $195,000.  Our lack of a significant history and the evolving nature of our market make it likely that there are risks inherent in our business and the performance characteristics for portfolios of life insurance policies that are as yet recognized by us or others, or not fully appreciated, and that could result in earning less than we anticipate or even suffering further losses. As a result of the foregoing, an investment in our common stock necessarily involves uncertainty about the stability of our earnings, cash flows and our ability to service and repay our debt.  Accordingly, there is a risk that you could lose your entire investment.

The valuation of our principal assets on our balance sheet requires us to make material assumptions that may ultimately prove to be incorrect.  In such an event, we could suffer significant losses that could materially and adversely affect our results of operations and eventually cause us to be in default of restrictive covenants contained in our borrowing agreements.

Our principal asset is a portfolio of life insurance policies purchased in the secondary market, comprising approximately 83% of our total assets at December 31, 2012 and 84% of our total assets at September 30, 2013.  Those assets are considered “Level 3” fair value measurements under ASC 820, Fair Value Measurements and Disclosures, as there is currently no active market where we are able to observe quoted prices for identical assets.  As a result, our valuation of those assets incorporates significant inputs that are not observable.  Fair value is defined as an exit price representing the amount that would be received if assets were sold or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date.  As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.

A Level 3 fair value measurement is inherently uncertain and creates additional volatility in our financial statements that are not necessarily related to the performance of the underlying assets.  As of December 31, 2012 and September 30, 2013, we estimated the fair value discount rate for our portfolio to be 12.08% and 11.77%, respectively.  If in the future we determine that a higher discount rate is required to ascribe fair value to a similarly situated portfolio of life insurance policies, we could experience significant losses materially affecting our results of operations.  It is also possible that significant losses of this nature could at some point cause us to fall out of compliance with certain borrowing covenants contained in our various borrowing agreements.  This could result in acceleration of our loan balances under the revolving credit facility or our Series I subsidiary secured notes and Renewable Secured Debentures, which we may not be able to repay.  We may be forced to seek additional debt or equity financing to repay such debt amounts, which may not be available on terms acceptable to us, if at all.  If we are unable to repay when debt comes due, then our senior lender or the holders of our Series I subsidiary secured notes and Renewable Secured Debentures, or both, would have the right to foreclose on our assets.

In an effort to present operating results not subject to the valuation volatility associated with the discount rate we choose, we intend to provide additional non-GAAP financial disclosures, on a consistent basis, presenting the actuarial economic gain we expect within our portfolio of life insurance policies at the expected internal rate of return against the costs we incur over the same period. We report these very same non-GAAP financial measures to the lender under our revolving credit facility pursuant to financial covenants in the related borrowing documents.  Nevertheless, our reported GAAP earnings may in the future be volatile for reasons that do not bear an immediate relationship to the cash flows we experience.

For further disclosure relating to the risks associated with the valuation of our assets, see the risk factor below “ If actuarial assumptions we obtain from third-party providers . . . .” on page 14.

Our expected results from our life insurance portfolio may not match actual results, which could adversely affect our ability to service and grow our portfolio for diversification.

Our business model relies on achieving actual results that are in line with the results we expect to attain from our investments in life insurance policy assets.  In this regard, we believe that the larger portfolio we own, the greater the likelihood that we will achieve our expected results.  To our knowledge, rating agencies generally suggest that portfolios of life insurance policies be diversified enough to achieve actuarial stability in receiving expected cash flows from underlying mortality.  For instance, in a study published in 2012, A.M. Best concluded that at least 300 lives are necessary to narrow the band of cash flow volatility and achieve actuarial stability, while Standard & Poor’s has indicated that stability is unlikely to be achieved with a pool of less than 1,000 lives.  As of December 31, 2012, we owned approximately $572 million in face value of life insurance policies covering 194 lives. As of September 30, 2013, we owned $705 million in face value of life insurance policies covering 254 lives.  Accordingly, while there is risk with a portfolio of any size that our actual yield may be less than expected, we believe that the risk we face is presently more significant given the relative lack of diversification in our current portfolio as compared to rating agency recommendations.

Although we plan to expand the number of life insurance policies we own using proceeds raised from this offering and from our ongoing offering of Renewable Secured Debentures, we may be unable to meet this goal if sufficient financing from capital sources is not available or is available only on unfavorable or unacceptable terms.  Furthermore, even if our portfolio reaches the size we desire, we still may experience differences between the actuarial models we use and actual mortalities.

Differences between our expectations and actuarial models on the one hand, and actual mortality results on the other hand, could have a materially adverse effect on our operating results and cash flow.  In such a case, we may face liquidity problems, including difficulties servicing our remaining portfolio of policies and servicing our outstanding debt obligations.  Continued or material failures to meet our expected results could decrease the attractiveness of our securities in the eyes of potential investors, making it even more difficult to obtain capital needed to service our portfolio, grow the portfolio to obtain desired diversification, and service our existing debt.  All of these events may have a negative impact on the price of our common stock.

We critically rely on debt financing for our business. Any inability to borrow could adversely affect our business operations, our ability to satisfy our obligations under the debentures and, ultimately, our viability.

To date, we have chosen to finance our business almost entirely through the issuance of debt, including debt incurred by our subsidiary DLP Funding II under a senior revolving credit facility provided by Autobahn/DZ Bank (which we refer to throughout this prospectus as our “revolving credit facility”), our Series I subsidiary secured notes and our Renewable Secured Debentures.  Our revolving credit facility is secured by all of the assets of DLP Funding II, has a maximum amount of $100 million, and the outstanding balance at December 31, 2012 and September 30, 2013 was approximately $71 million and $79 million, respectively.  Obligations under the revolving credit facility have a scheduled maturity date of December 31, 2014, and obligations under our Series I subsidiary secured notes and Renewable Secured Debentures have scheduled maturities as indicated below in the risk factor “If a significant number of holders . . . .,” on page 16.  Our debt arrangements comprise the most important sources of financing on which our business critically relies to grow our portfolio of life insurance policies and maintain those policies.

Our business model expects that we will have continued access to financing in order to purchase a large and diversified portfolio of life insurance policies and pay the attendant premiums and costs of maintaining the portfolio, all while satisfying our current interest and principal repayment obligations under our revolving credit facility and other indebtedness.  We expect to refinance our revolving credit facility, either through renewal or replacement, when it comes due December 31, 2014.  Pending the due date or refinancing of our revolving credit facility, we expect that proceeds from our life insurance policies will first be used to satisfy our obligations under that facility, as required by the agreement governing the revolving credit facility.  Accordingly, until we achieve cash flows derived from the portfolio of life insurance policy benefits, we expect to rely on the proceeds from this offering and our ongoing offering of Renewable Secured Debentures to satisfy our ongoing financing and liquidity needs.  Nevertheless, continued access to financing and liquidity under the revolving credit facility or otherwise is not guaranteed.  For example, general economic conditions could limit our access to financing, as could regulatory or legal pressures exerted on us, our financiers or those involved in our general plan of financing such as brokers, dealers and registered investment advisors.  If we are unable to borrow under the revolving credit facility or otherwise for any reason, or to renew or replace the revolving credit facility when it comes due in December 2014, our business would be adversely impacted, our ability to service and repay our obligations would be compromised and the price of our common stock would likely suffer as a result.  In such a case, we could determine to raise additional financing through the sale of equity, but any such sale of equity interests would likely be dilutive to the holders of our common stock.

Our investments in life insurance policies have inherent risks, including fraud and legal challenges to the validity of the policies, which we will be unable to eliminate and which may adversely affect our results of operations.

When we purchase a life insurance policy, we underwrite the purchase of the policy to mitigate certain risks associated with insurance fraud and other legal challenges to the validity of the life insurance policy.  For example, to the extent that the insured is not aware of the existence of the policy, the insured him or herself does not exist, or the insurance company does not recognize the policy, the insurance company may cancel or rescind the policy thereby causing the loss of an investment in that policy.  In addition, if medical records have been altered in such a way as to shorten a life expectancy report, this may cause us to overpay for the related policy.  Finally, we may experience legal challenges from insurance companies claiming that the insured failed to have an insurable interest at the time the policy was originally purchased or that the policy owner made fraudulent disclosures to the insurer at the time the policy was purchased (e.g., disclosures pertaining to the health status of the insured or the existence or sources of premium financing), or challenges from the beneficiaries of an insurance policy claiming, upon mortality of the insured that the sale of the policy to us was invalid.

To mitigate these risks, we require a current verification of coverage from the insurance company, complete a due-diligence investigation of the insured and accompanying medical records, review the life insurance policy application, require a policy to have been in force for at least two years before purchasing, and require a legal review of any premium financing associated with the life insurance policy to insure insurable interest existed.  Nevertheless, we do not expect that these steps will eliminate the risk of fraud or legal challenges to the life insurance policies we purchase.  Furthermore, changes in laws or regulations, or the interpretation of existing laws or regulations, may prove our current due-diligence and risk-mitigation efforts inadequate for us to have confidence that our portfolio of life insurance policies are unlikely to be successfully challenged or to purchase new policies with such confidence.  If a significant face amount of policies were invalidated for reasons of fraud or any other reason, our results of operations would be adversely affected, perhaps materially.

Every acquisition of a life insurance policy necessarily requires us to materially rely on information provided or obtained by third parties.  Any misinformation or negligence in the course of obtaining information could materially and adversely affect the value of the policies we own.

The acquisition of each life insurance policy is negotiated based on variables and particular facts that are unique to the life insurance policy itself and the health of the insured.  The facts we obtain about the policies and the insured at the time at which the policy is applied for and obtained are based on factual representations made to the insurance company by the insured, and the facts the insurance company independently obtains in the course of its own due-diligence examination, such as facts concerning the health of the insured and whether or not there is an insurable interest present when the policy was issued.  Any misinformation or negligence in the course of obtaining or supplying information relating to an insurance policy or insured could materially and adversely impact the value of the life insurance policies we own and could, in turn, adversely affect our financial condition, results of operations, and the value of your common stock.

Our business is subject to state regulation and changes in state laws and regulations governing our business, or changes in the interpretation of such laws and regulations, could negatively affect our business.

When we purchase a life insurance policy, we are subject to state insurance regulations.  Over the past years, we have seen a dramatic increase in the number of states that have adopted legislation and regulations from a model law promulgated by either the National Association of Insurance Commissioners (NAIC) or by the National Conference of Insurance Legislators (NCOIL).  These laws are essentially consumer protection statutes responding to abuses that arose early in the development of our industry, some of which may persist.  Today, almost every state has adopted some version of either the NAIC or NCOIL model laws, which generally require the licensing of purchasers of and brokers for life insurance policies, the filing and approval of purchase agreements, and the disclosure of transaction fees.  These laws also require various periodic reporting requirements and prohibit certain business practices deemed to be abusive.

State statutes typically provide state regulatory agencies with significant powers to interpret, administer and enforce the laws relating to the purchase of life insurance policies.  Under statutory authority, state regulators have broad discretionary power and may impose new licensing requirements, interpret or enforce existing regulatory requirements in different ways or issue new administrative rules, even if not contained in state statutes.  State regulators may also impose rules that are generally adverse to our industry. Because the life insurance secondary market is relatively new and because of the history of certain abuses in the industry, we believe it is likely that state regulation will increase and grow more complex during the foreseeable future.  We cannot, however, predict what any new regulation would specifically involve.

Any adverse change in present laws or regulations, or their interpretation, in one or more states in which we operate (or an aggregation of states in which we conduct a significant amount of business) could result in our curtailment or termination of operations in such jurisdictions, or cause us to modify our operations in a way that adversely affects our profitability.  Any such action could have a corresponding material and negative impact on our results of operations and financial condition, primarily through a material decrease in revenues, and could also negatively affect our general business prospects.

If federal or state regulators or courts conclude that the purchase of life insurance in the secondary market constitutes, in all cases, a transaction in securities, we could be in violation of existing covenants under our revolving credit facility, which could result in significantly diminished access to capital. We could also face increased operational expenses. The materialization of any of these risks could adversely affect our operating results and possibly threaten the viability of our business.

Some states and the SEC have, on occasion, attempted to regulate the purchase of non-variable universal life insurance policies as transactions in securities under federal or state securities laws.  In July 2010, the SEC issued a Staff Report of its Life Settlement Task Force.  In that report, the Staff recommended that certain types of purchased life insurance policies be classified as securities.  The SEC has not taken any position on the Staff Report, and there is no indication if the SEC will take or advocate for any action to implement the recommendations of the Staff Report.  In addition, there have been several federal court cases in which transactions involving the purchase and fractionalization of life insurance contracts have been held to be transactions in securities under the federal Securities Act of 1933.  We believe that the matters discussed in the Staff Report, and existing case law, do not impact our current business model since our purchases of life settlements are distinguishable from those cases that have been held by courts, and advocated by the Staff Report, to be transactions in securities.  For example, neither we nor any of our affiliates are involved in the fractionalization of any life insurance policies.

With respect to state securities laws, almost all states currently treat the sale of a life insurance policy as a securities transaction under state laws, although some states exclude from the definition of security the original sale from the insured or the policy owner to the life settlement provider.  To date, due to the manner in which we conduct and structure our activities and the availability, in certain instances, of exceptions and exemptions under those state laws, such laws have not adversely impacted our business model.

As a practical matter, the widespread application of federal securities laws to our purchases of life insurance policies, either through the expansion of the definition of what constitutes a “security,” the expansion of the types of transactions in life insurance policies that would constitute transactions in “securities,” or the elimination or limitation of available exemptions and exceptions (whether by statutory change, regulatory change, or administrative or court interpretation) could burden us and other companies operating in the life insurance secondary market through the imposition of additional processes in the purchase of life insurance policies or the imposition of additional corporate governance and operational requirements through the application of the federal Investment Company Act of 1940.  Any such burdens could be material.  Among the particular repercussions for us would be a violation of existing covenants under our revolving credit facility requiring us to not be an “investment company” under the Investment Company Act of 1940, which could in the short or long term affect our liquidity and increase our cost of capital and operational expenses, all of which would adversely affect our operating results.  It is possible that such an outcome could threaten the viability of our business and our ability to satisfy our obligations as they come due.

Being a public company results in additional expenses and diverts management’s attention, and could also adversely affect our ability to attract and retain qualified directors.

We have been a public reporting company since January 31, 2012.  As a public reporting company, we are subject to the reporting requirements of the Securities Exchange Act of 1934.  These requirements generate significant accounting, legal and financial compliance costs, and make some activities more difficult, time consuming or costly, and may place significant strain on our personnel and resources.  The Securities Exchange Act of 1934 requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting.  In order to establish the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required.

As a result, management’s attention may be diverted from other business concerns, which could have an adverse and even material effect on our business, financial condition and results of operations.  These rules and regulations may also make it more difficult and expensive for us to obtain director and officer liability insurance.  If we are unable to obtain appropriate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, could be adversely impacted.

Our business and prospects may be adversely affected by changes, lack of growth or increased competition in the life insurance secondary market.

The growth of the life insurance policy secondary market and our expansion within the market may be negatively affected by a variety of factors beyond our control, including:

•	the inability to locate sufficient numbers of life insurance policy sellers and agents to source life sellers;

•	the inability to convince life insurance policy owners of the benefits of selling their life insurance policy;

•	competition from other companies in the life insurance secondary market;

•	negative publicity about the market based on actual or perceived abuses; and

•	the adoption of additional governmental regulation.

The relatively new and evolving nature of the market in which we operate makes these risks unique and difficult to quantify. Nevertheless, contractions in the secondary market for life insurance policies, whether resulting from general economic conditions, regulatory or legal pressures or otherwise (including regulatory pressures exerted on us or others involved in the secondary market for life insurance or involved with participants in that market), could make participation in that market generally less desirable.  This could, in turn, depress the prices at which life insurance policies on the secondary market are bought and sold.  As indicated elsewhere in this prospectus, decreases in the value of life insurance policies on the secondary market could negatively affect our results of operations and our financial condition since the value of our policy portfolio is marked to market on a quarterly basis.

Changes in general economic conditions could adversely impact our business.

Changes in general economic conditions, including, for example, interest rates, investor sentiment, changes specifically affecting insurance industry, competition, technological developments, political and diplomatic events, tax laws, and other factors not known to us today, can substantially and adversely affect our business and prospects.  For example, changes in interest rates may increase our cost of capital and ability to raise capital, and have a corresponding adverse impact on our operating results.  While we may engage in certain hedging activities to mitigate the impact of these changes, none of these conditions are or will be within our control.

If actuarial assumptions we obtain from third-party providers and rely on to model our expected returns on our investments in life insurance policies change, our operating results and cash flow could be adversely affected, as well as the value of our collateral and our ability to service our debt obligations.

The expected internal rate of return we calculate we will earn when purchasing a life insurance policy is based upon our estimate of how long the insured will live—an actuarial life expectancy. We obtain actuarial life expectancies from third-party medical-actuarial underwriting companies.  These actuarial life expectancies are subject to interpretation and change based on evolving medical technology, actuarial data and analytical techniques.  Any increase in the actuarial life expectancies of insureds within our portfolio could have a materially adverse effect on our operating results and cash flow.  Adverse impacts on the value of our life insurance policy portfolio or our cash flow could in turn impair the value of the collateral we have pledged to our creditors, and our ability to service our debt and obligations as they come due.

On January 22, 2013, 21st Services, an independent provider of life expectancy analysis and related services for the life settlement industry in general, announced advancements in its underwriting methodology, resulting in revised life expectancy mortality tables for life settlement transactions.  Based on information publicly released by 21st Services, the revised tables incorporate significantly more older‐age mortality data than earlier versions commonly used by the life insurance industry, resulting in a far greater ability to:

•	assess the magnitude of impact that hundreds of different types of health impairments have on senior mortality on a case-by-case basis;

•	apply credits and debits during the underwriting process in a manner that accounts for the different impacts of the same impairments upon males and females; and

•
reflect the difference in mortality between insureds who have sold policies and the group of 90,000 insureds underwritten by 21st Services, most of whom did not ultimately sell their policies in the life settlement market (such difference is frequently referred to in the life-settlement industry as “anti-selection”).

21st Services reported that the revised mortality tables reflected an average 19% increase in the life expectancy of insureds.  Nevertheless, 21st Services representatives have also advised us that generalizations could not be gleaned from their report as the changes that were made were very granular and dependent upon the specific medical conditions of an insured, as well as other factors.   More specifically, mortality tables increased the general life expectancies most significantly for people leading an active lifestyle.  The revised tables also generally reflect increased life expectancies for non-smoking men and women.  21st Services representatives have further advised us that (i) certain medial conditions have resulted in increased life expectancies (e.g., cardiovascular disease) and some conditions resulted in decreased life expectancies, and (ii) the revised tables also have greater impact on the life expectancies of insureds who are younger.

We have used 21st Services life expectancy reports as one of two such reports we generally obtain prior to purchasing life insurance policies on the secondary market and average those reports for our life expectancy estimate.  The life expectancy of an insured has an inverse relationship to the expected internal rate of return to be generated from life insurance policies purchased in the secondary market.  A reduced internal rate of return may reduce the value of a life insurance policy available for purchase on the secondary market, and the value of life insurance policies already purchased by us and being serviced in our portfolio.

In February 2013, we began the process of evaluating the impact of 21st Services’ revised mortality tables upon our portfolio. Notably, we increased all life expectancy reports provided by 21st Services by an average of 8.67% and will record final valuations and adjustments to life expectancies as new information is obtained.  This adjustment replaced our initial estimated adjustment of 7.00%, as reported on February 6, 2013.  The impact of the 8.67% adjustment to the fair value of our portfolio was a decrease of $12.4 million as of December 31, 2012, and the impact on our expected internal rate of return was a decrease from 14.27% to 12.84%.

In addition to actuarial life expectancies, we rely on pricing and premium forecasting software models developed by third-party actuarial companies for the valuation of policies we purchase, future mortality revenues, and the calculation of anticipated internal rates of return.  These pricing models forecast the estimated future premiums due, as well as the future mortalities based on the survival probabilities of the insureds over their life expectancies.  It is possible that the actuarial tables we presently use will again change in the future or that the mortality assumptions will fail substantially to meet actuarial estimates, and that any such failure could have a materially adverse effect on our business.

We rely on estimated rates of mortality for the actuarial assumptions we use when valuing life insurance policies and forecasting the performance of our portfolio, and we also rely on other estimates derived from statistical methodologies for projecting our future cash flows, among other things. If our estimates prove to be incorrect, it could materially and adversely affect our ability to satisfy our debt service and repayment obligations.

If we assume we will receive cash inflows from policies sooner than we actually do, we may not be able to make payment on our debt obligations in a timely manner, or at all.  Moreover, a significant discovery that results in mortality improvements among seniors, above historically predicted rates by medical actuaries providing life expectancies, could have a material adverse effect on our life insurance policy investments.

For example, we use a modeling method for projecting cash flows known as the “probabilistic method.” This is an actuarial method that uses a mortality curve to project the likely flow of policy benefits to us, and attempts to reflect the probability that each premium must be paid.  Using this method, we have in fact experienced fewer cash flows from policy benefits than projected in the early stages of ownership of our current life insurance policy portfolio.  We had expected to receive approximately $35.2 million in cumulative policy benefits as of December 31, 2012, and in fact received $12.0 million. This has resulted in greater than expected premium payments, increasing from an expected $38.2 million to $39.3 million.  Barring significant mortality improvements (i.e., medical advancements relating to the medical conditions of insureds), however, the fact that actual results have differed from the expectations derived from the probabilistic method of projecting cash flows should ordinarily result in greater cash flows later in the portfolio’s servicing period.

We update and revise our projected future cash flows each month using the probabilistic method to reflect the actual experience within our life insurance policy portfolio to date.  We use the current future cash flow projection to generate our expected internal rate of return on the life insurance policy portfolio we own.  We would expect to change our method of calculating our future cash flows only if leading actuarial firms no longer believed such methodology was the most appropriate means of generating projected cash flows from a life insurance policy portfolio.  Any change to the pricing model, methodology, premium forecasting assumptions, cash flow projections, or the mortality assumptions accompanied therewith that increase the projected cost of insurance premiums or decrease the probability of mortality could have a material and adverse impact on our results of operations and cash flows.  Ultimately, this could adversely affect our ability to meet our debt service and repayment obligations and negatively impact the market value of our common stock.

We may not be able to raise the capital that we are seeking, and may be unable to meet our overall business objectives of growing a larger, more statistically diverse portfolio of life insurance policies.

Our offering of Renewable Secured Debentures is the principal means by which we have raised, and presently intend to continue raising, the funds needed to meet our goal of growing a larger, more statistically diverse portfolio.  Nevertheless, we may not be able to sell the debentures that we are seeking to sell in that offering or in any other financing effort that we undertake for the purpose of growing and diversifying our portfolio.  Any failure on our part, for whatever reason, to meet our goal of growing and diversifying our portfolio may subject us to greater risk that we will not receive cash flow from our portfolio when we project receiving it.  Slower than expected cash flows, combined with the failure to finance our growth and the servicing our portfolio, could force us to sell some or all of our investments in life insurance policies in order to service or satisfy our debt-related obligations and any remaining portfolio.  If we are forced to sell investments in life insurance policies or our entire portfolio, we may be unable to sell them at prices we believe are appropriate, and may not be able to sell them at prices that approximate the discount rate we have applied to value our portfolio.  In any such event, our business and the value of our securities, including our debt securities and common stock, may be materially and adversely impacted.

We depend upon cash distributions from our subsidiaries, and contractual restrictions on distributions to us or adverse events at one of our operating subsidiaries could materially and adversely affect our ability to pay our debts and to continue to operate our business.

GWG Holdings is a holding company.  As a holding company, we conduct our operations through our operating subsidiaries, and our only significant assets are the capital stock of our subsidiaries.  Accordingly, our ability to meet our cash obligations depends in material part upon the ability of our subsidiaries to make cash distributions to us.  In this regard, the ability of our subsidiaries to make distributions to us is, and will continue to be, restricted by certain negative covenants in the agreement governing our revolving credit facility.  DLP Funding II is the borrower under our revolving credit facility (see note 6 to our consolidated financial statements).  The significant majority of insurance policies we own are subject to a collateral arrangement with the agent for our revolving credit lender, as described in note 2 to our consolidated financial statements. Under this arrangement, collection and escrow accounts are used to fund purchases and premiums of the insurance policies and to pay interest and other charges under the revolving credit facility. The lender and its agent must authorize all disbursements from these accounts, including any distributions to GWG Life.  Distributions are limited to an amount that would result in the borrowers (us) realizing an annualized rate of return on the equity-funded amount for such assets of not more than 18%, as determined by the agent.  After such amount is reached, the credit agreement requires that excess funds be used to fund repayments or a reserve account in certain amount, before any additional distributions may be made.

If any of the above limitations were to materially impede the flow of cash to us, such fact would materially and adversely affect our ability to service and repay our debt, including obligations under the debentures and Series I subsidiary secured notes.  In addition, any adverse event at the subsidiary level, such as a declaration of bankruptcy, liquidation or reorganization or an event of default under our revolving credit facility, could materially and adversely affect the ability of our subsidiaries to make cash distributions to us.  Just as with a material contractual impediment to cash flow, any such subsidiary corporate event would materially and adversely affect our ability to service and repay our debt, and negatively impact our ability to continue operations.

If a significant number of holders of our Series I subsidiary secured notes and Renewable Secured Debentures demand repayment of those instruments instead of renewing them, and at such time we do not have sufficient capital on hand to fund such repayment (and do not otherwise have access to sufficient capital), we may be forced to liquidate some of our life insurance policy assets, which could have a material and adverse impact on our results of operations.

Our direct and wholly owned subsidiary, GWG Life, had issued and outstanding approximately $38.6 million and $32.7 million in Series I subsidiary secured notes as of December 31, 2012 and September 30, 2013, respectively. By virtue of GWG Life’s full and unconditional guarantee of obligations under our Renewable Secured Debentures, and other agreements contained in or made in connection with the indenture relating to those debentures, the debentures are pari passu in right of payment and collateral with the Series I subsidiary secured notes. The indenture governing the debentures, and the note issuance and security agreement governing the Series I subsidiary secured notes, each provide for cross defaults upon an event of default under the provisions of the other agreement (i.e., an event of default under the note issuance and security agreement will constitute an event of default under the indenture, and vice versa).

The renewal terms of the Series I subsidiary secured notes have renewal features.  Since we first issued our Series I subsidiary secured notes, we have experienced $103,436,000 in maturities, of which $79,402,000 has renewed for an additional term as of September 30, 2013. This has provided us with an aggregate renewal rate of approximately 77% for investments in our Series I subsidiary secured notes.  Future contractual maturities of Series I subsidiary secured notes payable at September 30, 2013 are as follows:

Years Ending December 31,
Three months ending December 31, 2013	$4,189,000
2014	14,901,000
2015	6,675,000
2016	2,030,000
2017	4,085,000
Thereafter	818,000
$32,698,000

The renewal terms of the debentures also have renewal features.  Since we first issued our debentures, we have experienced $20,018,000 in maturities, of which $13,542,000 has renewed for an additional term as of September 30, 2013.  This has provided us with an aggregate renewal rate of approximately 68% for investments in the debentures.  Future contractual maturities of debentures at September 30, 2013 are as follows:

Years Ending December 31,
Three months ending December 31, 2013	$7,735,000
2014	23,060,000
2015	35,467,000
2016	21,974,000
2017	6,843,000
Thereafter	18,585,000
$113,664,000

If investors holding existing indebtedness with short-term maturities do not elect to renew and we do not, at such time, have access to sufficient capital or have not raised sufficient capital in this offering or our other financing efforts, we may need to liquidate some of our investments in life insurance policies earlier than anticipated.  In such an event, we may be unable to sell those life insurance policies at prices we believe are fair or otherwise appropriate and such sales could have a material and adverse impact on our results of operations.

Because we intend to hold our life insurance policies to their maturity, we therefore measure our debt coverage ratio against our current cost of financing, which may not reflect the sale price of our life insurance policies if we were to liquidate them.

We intend and expect to hold the life insurance policy investments until they are paid out at the mortality of the insured.  As a result, we measure our debt coverage ratio based on the portfolio’s gross expected yield against the interest cost of our total debt obligations to finance the portfolio.  The debt coverage ratio, expressed as a percentage, is defined as the ratio of (i) total amounts outstanding on any indebtedness for borrowed money, over (ii) the net present asset value of all life insurance assets we own, plus any cash held in our accounts.  For this purpose, the net present asset value is calculated as the present value of the life insurance portfolio’s expected future cash flows discounted at the weighted-average interest rate of the indebtedness for the previous month. Under the indenture for our Renewable Secured Debentures, the maximum amount of debentures we may issue at any time is limited to an amount such that our debt coverage ratio does not exceed 90%.  This limitation is designed to provide some comfort to holders of our debt that the value of our assets exceeds our obligations to those holders.  Nevertheless, the debt coverage ratio (as calculated) is not based on the fair value of our life insurance policy assets, which may be different—greater or less—than the amount we would receive if we were forced to sell those assets in the marketplace.

Our controlling stockholders and principal executives are involved in a litigation “clawback” claim made by a bankruptcy trustee to an affiliate, and it is possible that the trustee may assert claims against our company.

Our Chief Executive Officer, Jon R. Sabes and our Chief Operating Officer, Steven F. Sabes, are subject to litigation relating to claims by a bankruptcy trustee for loan payments made to an affiliate, Opportunity Finance, LLC.  Such payments may ultimately be deemed to be avoidable transfers under preference or other legal theories. Case No. 08-45257 (U.S. Bankruptcy Court District of Minnesota).  In addition, GWG Holdings invested $1.0 million in Opportunity Finance, LLC in 2006 and was repaid and received $176,948 of interest income from that investment in 2007.  Jon R. Sabes and Steven F. Sabes together beneficially own approximately 94.2% of our common stock prior to this offering and, assuming the sale of all [5,000,000] common shares offered hereby, will beneficially own approximately [44.8]% of our common stock after this offering.  To date, no claim has been made against GWG Holdings.

Although we believe there are numerous meritorious defenses to the claims made by the bankruptcy trustee, and we are advised that the defendants in that action will vigorously defend against the trustee’s claims, such defendants may not prevail in the litigation with the bankruptcy trustee.  If the bankruptcy trustee sought to sell or transfer the equity interests of Jon R. Sabes or Steven F. Sabes as a result of the litigation, there could be a change in control of the Company, and our business together with all of our investors, including investors in our common stock, could be materially and adversely impacted.  Such adverse results would likely arise in connection with negative change-in-control covenants contained in our revolving credit facility agreements, the breach of those covenants and an ensuing event of default under such facility.  Finally, regardless of the outcome of this litigation, these matters are likely to distract management and reduce the time and attention that they are able to devote to our business.

The loss of the services of our current executives or other key employees, or the failure to attract additional key individuals, would materially adversely affect our business operations and prospects.

Our financial success is dependent to a significant degree upon the efforts of our current executive officers and other key employees.  In addition, our revolving credit facility requires Messrs. Jon R. Sabes and Steven F. Sabes to generally remain active within the business.  We have entered into employment agreements with Messrs. Jon R. Sabes, Steven F. Sabes, Paul A. Siegert and Jon Gangelhoff.  Nevertheless, there can be no assurance that these individuals will continue to provide services to us.  A voluntary or involuntary termination of employment could have an adverse effect on our business operations if we were not able to attract qualified replacements in a timely manner.  At present, we do not maintain key-man life insurance policies for any of these individuals.  In addition, our success and viability is also dependent to a significant extent upon our ability to attract and retain qualified personnel in all areas of our business, especially our sales, policy acquisition, and financial management team.  If we were to lose the members of our respective service teams, we would need to replace them with qualified individuals in a timely manner or our business operations and prospects could be adversely impacted.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our securities may be less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of exemptions from certain reporting requirements available to “emerging growth companies” under that Act, including but not limited to not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (relating to the effectiveness of our internal control over financial reporting), reduced disclosure obligations regarding executive compensation in our periodic reports and any proxy statements we may be required to file, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would apply to private companies.

We are electing to delay such adoption of new or revised accounting standards and, as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies that are not “emerging growth companies.” Consequently, our consolidated financial statements may not be comparable to the financial statements of other public companies.  We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”  In this regard, we will remain an “emerging growth company” for up to five years after the first sale of our common equity securities under an effective registration statement, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the next following December 31.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions.  If investors were to find our securities less attractive as a result of our election, we may have difficulty raising all of the proceeds we seek in this offering or in our ongoing offering of Renewable Secured Debentures, and the market value of our common stock could be negatively impacted.

Advances previously made to members of our executive management and outstanding at the time that we initially filed the registration statement for our ongoing offering of Renewable Secured Debentures may be deemed violations of Section 402 of the Sarbanes-Oxley Act of 2002. That law prohibits public reporting companies from extending or maintaining credit to directors or executive officers in the form of a personal loan. Any such violations could have material and adverse effect upon our reputation and business.

Prior to our conversion from a limited liability company to a corporation and the filing of the registration statement for our ongoing offering of Renewable Secured Debentures, we made certain advances to our executive management personnel, Messrs. Jon R. Sabes, Steven F. Sabes and Paul A. Siegert, that were to be repaid by such individuals upon or in connection with operating distributions to be paid by us when the Company had cash flow sufficient to make distributions on account of their ownership interests in the Company. For further information, please refer to the “Executive Compensation” section of this prospectus the “—Summary Compensation Table,” “—Employment Agreements and Change-in-Control Provisions,” and “—Related-Party Transactions” captions thereunder.

Each of Messrs. Jon R. Sabes, Steven F. Sabes and Paul A. Siegert have repaid all outstanding advances, including all interest accrued thereon.  Nevertheless, because such loan advances remained outstanding at the time that we initially filed such registration statement with the SEC, we may be deemed to have inadvertently violated Section 402 of the Sarbanes-Oxley Act of 2002, which prohibits “issuers” from extending or maintaining credit to directors or executive officers in the form of a personal loan.  As defined under the Sarbanes-Oxley Act of 2002, the term “issuer” includes, in addition to public companies, a company that has filed a registration statement that has not yet become effective under the Securities Act of 1933 and that has not been withdrawn.  Although we believe that the loan advances constitute business loans, as opposed to personal loans, regulatory authorities may not agree with this assessment if the matter is investigated and claims alleging a violation are pursued.  On July 27, 2011, Messrs. Jon R. Sabes, Steven F. Sabes and Paul A. Siegert repaid their loan balances.

Violations of the Sarbanes-Oxley Act of 2002 could result in significant penalties, including censure, cease and desist orders, revocation of registration and fines. It is also possible that the criminal penalties could exist, although criminal penalties require a related violation to have been willful, and not the result of an innocent mistake, negligence or inadvertence.  In the end, it is possible that we could face any of these potential penalties or results, and any action by administrative authorities, whether or not ultimately successful, could have a material and adverse effect upon our reputation and business.

Risks Related to This Offering

Since our common stock has not been publicly traded before this offering, the price of our common stock may be subject to wide fluctuations.

Before this offering, there was no public market for our common stock.  Even though we have applied to list our shares on The NASDAQ Capital Market, an active trading market for our common stock may not develop following this offering.  You may not be able to sell your shares quickly or at the current market price if trading in our stock is not active.  You may lose all or a part of your investment.  The initial public offering price was arbitrarily determined based on negotiations between us and the underwriter.  The market price of our common stock after the offering will likely vary from the initial offering price and is likely to be highly volatile and subject to wide fluctuations in response to a variety of factors and risks, many of which are beyond our control.  See “Underwriting.”  In addition to the risks noted elsewhere in this prospectus, some of the other factors affecting our stock price may include:

•	variations in our operating results;
•	the level and quality of securities analysts’ coverage for our common stock;
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	announcements by third parties of significant claims or proceedings against us; and
•	future sales of our common stock.

For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance.  In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been instituted against the public company.  Regardless of its outcome, this type of litigation could result in substantial costs to us and a likely diversion of our management’s attention.  You may not receive a positive return on your investment when you sell your shares and you may lose the entire amount of your investment.

Our management has broad discretion over the use of the proceeds from this offering and may apply the proceeds in ways that do not improve our operating results or increase the value of your investment.

Based on an assumed initial public offering price of $     , we estimate that the net proceeds from this offering (excluding any exercise of the underwriter’s over-allotment option) will be approximately $       million after deducting underwriting discounts and commissions and offering expenses.  Management will retain broad discretion as to the use and allocation of these net proceeds.  Accordingly, our investors will not have the opportunity to evaluate the economic, financial and other relevant information that we may consider in the application of the net proceeds.  Management may apply the proceeds in ways that do not improve our operating results or increase the value of your investment.  See “Use of Proceeds.”

The concentration of our common stock ownership by our current management will limit your ability to influence corporate matters.

Upon completion of this offering, our directors and executive officers will beneficially own and will be able to vote in the aggregate approximately [46.9]% of our issued and outstanding common stock (approximately     % if the underwriter’s over-allotment option is exercised in full).  As such, our directors and executive officers, as stockholders, will continue to have the ability to elect or remove any or all of our directors and to control substantially all corporate activities, including the outcome of tender offers, mergers, proxy contests or other purchases of common stock that could give our stockholders the opportunity to realize a premium over the then-prevailing market price for their shares of common stock.  This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. In addition, such concentrated control could discourage others from initiating changes of control.  In such cases, the perception of our prospects in the market may be adversely affected and the market price of our common stock may decline.

Our Board of Directors’ ability to issue “blank check” preferred stock and any anti-takeover provisions we adopt may depress the value of our common stock.

Our Certificate of Incorporation authorizes 40,000,000 shares of “blank check” preferred stock.  This means that our Board of Directors has the power to issue any or all of the shares of such preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval, subject to certain limitations on this power under the listing requirements of The NASDAQ Stock Market, Inc.  The authority of our Board of Directors to issue “blank check” preferred stock, along with any future anti-takeover measures we may adopt, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of our company that are not approved by our Board of Directors.  As a result, our stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price of our common stock and the voting and other rights of our stockholders may also be affected.  See “Description of Capital Stock.”

You will experience immediate and substantial dilution in the value of the shares of common stock you purchase.

The initial public offering price is substantially higher than the net tangible book value of each outstanding share of our common stock.  Purchasers of common stock in this offering will experience immediate and substantial dilution on a book value basis. The dilution will be $     per share in the net tangible book value per share of common stock from an assumed $     initial public offering price, $     per share if the underwriter exercises its over-allotment option in full.  If options to purchase shares of common stock are exercised, there would be further dilution.  See “Dilution.”

A substantial number of shares will be eligible for future sale by our current stockholders and the sale of those shares could adversely affect our stock price.

Immediately following the sale of [5,000,000] shares of our common stock in this offering, our current stockholders will own approximately [46.9]% of the outstanding shares of our common stock (approximately     % if the underwriter’s over-allotment option is exercised in full). Our directors, executive officers and certain other stockholders have agreed not to offer, sell, contract to sell, swap, make any short sale of, pledge, establish or increase a “put equivalent position” or liquidate or decrease a “call equivalent position” within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, grant any option to purchase or otherwise dispose of, or publicly announce his, her or its intention to do any of the foregoing with respect to any shares of common stock, or any securities convertible into, or exercisable or exchangeable for, any shares of common stock for a period of [●] months after the date of this prospectus, without the prior written consent of the underwriter. [We have entered into a similar agreement with the underwriter that we will not issue additional shares (with the exception of shares pursuant to the over-allotment option) of our common stock before the end of the [●]-day period following the date of this prospectus, other than with respect to our issuing shares pursuant to employee benefit plans, qualified option plans or other employee compensation plans already in existence, or pursuant to currently outstanding options, warrants or other rights to acquire shares of our common stock.]

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the [●]-month contractual lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could be adversely effected. Based on shares outstanding as of February [●], 2014, upon completion of this offering, we will have outstanding [19,176,164] shares of common stock assuming no exercise of the underwriter’s over-allotment option and          shares if the underwriter exercises the over-allotment option in full. Of these shares, only the shares of common stock sold in this offering will be freely tradable, without restriction, in the public market.

After the lock-up agreements pertaining to this offering expire, up to an additional [●] shares will be eligible for sale in the public market, subject to volume limitations under Rule 144 under the Securities Act of 1933. In addition, 2,000,000 shares are reserved for future issuance under our 2013 Stock Incentive Plan may become eligible for sale in the public market to the extent permitted by the provisions of various award agreements, the lock-up agreements and Rules 144 and 701 under the Securities Act. In connection with this offering, we will also grant to the underwriter upon the closing of this offering a four-year warrant to purchase up to [●] shares of our common stock at a per-share exercise price equal to 110% of the initial public offering price, which warrant will become exercisable [on the one-year anniversary of the date of this prospectus]. We also have 3,378,044 shares of our Series A Convertible Preferred Stock issued and outstanding at September 30, 2013, which are convertible into an aggregate of 5,067,066 shares of our common stock at the effective time of this offering, as well as outstanding warrants to purchase a total of 831,908 shares of our common stock at $[●] per share, which are vested with respect to all shares. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

Our common stock could be delisted from The NASDAQ Capital Market, which delisting could hinder your ability to obtain accurate quotations on the price of our common stock, or dispose of our common stock in the secondary market.

Although we have applied to list our common stock on The NASDAQ Capital Market, we cannot guarantee that an active public market for our common stock will develop following this offering.  In order to maintain our listing on The NASDAQ Capital Market, we must register at least one bid for our common stock at a price that equals or exceeds $5.00 per share on the that day our common stock is first quoted on The NASDAQ Capital Market.  Thereafter, our common stock must sustain a minimum bid price of at least $1.00 per share and we must satisfy the other requirements for continued listing on The NASDAQ Capital Market.  In the event our common stock is delisted from The NASDAQ Capital Market, trading in our common stock could thereafter be conducted in the over-the-counter markets in the so-called pink sheets (currently called the “OTC Markets”) or the National Association of Securities Dealer’s OTC Bulletin Board.  In such event, the liquidity of our common stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, and there would likely be a reduction in the coverage of our company by security analysts and the news media, thereby resulting in lower prices for our common stock than might otherwise prevail.

Because we do not intend to pay dividends on our common stock, you must rely on stock appreciation for any return on your investment.

We presently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.  As a result, you must rely on stock appreciation and a liquid trading market for any return on your investment.  If an active and liquid trading market does not develop, you may be unable to sell your shares of common stock at or above the initial public offering price or at the time you would like to sell.

USE OF PROCEEDS

Based on an assumed initial public offering price of $     per share, we estimate that the net proceeds from this offering will be approximately $     million, after deducting approximately $     million in underwriting discounts and commissions and estimated offering expenses payable by us.  If the underwriter exercises its over-allotment option in full, then we estimate that the net proceeds to us from this offering will be approximately $     million.

We intend to use the net proceeds from this offering to:

•	promote and advertise the opportunities for consumers owning life insurance and investors to profit from participating in the secondary market for life insurance policies;

•	purchase additional life insurance policies in the secondary market;

•	pay premiums on life insurance policy assets we own; and

•	fund our portfolio operations and for working capital purposes.

The amount of proceeds we actually apply towards purchasing additional life insurance policies will depend, among other things, on the amount of net proceeds that we receive from the sale of common stock being offered, the amount of net proceeds that we receive from our other financing activities (such as our ongoing offering of Renewable Secured Debentures), the existence and timing of opportunities to expand our portfolio of insurance policy assets, our cash needs for certain other expenditures (summarized below) we anticipate incurring in connection with this offering and in connection with our business, and the availability of other sources of cash.

As indicated above, we may use some of the net proceeds from this offering to pay premiums on life insurance policy assets we own.  Our aggregate premium obligations over the next five years for life insurance policy assets that we own as of September 30, 2013 are set forth in the table below. These premium obligations do not take into account the expectation of mortality over the periods presented.

Year	Premiums
Three months ending December 31, 2013	$6,040,000
2014	22,997,000
2015	24,835,000
2016	27,217,000
2017	30,269,000
$111,358,000

Funds for our portfolio operations and working capital include, but are not limited to, expenditures such as obtaining life expectancy reports, mortality tracking and legal and collections expenses.  Funds for general working capital purposes included, but are not limited to, marketing and sales expenses, as well as tax liabilities and interest rate caps, swaps or hedging instruments for our life insurance policy portfolio or our indebtedness.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the application of these proceeds. Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term investments such as money market funds, commercial paper, U.S. Treasury Bills and similar securities investments pending their use.  We may also purchase interest rate hedges to lock in our cost of capital, or longevity hedges to lock in our expected return from our portfolio.

CAPITALIZATION

The following table sets forth, as of September 30, 2013, our consolidated debt and stockholders’ equity on an actual basis and as adjusted to give effect to (i) the conversion of all 3,378,044 shares of our Series A Convertible Preferred Stock issued and outstanding at September 30, 2013 into an aggregate of 5,067,066 shares of our common stock; and (ii) the sale of [5,000,000] shares of our common stock in this offering at an assumed initial public offering price of $     per share and our receipt of the estimated $     million in net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.  The table below does not reflect an aggregate of 2,000,000 shares of common stock available as of the date of this prospectus for future issuance under our 2013 Stock Incentive Plan, of which there were 731,500 common shares subject to outstanding incentive grants.  The table below also does not reflect 831,908 common shares issuable upon the exercise of warrants outstanding as of the date of this prospectus.  The table also excludes up to [●] shares of our common stock issuable upon exercise of a warrant to be granted to [●], our underwriter for this offering, upon the closing of the offering.

You should read this information in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and the related notes appearing elsewhere in this prospectus.

	At September 30, 2013
	Actual	As Adjusted
	(Dollars in thousands, except per-share amounts) (Unaudited)
Debt:
Renewable Secured Debentures	$110,060		$110,060
Series I subsidiary secured notes (1)	32,038		32,038
Revolving credit line (2)	79,000		79,000
Total debt	$221,098		$221,098
Preferred stock:
Series A Convertible Preferred (par value $0.001; shares authorized 40,000,000; shares issued and outstanding 3,378,044; liquidation preference of $25,335,000 on September 30, 2013) (3)	$24,661		$-
Stockholders’ equity:
Common stock (par value $0.001 per share; shares authorized 210,000,000; shares issued 9,124,000) (4)	$9	$
Additional paid-in capital	3,086
Retained earnings	(8,049)		(8,049)
Total stockholders’ equity	$(4,954)	$
Total debt, preferred stock and common stockholders’ equity	$240,805	$

(1)
The total outstanding face amount of Renewable Secured Debentures outstanding at September 30, 2013 was $113,664,000, less unamortized selling costs of $4,541,000, plus subscription in process $937,000.  The weighted-average interest rate of our outstanding Renewable Secured Debentures at September 30, 2013 was approximately 7.53%, and the weighted-average maturity was approximately 3.78 years.

(2)
The total outstanding face amount of Series I subsidiary secured notes outstanding at September 30, 2013 was $32,698,000, less unamortized selling costs of $660,000.  The weighted-average interest rate of our outstanding Series I subsidiary secured notes at September 30, 2013 was approximately 8.30%, and the weighted-average maturity was approximately 2.54 years.

(3)
The interest rate of our revolving credit line floats in conjunction with advances made thereunder.  The weighted-average interest rate payable under our revolving credit line at September 30, 2013 was approximately 6.19%.  Amounts owing under our revolving credit line come due on December 31, 2014.

(4)
As of September 30, 2013, we had issued and outstanding 3,378,044 preferred shares resulting in gross consideration of $25,262,000 (including cash proceeds, the conversion of Series I subsidiary secured notes and accrued interest on Series I notes, and the conversion of preferred dividends payable).  We incurred Series A preferred stock issuance costs of $2,838,000, of which $2,237,000 was amortized to additional paid-in capital as of September 30, 2013, resulting in a carrying amount of $24,661,000.

(5)
On August 9, 2011, we effected a two-for-one forward stock split of our issued and outstanding common stock.  The outstanding share figure contained in the table reflects the total number of outstanding common shares after giving effect to the forward stock split.  Unless otherwise noted, all share figures contained in this prospectus are post-split share figures determined giving after giving effect to the forward stock split.

DILUTION

As of September 30, 2013, our net tangible book value was $18,918,467, or $1.33 per share of common stock.  Net tangible book value per share represents our total tangible assets, less our total liabilities, divided by the number of outstanding shares of our common stock on a pro forma basis that assumes the conversion of all 3,378,044 shares of our Series A Convertible Preferred Stock issued and outstanding at September 30, 2013 into an aggregate of 5,067,066 shares of our common stock.  Dilution represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share of common stock after the offering.  After giving effect to the sale of [5,000,000] shares of common stock in this offering at an assumed offering price of $     per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, but without adjusting for any other change in our pro forma net tangible book value subsequent to September 30, 2013, our pro forma net tangible book value would have been $     per share.  This represents an immediate increase in pro forma net tangible book value of $     per share to our existing stockholders and immediate dilution of $     per share to new investors purchasing shares at the assumed public offering price.  The following table illustrates the dilution in pro forma net tangible book value per share to new investors as of September 30, 2013:

Public offering price	$
Pro forma net tangible book value before offering	$
Increase in pro forma net tangible book value attributable to new investors	$
Pro forma net tangible book value after offering	$
Dilution in pro forma net tangible book value to new investors	$

The following table sets forth, as of September 30, 2013, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing holders of our common stock and the price to be paid by new investors at an assumed public offering price of $     .

	Shares Purchased			Total Consideration			Average Price
	Number	Percent		Amount		Percent	Per Share

Existing stockholders (1)	14,191,066	74%			$-	-%	$1.33
New investors			%	$		100%	$

Total			%	$		100%	$

(1)
Assumes the conversion of all 3,378,044 shares of our Series A Convertible Preferred Stock issued and outstanding at September 30, 2013 into an aggregate of 5,067,066 shares of our common stock at the effective time of this offering.

As of September 30, 2013, there were 618,000 shares of common stock issuable upon the exercise of outstanding stock options.  Our 2013 Stock Incentive Plan authorizes the issuance of up to 2,000,000 shares of our common stock.  To the extent that incentives granted under the 2013 Stock Incentive Plan are issued and exercised, there will be further dilution to new investors.  The discussion and tables above assume no grants of incentives under the 2013 Stock Incentive Plan, exclude the dilutive impact of 831,908 common shares issuable upon exercise of warrants outstanding as of September 30, 2013, and exclude an aggregate of [●] shares of our common stock issuable upon exercise of a warrant to be granted to the underwriter upon the closing of this offering.

SELECTED FINANCIAL INFORMATION

The following tables set forth selected historical consolidated statement of operations and balance sheet data.  The summary statement of operations data for fiscal years 2012 and 2011 and the selected balance sheet data as of December 31, 2012 and 2011 are derived from our audited consolidated financial statements contained elsewhere in this prospectus.

The selected pro forma balance sheet data as of September 30, 2013 reflects the conversion of all 3,378,044 shares of our Series A Convertible Preferred Stock issued and outstanding at September 30, 2013 into an aggregate of 5,067,066 shares of our common stock. This selected historical financial data set forth below should be read together with the financial statements and the related notes, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus.

BALANCE SHEET DATA:

	September 30, 2013	December 31, 2012	December 31, 2011
Total Assets	$255,953,009	$197,948,035	$129,389,275
Investment in Portfolio	214,166,193	164,317,183	122,168,524
Cash and Cash Equivalents	32,429,294	27,497,044	1,878,349
Restricted Cash	3,509,650	2,093,092	4,794,302
Total Liabilities	236,246,296	175,303,946	115,779,430
Revolving Credit Facility	79,000,000	71,000,000	60,000,000
Renewable Secured Debentures (1)	110,059,651	55,718,950	-
Series I Subsidiary Secured Notes (2)	32,038,372	37,844,711	48,179,271
Stockholder Preferred and Common Equity	19,706,713	22,644,089	13,609,845

(1)
The total face amount of Renewable Secured Debentures outstanding at December 31, 2012 was $57,609,000 plus $845,000 of subscriptions in process, less unamortized selling costs of $2,735,000, and the total face amount of such debentures outstanding at September 30, 2013 was $113,664,000 plus $937,000 of subscriptions in process, less unamortized selling costs of $4,541,000.

(2)
The total face amount of Series I subsidiary secured notes outstanding at December 31, 2012 was $38,570,318 less unamortized selling costs of $725,607, and the total face amount of such notes outstanding at September 30, 2013 was $32,698,000 less unamortized selling costs of $660,000.

INCOME STATEMENT DATA:

	Nine Months Ended	Year Ended
	September 30, 2013	December 31, 2012	December 31, 2011
Total Revenue	$25,043,104	$17,525,798	$17,864,880
Gain on Life Insurance Contracts, net	21,511,182	17,436,743	17,804,199
Interest Expense	14,946,484	10,878,627	7,860,479
Net Income (Loss)	194,874	(1,012,899)	(2,826,656)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion in conjunction with the consolidated and combined financial statements and accompanying notes and the information contained in other sections of this prospectus, particularly under the headings “Risk Factors” and “Business.”  This discussion and analysis is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management.  The statements in this discussion and analysis concerning expectations regarding our future performance, liquidity and capital resources, as well as other non-historical statements in this discussion and analysis, are forward-looking statements. See “Risk Relating to Forward-Looking Statements” above.   These forward-looking statements are subject to numerous risks and uncertainties, including those described under “Risk Factors.”  Our actual results could differ materially from those suggested or implied by any forward-looking statements.

Overview

We are engaged in the emerging secondary market for life insurance policies. We acquire life insurance policies in the secondary market from policy owners desiring to sell their policies at a discount to the face value of the insurance benefit. Once we purchase a policy, we continue paying the policy premiums in order to ultimately collect the face value of the insurance benefit. We seek to hold the individual policies to maturity, in order to ultimately collect the policy’s benefit upon the insured’s mortality. Our strategy is to build a profitable (purchased at discounts sufficient to provide a positive return on investment) and large portfolio of policies (greater than 300 policies) that is well diversified in terms of insurance carriers and the mortality profiles of insureds. We believe that diversification among insurers, mortality profiles, and medical conditions will lower our overall risk exposure, and that a larger number of individual policies (diversification in overall number) will provide our portfolio with greater actuarial stability.  See “Business—Our Portfolio and Operations” below for additional information.

Our principal items of revenue are:

•
Policy Benefits Realized.  We recognize the difference between the death benefits and carrying values of the policy when an insured event has occurred (i.e., the death of an insured) and we determine that settlement and ultimate collection of the death benefits is realizable and reasonably assured.  Revenue from a transaction must meet both criteria in order to be recognized.  We generally collect the face value of the life insurance policy from the insurance company within 45 days of the insured’s mortality.

•
Sale of a Life Insurance Policy or a Portfolio of Life Insurance Policies.  In the event of a sale of a policy, we recognize gain or loss as the difference between the sale price and the carrying value of the policy on the date of the receipt of payment on such sale.

•
Increase in Fair Value of Life Insurance Policies.  We have elected to carry our investments in life insurance policies at fair value in accordance with ASC 325-30, Investments in Life Insurance Contracts. Accordingly, we value our investments in life insurance policies each reporting period in accordance with the fair value principles discussed herein, which valuation incorporates the expected payment of premiums for future periods. This periodic valuation may result in increases, over prior periods, in the value of the portfolio of life insurance policies we own.  See “—Valuation of Life Insurance Policies” below.

Our principal items of expense are:

•
Selling, General and Administrative Expenses.  We recognize and record expenses incurred in the operations of the purchasing and servicing of life insurance policies. These expenses include professional fees, salaries, and sales and marketing expenditures.

•
Interest Expense and Financing Costs.  We recognize and record interest expenses associated with the costs of financing our life insurance portfolio for the current period.  These expenses include interest paid to our senior lender under our revolving credit facility, as well as all interest paid on our debentures and other outstanding indebtedness such as our subsidiary secured notes and dividends on convertible, redeemable preferred stock.  When we issue long-term indebtedness, we amortize the issuance costs associated with such indebtedness over the outstanding term of the financing, and classify it as interest expense. See “—Deferred Financing and Issuance Costs” below.

•
Decrease in the Fair Value of Life Insurance Policies.  As indicated above under “Increase in Fair Value of Life Insurance Policies,” we value our investments in life insurance policies each reporting period in accordance with the fair value principles discussed herein.  This valuation incorporates the expected payment of premiums for future periods and could, under certain circumstances (e.g., materially adverse developments in the secondary market or materially adverse changes in life expectancy estimates), lead to decreases in the fair value of life insurance policies. See “—Valuation of Life Insurance Policies” below.

In 2012, we received approximately $7.4 million in policy benefits and recognized approximately $6.3 million of revenue therefrom. In addition, we recognized revenue of approximately $11.2 from the change in fair value of our life insurance policies, net of premiums and carrying costs. Interest expense, including amortization of the deferred financing costs, was approximately $10.9 million for the 12 months ended December 31, 2012, and selling, general and administrative expenses for the 12 months ended December 31, 2012 were approximately $6.5 million.  Income tax expense for the 12 months ended December 31, 2012 was approximately $1.2 million.  As a result, our net loss in 2012 was approximately $1.0 million.

In the first nine months of 2013, we recognized $11.4 million of revenue from the receipt of $15.6 million in policy benefits.  In addition, we recognized revenue from the change in fair value of our life insurance policies, net of premiums and carrying costs, of $10.1 million. Interest expense, including amortization of the deferred financing costs and preferred stock dividends, was $14.9 million for the nine months ended September 30, 2013, and selling, general and administrative expenses for the nine months ended September 30, 2013 were $8.2 million.  Income tax expense for the nine months ended September 30, 2013 was $1.7 million.  Our net income for the nine months ended September 30, 2013 was $200,000.

To date, we have financed our business almost entirely through the issuance of debt, including debt incurred by our subsidiary DLP Funding II under a senior revolving credit facility provided by Autobahn/DZ Bank (which we refer to throughout this prospectus as our “revolving credit facility”), Series I subsidiary secured notes issued by our subsidiary GWG Life (which we refer to throughout this prospectus as our “Series I subsidiary secured notes”), and our ongoing registered public offering of renewable secured debentures.  See the “Liquidity and Capital Resources—Financing Activities” caption below.  Since July 31, 2011, we have also issued Series A Convertible Preferred Stock for gross consideration of approximately $25.2 million (including cash proceeds, conversion of Series I subsidiary secured notes and accrued interest on those notes, and conversion of preferred dividends payable), or $7.50 per share. All then-outstanding shares of our preferred stock (equaling 3,368,109 preferred shares as of the date of this prospectus) will be automatically converted into an aggregate of 5,052,164 shares of our common stock upon the closing of this offering.

Critical Accounting Policies

Critical Accounting Estimates

The preparation of our consolidated financial statements in accordance with GAAP requires us to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our judgments, estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions and conditions. We evaluate our judgments, estimates and assumptions on a regular basis and make changes accordingly. We believe that the judgments, estimates and assumptions involved in the accounting for the valuation of investments in life insurance policies have the greatest potential impact on our consolidated financial statements and accordingly believe these to be our critical accounting estimates. Below we discuss the critical accounting policies associated with these estimates as well as certain other critical accounting policies.

Ownership of Life Insurance Policies—Fair Value Option

Our primary business involves the purchasing and financing of life insurance policies. As such, we account for the purchase of life insurance policies in accordance with ASC 325-30, Investments in Insurance Contracts, which requires us to use either the investment method or the fair value method. We have elected to account for these life insurance policies as investments using the fair value method.

We initially record our purchase of life insurance policies at the transaction price, which is the amount paid for the policy, inclusive of all fees and costs associated with the acquisition. The fair value of our investment in the portfolio of insurance policies is evaluated at the end of each reporting period. Changes in the fair value of the portfolio of life insurance policies are based on periodic evaluations and are recorded as changes in fair value of life insurance policies in our consolidated and combined statement of operations. The fair value is determined as the net present value of the life insurance portfolio’s future expected cash flows that incorporates current life expectancy estimates and discount rate assumptions.

In addition to reporting our results of operations and financial condition based on the fair value of our life insurance policies as required by GAAP, management also makes calculations and evaluates our financial condition based on the weighted average expected internal rate of return of the policies and other non-GAAP financial measures. See “Non-GAAP Financial Measures” below.

Valuation of Life Insurance Policies

Unobservable inputs, as discussed below, are a critical component of our estimate for the fair value of our investments in life insurance policies. We currently use a probabilistic method of estimating and valuing the projected cash flows of our portfolio of life insurance policies, which we believe to be the preferred and most prevalent valuation method in the industry. In this regard, the most significant assumptions we make are the life expectancy estimates of the insureds and the discount rate applied to the projected cash flows to be derived from our portfolio.

In determining life expectancy estimates, our current policy is to generally use actuarial medical reviews from independent medical underwriters. These medical underwriters summarize the health of the insured by reviewing historical and current medical records. The medical underwriters evaluate the health condition of the insured in order to produce an estimate of the insured’s mortality—a life expectancy report. In the case of a small face policy ($250,000 face value or less), we may use one life expectancy report or estimate life expectancy based on a modified methodology that does not use actuarial medical reviews from independent medical underwriters. The life expectancy estimate represents a range of probabilities for the insured’s mortality against a group of cohorts with the same age, sex and smoking status. These mortality probabilities represent a mathematical curve known as a mortality curve, which is then used to generate a series of expected cash flows from the life insurance policy over the expected lifespan of the insured. A discount rate is used to calculate the net present value of the expected cash flows. The discount rate represents the internal rate of return we expect to earn on investments in a policy or in the portfolio as a whole at the stated fair value. The discount rate used to calculate fair value of our portfolio incorporates the guidance provided by ASC 820, Fair Value Measurements and Disclosures. Many of our present underwriting review processes, including our policy of obtaining actuarial medical reviews from independent medical underwriters as described above, are undertaken in satisfaction of obligations under our revolving credit facility. As a result, we may in the future modify our understanding review processes if permitted under our borrowing arrangements.

The table below provides the discount rate used to estimate the fair value of the portfolio of our life insurance policies for the period ending:

September 30, 2013	December 31, 2012
11.77%	12.08%

The change in the discount rate incorporates current information about discount rates applied by other reporting companies owning portfolios of life insurance policies, discount rates observed in the life insurance secondary market, market interest rates, the credit exposure to the issuing insurance companies and our estimate of the risk premium a purchaser would require to receive the future cash flows derived from our portfolio of life insurance policies.  Because we use the discount rate to arrive at the fair value of our portfolio, the rate we choose necessarily assumes an orderly and arms-length transaction (i.e., a non-distressed transaction in which neither seller nor buyer is compelled to engage in the transaction).

We engaged a third party, Model Actuarial Pricing Systems (MAPS), to prepare a third-party valuation of our life settlement portfolio. MAPS owns and maintains the portfolio pricing software we use. MAPS processed policy data, future premium data, life expectancy estimate data, and other actuarial information we supply to calculate a net present value for our portfolio using the specified discount rate of 11.77%. MAPS independently calculated the net present value of our portfolio of 254 policies to be $214,166,000, which is the same fair value estimate we used on the balance sheet as of September 30, 2013, and furnished us with a letter documenting its calculation.  That letter is an exhibit to the registration statement of which this prospectus is a part.

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or JOBS Act, was enacted.  Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 for complying with new or revised accounting standards. This means that an “emerging growth company” can make an election to delay the adoption of certain accounting standards until those standards would apply to private companies. We have elected to delay such adoption of new or revised accounting standards and, as a result, we may not comply with new or revised accounting standards at the same time as other public reporting companies that are not “emerging growth companies.” This exemption will apply for a period of five years following our first sale of common equity securities under an effective registration statement or until we no longer qualify as an “emerging growth company” as defined under the JOBS Act, whichever is earlier.

Deferred Income Taxes

FASB ASC 740, Income Taxes, requires us to recognize deferred tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is established for any portion of deferred tax assets that is not considered more likely than not to be realized.

We have provided a valuation allowance against the deferred tax asset related to a note receivable because we believe that, when realized for tax purposes, it will result in a capital loss that will not be utilized because we have no expectation of generating a capital gain within the applicable carryforward period. Therefore, we do not believe that it is more likely than not that the deferred tax asset will be realized.

We have also provided a valuation allowance against the deferred tax asset related to a tax basis capital loss generated with respect to its settlement and subsequent disposal of our investment in Athena Structured Funds. As we have no expectation of generating capital gains within the applicable carry-forward period, we do not believe that it is more likely than not that the deferred asset will be realized.

A valuation allowance is required to be recognized to reduce deferred tax assets to an amount that is more likely than not to be realized. Realization of deferred tax assets depends upon having sufficient past or future taxable income in periods to which the deductible temporary differences are expected to be recovered or within any applicable carryback or carryforward periods. We believe that it is more likely than not that we will be able to realize all of our deferred tax assets other than that which is expected to result in a capital loss.

Deferred Financing and Issuance Costs

Financing costs incurred to obtain financing under the revolving credit facility have been capitalized and are amortized using the straight-line method over the term of the revolving credit facility.  The Series I Secured note obligations are reported net of issuance costs, sales commissions and other direct expenses, which are amortized using the interest method over the term of each respective borrowing.  The Renewable Secured Debentures are reported net of issuance costs, sales commissions and other direct expenses, which are amortized using the interest method over the term of each respective borrowing.  The Series A preferred stock is reported net of issuance costs, sales commissions, including the fair value of warrants issued, and other direct expenses, which are amortized using the interest method as interest expense over the three-year redemption period.

Results of Operations—2012 Compared to 2011

The following is our analysis of the results of operations for the periods indicated below.  This analysis should be read in conjunction with our consolidated financial statements and related notes.

Revenue. Revenue recognized from the receipt of policy benefits was $6.28 million in 2012. Revenue recognized from the receipt of policy benefits was $2.81 million in 2011.  Revenue recognized from the change in fair value of our life insurance policies, net of premiums and carrying costs, was $11.15 million in 2012 and $14.99 million in 2011. The change in fair value related to new policies acquired during 2012 and 2011 was $12.24 million and $10.84 million, respectively.  In each case, the increases in fair value were due to changes in the discount rates we use to calculate the net present value of cash flows expected from our portfolio of life insurance policies, change in fair value of policies acquired during the period, and aging of the policies. Decreases in fair value were due to changes in life expectancy estimates. The discount rate incorporates current information about market interest rates, the credit exposure to the insurance companies that issued the life insurance policies in our portfolio and our estimate of the risk premium an investor would require to receive the future cash flows from our portfolio of life insurance policies. The discount rate used to estimate the fair value of the life insurance policies we own was 12.08% as of December 31, 2012, compared to 13.41% for the same date in 2011. The decrease in discount rate was due to an increase in the size and diversity of policies held in our portfolio of life insurance policies that resulted in lower risk premium to a potential buyer. The carrying value of policies acquired during each quarterly reporting period are adjusted to their current fair value using the fair value discount rate applied to the portfolio as of that reporting date.

Expenses. Interest expense, including amortization of the deferred financing costs as well as preferred stock dividends, was $10.88 million during 2012 compared to $7.86 million during 2011, an increase of $3.02 million. The increase was due to increased average debt outstanding, increased Series A preferred stock, and increased issuance cost paid being amortized during 2012.  Selling, general, and administrative expenses were $6.47 million and $8.52 million for 2012 and 2011, respectively, representing a decrease of $2.05 million.  This decrease is mostly due to a $3.60 million one-time investment banking fee paid in the third quarter of 2011 offset by increase in compensation, printing, travel and marketing costs during 2012.

Income Tax Expense. The Company was a pass-through entity for federal income tax purposes through June 10, 2011. As a result, no income tax provision has been included in these consolidated financial statements through June 10, 2011, as the related income or loss of the Company was required to be reported by the respective members on their income tax returns. The Company changed its legal structure from a limited liability company to a corporation effective June 10, 2011. Since the conversion, the Company reports its income or loss on its own tax returns and is responsible for any related taxes.

Income tax expense was $1.19 million in 2012. The effective tax rate for the 12 months ended December 31, 2012, was 696.6%, compared to a statutory rate of 40.5%. In 2012, there is a significant permanent difference between income before income taxes and taxable income. This permanent difference results from the inclusion of convertible redeemable preferred stock dividends as an interest expense, however the dividends are not deductible for income tax reporting purposes. The dividends charged to interest expense were $2.23 million and $335,000 in 2012 and 2011, respectively. Excluding the impact of the dividends and other permanent differences, the effective tax rate for the 12 months ended December 31, 2012 would have been 40.5%.

The most significant temporary differences between GAAP net income and tax net income are the treatment of interest costs, premium payments and revenue recognition on the portfolio of life insurance policies.

Results of Operations—Three and Nine months Ended September 30, 2013 Compared to the Same Periods in 2012

The following is our analysis of the results of operations for the periods indicated below.  This analysis should be read in conjunction with our consolidated financial statements and related notes.

Revenue. Revenue recognized from the receipt of policy benefits was $3.67 million and $11.40 million during the three and nine months ended September 30, 2013. Revenue recognized from the receipt of policy benefits was $4.08 million during the three and nine months ended September 30, 2012.  Revenue recognized from the change in fair value of our life insurance policies, net of premiums and carrying costs, was $1.77 million and $10.12 million for the three and nine months ended September 30, 2013, and $4.79 million and $6.17 million for the three and nine months ended September 30, 2012.  During the nine-month period ended September 30, 2013, we purchased a higher volume of life insurance policies than we did during the same period in 2012. The change in fair value related to new policies acquired during the three and nine months ended September 30, 2013 was $6.73 million and $19.76 million, respectively, and $3.23 million and $4.90 million for those acquired during the three and nine months ended September 30, 2012, respectively.  In each case, the increases in fair value were due to changes in the discount rates we use to calculate the net present value of cash flows expected from our portfolio of life insurance policies, new policies acquired during the period, and the aging of the policies. The discount rate used to estimate the fair value of the life insurance policies we own was 11.77% as of September 30, 2013, compared to 12.08% for the same date in 2012. The decrease in discount rate was due to, among other things, an increase in the size and diversity of policies held in our portfolio of life insurance policies that resulted in lower risk premium to a potential buyer of the portfolio in its entirety. The carrying value of policies acquired during each quarterly reporting period is adjusted to current value using the fair value discount rate applied to the portfolio as of that reporting date. For more information, please see “Critical Accounting Policies – Valuation of Insurance Policies” above.

Expenses. Interest expense, including amortization of the deferred financing costs, was $5.54 million for the third quarter of 2013 and $14.95 million for the nine months ended September 30, 2013, compared to $2.80 million for the third quarter of 2012 and $7.62 million for the nine months ended September 30, 2012. Year-to-date interest expense for the first nine months of 2013 has increased $7.33 million compared to the same period in 2012. The increase in interest expense was due to increased average debt outstanding from $138.71 million on September 30, 2012 to $225.36 million on September 30, 2013, as well as an increase of weighted-average effective interest rate associated with the revolving line of credit from 2.17% to 6.12% for the nine month periods ended September 30, 2012 and 2013, respectively.  The increase of the weighted-average effective interest rate along with incurred financing costs associated with the renewal of the revolving line of credit resulted in an increase of the line of credit’s interest expense of $2.64 million.

Selling, general, and administrative expenses were $2.28 million and $1.39 million for the third quarter of 2013 and 2012, respectively, and $8.19 million and $4.55 million for the nine months ended September 30, 2013 and 2012, respectively. This represents an increase of $3.64 million in selling, general, and administrative expenses during the first nine months of 2013 compared to the same period of 2012. This was the result of an increase of $2.24 million in employee expenses and benefits, $182,000 increased legal expenses, as well as $1.22 million increase of sales and marketing costs associated with our public offering of Renewable Secured Debentures.

Income Tax Expense. For the three and nine months ended September 30, 2013, we recorded income tax benefit of $657,000 (or 28.7% of income before taxes) and income tax expense of $1.71 million (or 89.8% of income before taxes), compared to income tax expense of $633,000 (or 121.8% of income before taxes) for the three month ended September 30, 2012 and income tax expense of $104,000 (or 5.6% of income before taxes) for the nine months ended September 30, 2012.  The primary difference between our September 30, 2013 effective tax rate and the statutory federal rate results from the accrual of preferred stock dividend expense, state taxes, and other non-deductible expenses.  Excluding the impact of the dividends and other permanent differences, the effective tax rate for the three months ended September 30, 2013 would have been 40.5%.

The most significant temporary differences between GAAP net income and taxable net income are the treatment of interest costs with respect to the acquisition of the life insurance policies and revenue recognition with respect to the mark-to-market of life insurance portfolio.

Liquidity and Capital Resources

We finance our business through a combination of policy benefit revenues, origination fees, equity offerings, debt offerings, and a credit facility. We have used our debt offerings and credit facility for a combination of policy acquisition, policy servicing, portfolio-related financing, and operational expenditures. We typically charge an intercompany origination fee in the amount of one to four percent of the face value of a life insurance policy’s benefit when we acquire the related life insurance policy.  The origination fee we charge is included in the total purchase price we pay for a life insurance policy for purposes of our valuation and expected internal rate of return calculations, but is not netted against the purchase price we pay to a seller of an insurance policy. We generated cash flows of $1.0 million and $0.75 million from origination fees during the three months ended September 30, 2013 and 2012, respectively, and $2.82 million and $1.19 million during the nine months ended September 30, 2013 and 2012, respectively. The higher amount in 2013 was due to a higher volume of purchases of life insurance policies compared to that in the same period of 2012.  Profit from intra-company origination fees for life insurance policies we retain is eliminated from our consolidated statements of operations. As such, the origination fees collected under our life insurance policy financing arrangements are reflected in our consolidated statements of cash flows as cash flows from financing activities as they are paid in the form of borrowings used to finance the acquisition. Our revolving bank line allows GWG DLP Funding II to borrow the funds necessary to pay origination fees to GWG Life Settlements, LLC.  Our borrowing agreements allow us to use the net proceeds from our sales of Renewable Secured Debentures for policy acquisition, which includes origination fees. See “—Cash Flows” below for further information. We determine the purchase price of life insurance policies in accordance with ASC 325-30, Investments in Insurance Contracts, using the fair value method. Under the fair value method, the initial investment is recorded at the transaction price.  Since the origination fees are paid from a wholly owned subsidiary to the parent company, these fees are not included in the transaction price for our consolidated financial statements. For further discussion on our accounting policies for life settlements, please refer to note 1 to our consolidated financial statements.

As of September 30, 2013, we had approximately $32.70 million in combined available cash and available borrowing base surplus capacity under our revolving credit facility for the purpose of paying premiums on existing policies, paying portfolio servicing expenses, and paying principal and interest on our outstanding financing obligations.

In September 2012, we concluded a Series A preferred stock offering, receiving an aggregate $24.6 million in subscriptions for our Series A preferred stock. These subscriptions consisted of $14.0 million in conversions of outstanding Series I subsidiary secured notes and $10.6 million of new investments. We have used the proceeds from the sale of our Series A preferred stock, together with the origination fees we received to purchase and finance life insurance policies to fund our operational expenditures.

In June 2011, we registered a $250 million public debt offering of our Renewable Secured Debentures with the SEC, which registration became effective on January 31, 2012. As of September 30, 2013, we had received $114.6 million in subscriptions for our Renewable Secured Debentures, including $0.9 million of subscriptions in process.

Our wholly owned subsidiary, GWG Life Settlements, LLC, or GWG Life, issued Series I subsidiary secured notes beginning in November 2009 on a private placement basis to accredited investors. This offering was closed in November 2011. As of September 30, 2013, we had approximately $32.6 million in principal amount of Series I subsidiary secured notes outstanding.

The weighted-average interest rate of our outstanding Series I subsidiary secured notes as of September 30, 2013 was 8.30% and the weighted-average maturity at that date was 2.54 years. The Series I subsidiary secured notes have renewal features. Since we first issued those notes, we have experienced $103.4 million in maturities, of which $79.4 million has renewed for an additional term as of September 30, 2013, resulting in an aggregate renewal rate of approximately 77%. Future contractual maturities of Series I subsidiary secured notes payable at September 30, 2013 are as follows:

Years Ending December 31,
Three months ending December 31, 2013	$4,189,000
2014	14,901,000
2015	6,675,000
2016	2,030,000
2017	4,085,000
Thereafter	818,000
$32,698,000

The weighted-average interest rate of our outstanding Renewable Secured Debentures as of September 30, 2013 was 7.53% and the weighted-average maturity at that date was 3.78 years. Our Renewable Secured Debentures have renewal features. Since we first issued the debentures, we have experienced $20.02 million in maturities, of which $13.54 million has renewed for an additional term as of September 30, 2013, resulting in an aggregate renewal rate of approximately 68%. Future contractual maturities of Renewable Secured Debentures at September 30, 2013 are as follows:

Years Ending December 31,
Three months ending December 31, 2013	$7,735,000
2014	23,060,000
2015	35,467,000
2016	21,974,000
2017	6,843,000
Thereafter	18,585,000
$113,664,000

The Renewable Secured Debentures and Series I subsidiary secured notes are secured by all our assets, and are subordinate to our revolving credit facility with Autobahn/DZ Bank. The Renewable Secured Debentures and Series I Secured notes are pari passu with respect to our assets pursuant to an inter-creditor agreement (see notes 7 and 8 to our consolidated financial statements).

We maintain a $100 million revolving credit facility with Autobahn/DZ Bank through our wholly owned subsidiary GWG DLP Funding II, or DLP Funding II. As of September 30, 2013, we had $79 million outstanding under the revolving credit facility and maintained an available borrowing base surplus of $0.3 million (see note 6 to our consolidated financial statements).

We expect to meet our ongoing operational capital needs through a combination of policy benefit revenues, origination fees, and proceeds from financing transactions. We expect to meet our policy acquisition, servicing, and financing capital needs principally from the receipt of policy benefit revenues from our portfolio of life insurance policies, net proceeds from our offering of Renewable Secured Debentures, and from our revolving credit facility. Because we only receive origination fees when we purchase a policy, our receipt of those fees is contingent upon our consummation of policy purchases, which is, in turn, contingent upon our receipt of external funding. Despite recent adverse capital market conditions, including a prolonged credit crisis, we have demonstrated continued access to credit and financing markets.  Furthermore, we expect to begin receiving insurance benefit payments on our portfolio of life insurance policies as the average age of the insureds increase and mortality events occur over time—which we expect to begin more significantly in 2015 and steadily increasing until 2018. As a result of the foregoing, we estimate that our liquidity and capital resources are sufficient for our current and projected financial needs. Nevertheless, if we are unable to continue our offering of Renewable Secured Debentures for any reason (or if we become unsuccessful in selling debentures), and we are unable to obtain capital from other sources, we expect that our business would be materially and adversely affected. In addition, our business would be materially and adversely affected if we did not receive the policy benefits we forecast and if holders of our Renewable Secured Debentures or Series I subsidiary secured notes failed to renew with the frequency we have historically experienced. In such a case, we could be forced to sell our investments in life insurance policies, in order to service or satisfy our debt-related obligations and continue to pay policy premiums.

Capital expenditures have historically not been material and we do not anticipate making material capital expenditures in 2013 or beyond.

Debt Financings Summary

We had the following outstanding debt balances as of September 30, 2013:

Issuer/Borrower	Principal Amount Outstanding	Weighted- Average Interest Rate
GWG Holdings, Inc. - Renewable Secured Debentures	$113,664,000	7.53%
GWG Life Settlements, LLC - Series I subsidiary secured notes	32,698,000	8.30%
GWG DLP Funding II, LLC - Revolving credit facility	79,000,000	6.19%
Total	$225,362,000	7.17%

Our total revolving credit facility and other indebtedness balance as of September 30, 2013 was $225.36 million. The total outstanding face amount under our Series I subsidiary secured notes outstanding at September 30, 2013 was $32.70 million, less unamortized selling costs of $660,000, resulting in a carrying amount of $32.04 million. The total outstanding face amount of our Renewable Secured Debentures outstanding at September 30, 2013 was $113.66 million plus $937,000 of subscriptions in process, less unamortized selling costs of $4.54 million, resulting in a carrying amount of $110.06 million. The total outstanding under our revolving credit facility at September 30, 2013 was $79.0 million. The fair value of our investments in life insurance assets of $214.17 million plus our cash balance of $32.43 million and our restricted cash balance of $3.51 million, totaled $250.11 million, representing an excess of life insurance assets over secured indebtedness of $24.74 million at September 30, 2013. Obligations under our Renewable Secured Debentures and Series I subsidiary secured notes are secured by all our assets and are structurally subordinate to our ownership of DLP Funding II, and the revolving credit facility with Autobahn/DZ Bank.  The Renewable Secured Debentures and Series I subsidiary secured notes are pari passu with respect to shared collateral pursuant to an inter-creditor agreement.

The following forward-looking table seeks to illustrate the impact of the sale of our portfolio of life insurance assets at various discount rates in order to satisfy our debt obligations as of September 30, 2013.  In all cases, the sale of the life insurance assets owned by DLP Funding II will be used first to satisfy all amounts owing under the revolving credit facility with Autobahn/ DZ Bank.  The net sale proceeds remaining after satisfying all obligations under the revolving credit facility would be applied to Renewable Secured Debentures and Series I subsidiary secured notes on a pari passu basis.

As of September 30, 2013
Portfolio Discount Rate	11%	12%	13%	14%	15%

Value of portfolio	$223,459,107	$211,505,455	$200,509,302	$190,372,948	$181,010,522
Cash and cash equivalents	35,938,944	35,938,944	35,938,944	35,938,944	35,938,944
Total assets	259,398,051	247,444,399	236,448,246	226,311,892	216,949,466
Revolving credit facility Autobahn/DZ Bank	79,000,000	79,000,000	79,000,000	79,000,000	79,000,000
Net after revolving credit facility	180,398,051	168,444,399	157,448,246	147,311,892	137,949,466
Series I Secured notes and Renewable Secured Debentures	146,361,603	146,361,603	146,361,603	146,361,603	146,361,603
Net after Series I Secured notes and Renewable Secured Debentures	34,036,448	22,082,797	11,086,644	950,290	(8,412,137)
Impairment to Series I Secured notes and Renewable Secured Debentures	No impairment	No impairment	No impairment	No impairment	Impairment

The table illustrates that our ability to fully satisfy amounts owing under the Renewable Secured Debentures and Series I subsidiary secured notes would likely be impaired upon the sale of all our life insurance assets at a price equivalent to a discount rate of approximately 14.10% or higher.  The discount rates used to calculate the fair value of our portfolio for mark-to-market accounting were 11.77% as of September 30, 2013, and 12.08% as of December 31, 2012.  The table does not include any allowance for transactional fees and expenses associated with a portfolio sale (which expenses and fees could be substantial), and is provided to demonstrate how various discount rates used to value our portfolio could affect our ability to satisfy amounts owing under our debt obligations (including the debentures), in light of our senior secured lender’s right to priority payments. You should read the above table in conjunction with the information contained in other sections of this document, including our discussion of discount rates included under the “—Critical Accounting Policies – Valuation of Insurance Policies” caption above.  This discussion and analysis is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. The forward-looking presentation above is subject to numerous risks and uncertainties.  Our actual results could differ materially from those suggested or implied by the above table.  Please see “Risk Relating to Forward-Looking Statements” above.

Cash Flows

The payment of premiums and servicing costs to maintain life insurance policies represents our most significant requirement for cash disbursement. When a policy is purchased, we are able to calculate the minimum premium payments required to maintain the policy in-force. Over time as the insured ages, premium payments will increase; however, the probability of actually needing to pay the premiums decreases since mortality becomes more likely. These scheduled premiums and associated probabilities are factored into our expected internal rate of return and cash-flow modeling described herein. Beyond premiums, we incur policy servicing costs, including annual trustee and tracking costs, and debt servicing costs, including principal and interest payments. Until we receive a stable amount of proceeds from the policy benefits, we intend to pay these costs from our credit facility, when permitted, and through the issuance of debt securities, including Renewable Secured Debentures.

For the quarter end dates set forth below, the following table illustrates the total amount of face value of policy benefits owned, and the trailing 12 months of life insurance policy benefits collected and premiums paid on our portfolio. The trailing 12-month benefits/premium coverage ratio indicates the ratio of policy benefits received to premiums paid over the trailing 12-month period from our portfolio of life insurance policies.

Quarter End Date	Portfolio Face Amount	12-Month Trailing Benefits Collected	12-Month Trailing Premiums Paid	12-Month Trailing Benefits/Premium Coverage Ratio
March 31, 2012	$482,455000	$4,203,000	$14,977,000	28.06%
June 30, 2012	489,255,000	8,703,000	15,412,000	56.47%
September 30, 2012	515,661,000	7,833,000	15,837,000	49.46%
December 31, 2012	572,245,000	7,350,000	16,597,000	44.28%
March 31, 2013	639,755,000	11,350,000	18,044,000	62.90%
June 30, 2013	650,655,000	13,450,000	19,182,000	70.11%
September 30, 2013	$705,069,000	$18,450,000	$20,279,000	90.98%

We believe that the portfolio cash flow results set forth above are consistent with our investment thesis: That the life insurance policy benefits we receive will continue to increase over time in relation to the premiums we are required to pay on the remaining polices in the portfolio.  As our receipt of life insurance policy benefits continues to increase, we expect to begin servicing and paying down our outstanding indebtedness, or alternatively purchasing additional life insurance policies, from these cash flows.  As indicated above under “Liquidity and Capital Resources,” we presently expect that by 2015, the cash inflows from the receipt of policy benefits will exceed the premium obligations on the remaining life insurance policies held within the portfolio.  See “Business—Portfolio Management.”

The amount of payments for anticipated premiums and servicing costs that we will be required to make over the next five years to maintain our current portfolio is set forth in the table below.

Year	Premiums and Servicing
2013	$6,040,000
2014	22,997,000
2015	24,835,000
2016	27,217,000
2017	30,269,000
Total	$111,358,000

The insurance policies owned by our wholly owned subsidiary, GWG DLP Funding II, are subject to a collateral arrangement with the agent to our revolving credit lender, as described in note 6 to the consolidated financial statements. Under this arrangement, collection and escrow accounts are used to fund purchases and premiums of the insurance policies and to pay interest and other charges under our revolving credit facility. The lender and its agent must authorize all disbursements from these accounts, including any distributions to GWG Life or Holdings. Distributions are limited to an amount that would result in the borrowers (GWG DLP Funding II, LLC, GWG Life Settlements, LLC, and GWG Holdings, Inc.) realizing an annualized rate of return on the equity funded amount for such assets of not more than 18%, as determined by the agent. After such amount is reached, the credit agreement requires that excess funds be used to fund repayments or a reserve account in a certain amount before any additional distributions may be made. In the future, these arrangements may restrict the cash flows available for payment of principal and interest on our debt obligations and our ability to declare and pay cash dividends on our common stock.

Inflation

Changes in inflation do not necessarily correlate with changes in interest rates. We presently do not foresee any material impact of inflation on our results of operations in the periods presented in our consolidated financial statements.

Off-Balance Sheet Arrangements

We entered into an office lease with U.S. Bank National Association as the landlord. The lease was effective April 22, 2012 with a term through August 31, 2015. The lease is for 11,695 square feet of office space located at 220 South Sixth Street, Minneapolis, Minnesota. We are obligated to pay base rent plus common area maintenance and a share of the building operating costs. Minimum lease payments under the lease are as follows:

Three months ending December 31, 2013	$25,000
2014	$104,000
2015	$70,000
Total	$199,000

Credit Risk

We review the credit risk associated with our portfolio of life insurance policies when estimating its fair value. In evaluating the policies’ credit risk we consider insurance company solvency, credit risk indicators, economic conditions, ongoing credit evaluations, and company positions. We attempt to manage our credit risk related to life insurance policies typically by purchasing policies issued only from companies with an investment grade credit rating by either Standard & Poor’s, Moody’s, or A.M. Best Company.  As of September 30, 2013, 99.60% of our life insurance policies, by face value benefits, were issued by companies that maintained an investment grade rating (BBB- or better) by Standard & Poor’s.

Interest Rate Risk

Our credit facility is floating-rate financing. In addition, our ability to offer interest rates that attract capital (including in the offer and sale of Renewable Secured Debentures) is generally impacted by prevailing interest rates. Furthermore, while our other indebtedness provides us with fixed-rate financing, our debt coverage ratio is calculated in relation to our total cost of financing. Therefore, fluctuations in interest rates impact our business by increasing our borrowing costs, and reducing availability under our debt financing arrangements. Furthermore, we calculate our portfolio earnings based upon the spread generated between the return on our life insurance portfolio and the cost of our financing. As a result, increases in interest rates will reduce the earnings we expect to achieve from our investments in life insurance policies.

Non-GAAP Financial Measures

We use non-GAAP financial measures when evaluating our financial results, for planning and forecasting purposes, and for maintaining compliance with covenants contained in our borrowing agreements. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These non-GAAP financial measures are not in accordance with GAAP and may be different from non-GAAP measures used by other companies, including other companies within our industry.  This presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for comparable amounts prepared in accordance with GAAP. See the notes to our consolidated financial statements and our audited financial statements contained herein.

We have elected to carry our investments in life insurance policies at fair value in accordance with ASC 325-30, Investments in Life Insurance Contracts. Accordingly, we value our investments in life insurance policies at the conclusion of each reporting period in accordance with GAAP fair value accounting principles.  In addition to GAAP, we are required to report non-GAAP financial measures to Autobahn/DZ Bank under certain financial covenants made to that lender under our revolving credit facility. As indicated above, we also use non-GAAP financial reporting to manage and evaluate the financial performance of our business.

GAAP-based fair value requires us to mark-to-market our investments in life insurance policies, which by its nature, is based upon Level 3 measurements that are unobservable.  As a result, this accounting treatment imports financial market volatility and subjective inputs into our financial reporting. We believe this type of accounting reporting is at odds with one of the key attractions for purchasing and owning a portfolio life insurance policies: The non-correlated nature of the returns to be derived from such policies. Therefore, in contrast to a GAAP-based fair valuation, we seek to measure the accrual of the actuarial gain occurring within the portfolio of life insurance policies at their expected internal rate of return based on statistical mortality probabilities for the insureds (using primarily the insured’s age, sex and smoking status). The expected internal rate of return tracks actuarial gain occurring within the policies according to a mortality table as the insureds’ age increases. By comparing the actuarial gain accruing within our portfolio of life insurance policies against our costs during the same period, we can estimate, manage and evaluate the overall financial profitability of our business without regard to mark-to-market volatility. We use this information to balance our life insurance policy purchasing and manage our capital structure, including the issuance of debt and utilization of our other sources of capital, and to monitor our compliance with borrowing covenants. We believe that these non-GAAP financial measures provide information that is useful for investors to understand period-over-period operating results separate and apart from fair value items that may, or could, have a disproportionately positive or negative impact on results in any particular period.

Our credit facility requires us to maintain a “positive net income” and “tangible net worth” each of which are calculated on an adjusted non-GAAP basis on the method described above, without regard to GAAP-based fair value measures.  In addition, our revolving credit facility requires us to maintain an “excess spread,” which is the difference between (i) the weighted average of our expected internal rate of return of our portfolio of life insurance policies and (ii) the weighted average of our credit facility’s interest rate.  These calculations are made using non-GAAP measures in the method described below, without regard to GAAP-based fair value measures.

In addition, our Renewable Secured Debentures and Series I subsidiary secured notes require us to maintain a “debt coverage ratio” designed to ensure that the expected cash flows from our portfolio of life insurance policies is able to adequately service our total outstanding indebtedness. In addition, our Renewable Secured Debentures requires us to maintain a “subordination ratio” which limits the total amount of indebtedness that can be issued senior in rank to the Renewable Secured Debentures and Series I subsidiary secured notes.  These ratios are calculated using non-GAAP measures in the method described below, without regard to GAAP-based fair value measures.

Adjusted Non-GAAP Net Income.  Our credit facility requires us to maintain a positive net income calculated on an adjusted non-GAAP basis. We calculate the adjusted net income by recognizing the actuarial gain accruing within our life insurance policies at the expected internal rate of return of the policies we own without regard to fair value.  We net this actuarial gain against our costs during the same period to calculate our net income on a non-GAAP basis.

	Three Months Ended September 30,		Nine months Ended September 30,
	2013	2012	2013	2012
GAAP net income (loss)	$(1,629,000)	$(113,000)	$195,000	$(1,964,000)
Unrealized fair value gain (1)	(6,960,000)	(8,882,000)	(25,904,000)	(19,872,000)
Adjusted cost basis increase (2)	9,360,000	6,475,000	28,256,000	19,407,000
Accrual of unrealized actuarial gain (3)	5,208,000	4,598,000	15,406,000	12,437,000
Total adjusted non-GAAP income (4)	$5,979,000	$2,078,000	$17,953,000	$10,008,000

(1)	Reversal of unrealized fair value gain of life insurance policies for current period.
(2)	Adjusted cost basis is increased to include those acquisition and servicing expenses that are not capitalized by GAAP.
(3)	Accrual of actuarial gain at expected internal rate of return based on investment cost basis for the period.
(4)	We must maintain an annual positive consolidated net income, calculated on a non-GAAP basis, to maintain compliance with our revolving credit facility with DZ Bank/Autobahn.

Adjusted Non-GAAP Tangible Net Worth.  Our revolving credit facility requires us to maintain a tangible net worth in excess of $15 million calculated on an adjusted non-GAAP basis. We calculate the adjusted tangible net worth by recognizing the actuarial gain accruing within our life insurance policies at the expected internal rate of return of the policies we own without regard to fair value.  We net this actuarial gain against our costs during the same period to calculate our tangible net worth on a non-GAAP basis.

	As of September 30, 2013	As of December 31, 2012
GAAP net worth (1)	$19,706,000	$22,644,000
Less intangible assets	(5,989,000)	(3,650,000)
GAAP tangible net worth	13,717,000	18,994,000
Unrealized fair value gain (2)	(101,310,000)	(75,406,000)
Adjusted cost basis increase (3)	95,118,000	67,123,000
Accrual of unrealized actuarial gain (4)	43,250,000	27,845,000
Total adjusted non-GAAP tangible net worth (5)	$50,775,000	$38,556,000

(1)	Includes termination of redeemable member’s interest prior to corporate conversion and preferred stock classified as temporary equity.
(2)	Reversal of cumulative unrealized fair value gain or loss of life insurance policies.
(3)	Adjusted cost basis is increased by acquisition and servicing expenses which are not capitalized under GAAP.
(4)	Accrual of cumulative actuarial gain at expected internal rate of return based on investment cost basis.
(5)	We must maintain a total adjusted non-GAAP tangible net worth of $5 million to maintain compliance with our revolving credit facility with DZ Bank/Autobahn.

Excess Spread. Our revolving credit facility requires us to maintain a 2.00% “excess spread” between our weighted-average expected internal rate of return of our portfolio of life insurance policies and the credit facility’s interest rate. A presentation of our excess spread and our total excess spread is set forth below. Management uses the “total excess spread” to gauge expected profitability of our investments, and uses the “excess spread” to monitor compliance with our borrowing.

	As of September 30, 2013	As of December 31, 2012
Weighted-average expected IRR (1)	12.13%	12.84%
Weighted-average revolving credit facility interest rate (2)	6.19%	2.02%
Excess spread (3)	5.94%	10.82%
Total weighted-average interest rate on indebtedness for borrowed money (4)	7.17%	5.39%
Total excess spread	4.96%	7.45%

(1)
This represents the weighted-average expected internal rate of return of the life insurance policies as of the measurement date based upon our investment cost basis of the insurance policies and the expected cash flows from the life insurance portfolio. Our investment cost basis is calculated as our cash investment in the life insurance policies, without regard to GAAP-based fair value measurements, and is set forth below:

Investment Cost Basis	As of September 30, 2013	As of December 31, 2012
GAAP fair value	$214,166,000	$164,317,000
Unrealized fair value gain (A)	(101,310,000)	(75,406,000)
Adjusted cost basis increase (B)	95,118,000	67,123,000
Investment cost basis (C)	$207,974,000	$156,034,000

(A)	This represents the reversal of cumulative unrealized GAAP fair value gain of life insurance policies.
(B)	Adjusted cost basis is increased to include those acquisition and servicing expenses that are not capitalized by GAAP.
(C)	This is the full cash investment cost basis in life insurance policies from which our expected internal rate of return is calculated.

(2)	This is the weighted-average revolving credit relating to our revolving credit facility interest rate as of the measurement date.
(3)	We must maintain an excess spread of 2.00% relating to our revolving credit facility to maintain compliance under such facility.
(4)	Represents the weighted-average interest rate paid on all outstanding indebtedness as of the measurement date, determined as follows:

Outstanding Indebtedness	As of September 30, 2013	As of December 31, 2012
Revolving credit facility	$79,000,000	$71,000,000
Series I Subsidiary secured notes	32,698,000	38,570,000
Renewable Secured Debentures	113,664,000	57,609,000
Total	$225,362,000	$167,179,000

Interest Rates on Indebtedness
Revolving credit facility	6.19%	2.02%
Series I subsidiary secured notes	8.30%	8.22%
Renewable Secured Debentures	7.53%	7.65%
Weighted-average interest rates on indebtedness	7.17%	5.39%

Debt Coverage Ratio and Subordination Ratio. Our Renewable Secured Debentures and Series I subsidiary secured notes requires us to maintain a “debt coverage ratio” of less than 90%.  The “debt coverage ratio” is calculated by dividing the sum of our total indebtedness by the sum of our cash and cash equivalents and the net present value of the life insurance portfolio. The “subordination ratio” for our Renewable Secured Debentures is calculated by dividing the total indebtedness that is senior to Renewable Secured Debentures and Series I subsidiary secured notes by the sum of the company’s cash and cash equivalents and the net present value of the life insurance portfolio.  The “subordination ratio” must be less than 50%.  For purposes of both ratio calculations, the net present value of the life insurance portfolio is calculated using a discount rate equal to the weighted average interest rate of all indebtedness.

	As of September 30, 2013	As of December 31, 2012
Life insurance portfolio policy benefits	$705,069,000	$572,246,000
Discount rate of future cash flows	7.17%	5.39%
Net present value of life insurance portfolio policy benefits	$280,319,000	$248,702,000
Cash and cash equivalents	35,939,000	29,590,000
Total Coverage	316,258,000	278,292,000

Revolving credit facility	79,000,000	71,000,000
Series I Subsidiary secured notes	32,698,000	38,570,000
Renewable Secured Debentures	113,664,000	57,609,000
Total Indebtedness	$225,362,000	$167,179,000

Debt Coverage Ratio	71.26%	60.07%
Subordination Ratio	24.98%	25.51%

As of September 30, 2013, we were in compliance with both the debt coverage ratio and the subordination ratio as required under our related financing agreements for Renewable Secured Debentures and Series I subsidiary secured notes.

BUSINESS

Overview

We are engaged in the emerging secondary market for life insurance policies. We acquire life insurance policies in the secondary market from policy owners desiring to sell their policies at a discount to the face value of the insurance benefit. Once we purchase a policy, we continue paying the policy premiums in order to ultimately collect the face value of the insurance benefit. Our mission is to become a leading originator of life insurance policies purchased in the secondary market in the United States.  Our strategy is to continue build large, actuarially diverse and profitable portfolios of policies and offer investors unique investment products to indirectly participate in the ownership of our portfolios.  We believe that and the larger and more diversified our portfolio of life insurance policies becomes—in terms of the number of individual policies, insurers, mortality profiles, and medical conditions of insureds—the more predictable our actuarial projections will become.  See “—Our Portfolio and Operations” below for additional information.

As of December 31, 2012, we owned approximately $572 million in face value of life insurance policy benefits with an aggregate cost basis of approximately $156 million.  As of September 30, 2013, we owned approximately $705 million in face value of life insurance policy benefits with an aggregate cost basis of approximately $208 million.  Aggregate cost basis includes our acquisition costs and ongoing premiums and financing costs. We have acquired this portfolio through a combination of the Series I subsidiary secured note financing, our Series A preferred stock financing, our Renewable Secured Debenture financing, and our institutional bank financing.  Since 2009, we have developed, maintained and supported a network of broker-dealers registered with the Financial Industry Regulatory Authority (“FINRA”) whose financial advisors and investor base seek to financially participate in our business model.

Our objective is to earn returns from the life insurance policies we purchase in the secondary market which are greater than the costs necessary to purchase and finance those policies to their maturity. We expect to accomplish our objective by:

•	purchasing life insurance policies with expected internal rates of returns in excess of our cost of capital;

•	paying the premiums and costs associated with the life insurance policy until the insured’s mortality;

•	obtaining a large and diverse portfolio to mitigate actuarial risk;

•	maintaining diversified funding sources to reduce our overall cost of financing;

•	engaging in hedging strategies that reduce potential volatility to our cost of financing; and

•	maintaining rigorous portfolio monitoring and servicing.

We intend to apply the proceeds of this offering, along with amounts we raise under our ongoing public offering of Renewable Secured Debentures, to expand the portfolio of insurance policies we own, and finance those policies until their maturity.  See also “Use of Proceeds.”

Market

We believe our strategy will help create a new and more diverse financial market for policy owners and financial investors in the secondary market for life insurance, where both participants can profit.  For an insured person, typically a senior citizen, the profit opportunity is the ability to sell their policy or policies into the secondary market for a value that may be significantly higher than the lapse or surrender value associated with the policy or policies.  For investors, the profit opportunity is the difference, or “spread,” between (i) the cost of purchasing and maintaining a life insurance policy over the insured’s lifetime, and (ii) the amount of the policy benefit that will paid upon the insured’s mortality.  In addition, the profit opportunity for an investor is unique, and we believe attractive, in that potential investment returns are not correlated to general economic or financial market conditions

According to the American Council of Life Insurers Fact Book 2013 (ACLI), individuals owned over $11.2 trillion in face value of life insurance policy benefits in the United States in 2012. This figure includes all types of policies, including term and permanent insurance known as whole life, universal life, variable life and variable universal life. The secondary market for life insurance has developed around individuals aged 65 years or older owning either permanent insurance or term insurance convertible into permanent insurance. According to the ACLI, the lapse rate and surrender rate of individually owned life insurance policies reached 5.9% in 2012, representing approximately $659 billion in face value of life insurance policy benefits. These figures do not include group-owned life insurance, such as employer-provided life insurance, the market for which totaled over $8.0 trillion in face value of life insurance policy benefits in the United States in 2013. According to the ACLI, the lapse rate and surrender rate of group-owned life insurance policies reached 6.2% in 2012, representing approximately $496 billion in face value of insurance benefits.

Owners of life insurance policies generally allow them to lapse or surrender the policies for a variety of reasons, including: (i) unrealistic original earnings assumptions made when the policy was purchased, combined with higher premium payments later in the term of the policy than initially forecasted; (ii) increasing premium payment obligations as the insured ages; (iii) changes in financial status or outlook which cause the insured to no longer require life insurance; (iv) other financial needs that make the insurance unaffordable; or (v) a desire to maximize the policy’s investment value.  Rather than allowing a policy to lapse as worthless, or surrendering a life insurance policy at a fraction of its inherent value, the sale of a life insurance policy in the secondary market can bring significant value to the policy owner.  For example, the life insurance secondary market often pays policy sellers amounts ranging from two to ten times the surrender value that would otherwise be offered by the insurance carrier.

The market opportunity for selling and purchasing life insurance policies in the secondary market is relatively new and continues to develop.  According to Conning Research & Consulting (Conning), the secondary market for life insurance policies grew from $2.0 billion in face value of life insurance policy benefits purchased in 2002 to over $12.0 billion in face value of life insurance policy benefits purchased in 2008.  During and after the 2009 credit crisis, the secondary market for life insurance contracted significantly, evidenced by Conning’s report that investors purchased approximately $2.0 billion in face value of life insurance policy benefits in 2012.  Nevertheless, Conning reports that consumer demand for continued development for the secondary market remains strong, and there are indications of strengthening interest among investors.

The rapidly aging population of individuals aged 65 years and older in United States supports our market opportunity. According to the United States Census Bureau (Bureau) the population age 65 and older is expected to more than double between 2012 and 2060, from 43.1 million to 92.0 million. With the increase in the number of the “oldest old” being even more dramatic—those 85 and older are projected to more than triple from 5.9 million to 18.2 million, reaching 4.3% of the total population states the Bureau.  Research published by Natixis Global Asset Management (NGAM) reports that retirees will be required to finance a larger portion of their retirement as the government’s ability to support them fades. Recently, legislation in two states has been proposed or adopted requiring the sale of one’s life insurance policy before becoming Medicaid eligible. Moreover, NGAM states that the economic downturn has taken a major toll on retirement savings, that a $6.6 trillion retirement savings deficit exists, and that a majority of individuals are on a path that will leave them financially unprepared for retirement.

To participate in the market opportunity, we have spent and intend to continue to spend significant resources: (i) developing a robust operational platform and systems for purchasing and servicing life insurance policies; (ii) obtaining requisite licensure to purchase life insurance in the secondary market; (iii) developing financing resources for purchasing and servicing life insurance policies; (iv) recruiting and developing a committed professional management team; (v) establishing origination relationships for purchasing life insurance policies in the secondary market; and (vi) developing a financing strategy to participate in this business sector.  We believe that our financing strategy offers us a unique opportunity to attract capital and lead the future development of the life insurance secondary market.

As the life insurance secondary market has grown, a regulatory framework has been established to oversee the sale of life insurance policies in the secondary market. Since 2007, there has been a dramatic increase in the number of states that have adopted legislation and regulations. Today, almost every state has adopted some version of model laws prohibiting business practices deemed to be abusive and generally requiring the licensing of life insurance purchasers and brokers, the filing and approval of purchase agreements, disclosure of transaction fees and periodic reporting requirements. The widespread adoption of this regulatory framework by states has brought about standardized practices and procedures for purchasing life insurance policies in the secondary market. In addition, several states have modified their laws to adopt notice requirements for the benefit of life insurance owners, alerting them to the existence of the secondary market before they surrender their life insurance policy or allow it to lapse.

We believe the strengthened regulatory framework, along with the emergence of best practices adopted within the life insurance secondary market, has led to a growing awareness of the secondary market among life insurance agents and financial advisors. We expect this growing awareness, along with the demographic factors described above, will lead to continued growth in the secondary market for life insurance policies.

The secondary market for life insurance policies has also attracted global investor interest because investments in these policies can provide non-correlated investment diversification. The ability for investors to invest in the life insurance asset class comes as a result of the development of life insurance policy pricing tools and actuarial modeling techniques for valuing portfolios of life insurance policies. Standardized life insurance pricing tools and actuarial modeling software, including life expectancies, have provided foundational support for the development of the life insurance secondary market. The appeal for investors to achieve non-correlated diversification appears strong, particularly after the global recession of 2008. The appeal of non-correlation is that the underlying investment return is independent of the factors contributing to economic downturns such as real estate values, commodity prices, and stock market indices. In addition, many life insurance policies represent payment obligations from highly rated life insurance companies. As a result, investors can evaluate the expected risk premium they receive for investing in the asset class as compared to the credit profile of the underlying insurance company. The risk premium offered by the asset class, along with the non-correlated return profile has attracted a large number of investors seeking investment opportunities in the life insurance secondary market. As innovation and investor awareness of the secondary market for life insurance increases, we expect continued investor interest in the asset class.

Company History

After we were founded in 2006, we developed a platform to evaluate, purchase, service, and track life insurance policies purchased in the secondary market. Our original model was to operate as a joint venture with WestLB, AG, a German commercial bank, with the goal of having the bank securitize and sell the life insurance policies we purchased. During 2006 and 2007, we built an institutional platform to underwrite, purchase, service, and track life insurance policies purchased in the secondary market in conjunction with a $250 million revolving credit facility we obtained from WestLB. In 2008, however, WestLB informed us that they were abandoning their effort to securitize and sell our life insurance portfolio in light of the global economic and financial crisis. This resulted in a material change to our business plan, as we had earlier purchased the portfolio of life insurance policies in DLP Funding per WestLB’s mandate with the expectation these policies would be sold through a securitization. Subsequently, in 2010 we sold the original portfolio owned by DLP Funding.

Since 2008, we have focused on establishing diversified funding sources whose investment expectation is based on the purchase and finance of life insurance policies to their maturity—a buy-and-hold strategy—as opposed to the securitized sale of those assets prior to maturity. In July 2008, our wholly owned subsidiary GWG DLP Funding II, LLC, or “DLP Funding II,” established a $100 million credit facility with Autobahn Funding Company, LLC, a bank-sponsored commercial paper conduit administered by DZ Bank AG Deutsche Zentral-Genossenschaftsbank, or “DZ Bank.”  This credit facility was amended and restated in January 2013. In addition, our subsidiary GWG Life Settlements, LLC, or “GWG Life,” began selling Series I subsidiary secured notes to further finance the business. In January 2012, we began a registered public of our Renewable Secured Debentures in order to grow and diversify our portfolio.

Our Business Model

We generally purchase life insurance policies through secondary market transactions directly from the policy owner who originally purchased the life insurance in the primary market. Historically, we have purchased policies in the secondary market through a network of life insurance agents, life insurance brokers, and licensed providers who assist policy owners in accessing the secondary market.

Before we purchase a life insurance policy, we conduct an underwriting review.  Presently, our review policy includes obtaining life expectancy estimates on each insured from third-party medical-actuarial firms. We base our life expectancy estimates on the average of those two estimates. In the case of small face policies, which we define as life insurance policies with less than $250,000 in face value of policy benefits, we may choose not to obtain life expectancies from third-party medical-actuarial firms, but rather use standard mortality tables to develop our own life expectancy of an insured. The policies we purchase are universal life insurance policies issued by rated life insurance companies. Universal life insurance is a type of permanent life insurance in which premium payments above the cost of insurance are credited to the “cash value” of the policy. The cash value is credited each month with interest based on the terms of the insurance policy agreement. If a universal life insurance policy were to lapse, the insured or other owner of the policy would nonetheless have a right to receive the cash value of the policy. Universal life insurance is different from “term” life insurance in that “term” life insurance does not have a cash value associated with it. We seek to purchase life insurance policies issued by rated life insurance companies with investment grade credit ratings by Standard & Poor’s (AAA through BBB), Moody’s (Aaa through Baa3), or A.M. Best Company (aaa through bbb). As of September 30, 2013, over 93.7% of life insurance policies in our portfolio were issued by companies rated “A” or better under the Standard & Poor’s rating system. Many of our present underwriting review processes, including our policy of obtaining two life expectancy estimates from medical-actuarial firms as described above, are undertaken in satisfaction of obligations under our revolving credit facility.  As a result, we may in the future modify our understanding review processes if permitted under our borrowing arrangements.

The price we are willing to pay for the policy in the secondary market is primarily a function of: (i) the policy’s face value; (ii) the life expectancy of the individual insured by the policy; (iii) the premiums expected to be paid over the life of the insured; (iv) market competition from other purchasers; and (v) the particular underwriting characteristics of the policy, relative to the characteristics of our portfolio of life insurance policies.

We seek to earn profits by purchasing policies at discounts to the face value of the insurance benefit. We purchase policies at discounts that are expected to exceed the costs necessary to pay premiums and financing and servicing costs through the date of the insured’s mortality. We rely on the actuarial life expectancy assumptions to estimate the expected mortality of the insureds within our portfolio. We seek to finance our life insurance policy purchases and payment of premiums and financing costs, until we receive policy benefits, through the sale of the debentures and the use of our revolving line of credit. In the past, we have also relied on the sale of our Series I subsidiary secured notes, Series A preferred stock, and Renewable Secured Debentures.

We believe the socio-economic and demographic trends strongly support the long-term development of our market opportunity and that our business model provides significant advantages to both owners of life insurance policies and investors. For owners of life insurance, selling in the secondary market often provides significant value over that offered by the insurance carrier.  For investors, our earnings from life insurance policies are not correlated to traditional markets such as real estate, equity markets, fixed income markets, currency or commodities. We believe that by acquiring a large portfolio of well-diversified life insurance policies, we will offer value to both owners of life insurance and investors seeking returns derived from non-correlated assets.

We have built our business with what we believe to be the following competitive strengths:

•
Industry Experience:  We have actively participated in the development of the secondary market of life insurance as a principal purchaser and financier since 2006.  Our position within the marketplace has allowed us to evaluate over 35,000 life insurance policies for possible purchase, thereby gaining a deep understanding of the variety of issues involved when purchasing life insurance policies in the secondary market.  We have participated in the leadership of various industry associations and forums, including the Life Insurance Settlement Association (LISA) and the Insurance Studies Institute (ISI).  Our experience gives us confidence in building a portfolio of life insurance policies that will perform to our expectations.

•
Operational Platform:  We have built an operational platform and systems for efficiently tracking, processing and servicing life insurance policies that we believe provide competitive advantages when purchasing policies in the secondary marketplace, and servicing the policies once acquired.

•
Origination and Underwriting Practices:  We seek to purchase life insurance policies that meet published guidelines on what policies would be accepted in a rated securitization. We purchase only permanent life insurance policies we consider to be non-contestable and that meet stringent underwriting criteria and reviews.  We consider a life insurance policy to be “non-contestable” once applicable state law prohibits the insurer from challenging the validity of the policy due to fraud.  In this regard, state non-contestability laws generally require a period of one to two years to elapse after the initial issuance of the policy before that policy is considered non-contestable under state law.  Non-contestability laws do not, however, prevent an insurer from challenging the validity of a policy procured by fraud for lack of an insurable interest at the time at which the policy was purchased (such as is the case with “stranger-originated” life insurance policies).

•
Origination Relationships:  We have established origination relationships with over 300 life insurance policy brokers and insurance agents who submit policies for our purchase or financing.  Our referral base knows our underwriting standards for purchasing life insurance policies in the secondary market, which provides confidence in our bidding and closing processes and streamlines our own due-diligence process.

•
Life Expectancy Methodology:  We generally rely on at least two life expectancy reports from independent third-party medical-actuarial underwriting firms such as 21st Services, AVS Underwriting, Fasano Associates, and ISC Services to develop our life expectancy estimate.

•
Pricing Software and Methodology:  We use actuarial pricing methodologies and software tools that are built and supported by leading independent actuarial service firms such as Modeling Actuarial Pricing Systems, Inc. (“MAPS”) for calculating our expected returns.

•
Diversified Funding:  We have actively developed diversified sources for accessing capital markets in support of our buy-and-hold strategy for our portfolio of life insurance policies, ranging from institutional bank financing to a network of broker-dealers registered with the Financial Industry Regulatory Authority (“FINRA”), many of whom have participated in one or more of our Series I subsidiary secured note financing, our Series A preferred stock financing, or our Renewable Secured Debenture financing.

On the other hand, our business involves a number of challenges and risks described in more detail elsewhere in this prospectus, including the following:

•
Relatively New Market:  The purchase and ownership of life insurance policies acquired in the secondary market is a relatively new and evolving market.  Our ability to source and purchase life insurance policies at attractive discounts materially depends on the continued development of the secondary market for life insurance.  This includes the solvency of the life insurance companies that pay the face value of the life insurance benefits, the accuracy of mortality assumptions, and other factors beyond our control.

•
Assumptions About Valuation of Our Assets:  The valuation of our portfolio of life insurance policies, which is the principal asset on our balance sheet, requires us to make material assumptions that may ultimately prove to be incorrect. These assumptions include appropriate discount rates, cash flow projections, and actuarial life expectancies, any of which may ultimately prove to be inaccurate.

•
Ability to Expand Our Portfolio:  Our business model relies on achieving actual results that are in line with the results we expect to attain from our investments in life insurance policy assets.  In this regard, we believe that the larger the portfolio of life insurance policies we own, the greater likelihood we will achieve actuarial results matching our expected results.  Although we plan to expand the number of life insurance policies we own using proceeds raised from the sale of our Renewable Secured Debentures and our common stock in this offering, we may be unable to meet this goal.  And, even if we attain the goal, we may not achieve the actuarial results we expect.

•
Reliance on Financing:  To date, we have chosen to finance our business almost entirely through the issuance of debt, including the sale of Renewable Secured Debentures, Series I subsidiary secured notes, and a senior revolving credit facility.  Our business model expects that we will have continued access to financing in order to purchase a large and diversified portfolio of life insurance policies, and thereafter pay the attendant premiums and servicing costs of maintaining that portfolio.  In building a larger portfolio of policies, our goal is to remain diversified in terms of insurance carriers and the medical conditions of insureds.  We believe that diversification among insurers and medical conditions will lower our overall risk, and that a larger number of policies will provide our portfolio with greater actuarial stability.  We will be required to rely on our access to financing until such time as we experience a significant amount of mortality within our portfolio and begin receiving revenues from the receipt of insurance policy benefits.

•
Risk of Investment in Life Insurance Policies:  Our investments in life insurance policies have inherent risks, including fraud and legal challenges to the validity of the policies, as well as the possibility that the seller of the policy may have provided us with inaccurate or misleading information.

•
Effects of Regulation:  Our business is subject to complex state regulation.  Changes in state laws and regulations governing our business, or changes in the interpretation of such laws and regulations, could negatively affect our business.

Our business also involves certain other challenges and risks, described in the “Risk Factors” section of this prospectus.

Our Portfolio

Our portfolio of life insurance policies, owned by our subsidiaries as of September 30, 2013, is summarized below:

Life Insurance Portfolio Summary

Total portfolio face value of policy benefits	$705,069,000
Average face value per policy	$2,776,000
Average face value per insured life	$3,039,000
Average age of insured (yrs.) *	81.9
Average life expectancy estimate (yrs.) *	7.41
Total number of policies	254
Demographics	66% Males; 34% Females
Number of smokers	No insureds are smokers
Largest policy as % of total portfolio	1.42%
Average policy as % of total portfolio	0.39%
Average annual premium as % of face value	3.18%

*  Averages presented in the table are weighted averages. Standard life expectancy as adjusted for insured’s specific circumstances where an updated life expectancy estimate has not been obtained.

Our portfolio of life insurance policies, owned by our subsidiaries as of September 30, 2013, organized by the insured’s current age and the associated policy benefits, is summarized below:

Distribution of Policy Benefits by Current Age of Insured

Min Age	Max Age	Policy Benefits	Distribution
65	69	$5,156,000	0.73%
70	74	49,017,000	6.95%
75	79	195,961,000	27.79%
80	84	239,935,000	32.76%
85	89	207,429,000	29.42%
90	95	16,571,000	2.35%
Total		$705,069,000	100.00%

Our portfolio of life insurance policies, owned by our subsidiaries as of September 30, 2013, organized by the insured’s current age and number of policies owned, is summarized below:

Distribution of Policies by Current Age of Insured

Min Age	Max Age	Policies	Distribution
65	69	5	1.97%
70	74	18	7.09%
75	79	64	25.19%
80	84	86	33.86%
85	89	73	28.74%
90	95	8	3.15%
Total		254	100.00%

Our portfolio of life insurance policies, owned by our subsidiaries as of September 30, 2013, organized by the insured’s estimated life expectancy estimates and associated policy benefits, is summarized below:

Distribution of Policies by Current Life Expectancies of Insured

Min LE (Months)	Max LE (Months)	Policy Benefits	Distribution
144	177	$24,200,000	3.43%
120	143	79,415,000	11.26%
96	119	191,835,000	27.21%
72	95	198,319,000	28.13%
48	71	157,001,000	22.27%
24	47	54,299,000	7.70%
Total		$705,069,000	100.00%

We track concentrations of pre-existing medical conditions among insured individuals within our portfolio based on information contained in life expectancy reports. We track these medical conditions with ten primary disease categories: (1) cardiovascular, (2) cerebrovascular, (3) dementia, (4) cancer, (5) diabetes, (6) respiratory disease, (7) neurological disorders, (8) other, no disease, or multiple. Our primary disease categories are summary generalizations based on the ICD-9 codes we track on each insured individuals within our portfolio.  ICD-9 codes, published by the World Health Organization, are used worldwide for medical diagnoses and treatment systems, as well as morbidity and mortality statistics. Currently, cardiovascular is the only primary disease category within our portfolio that represents a concentration over 10%.

Our portfolio of life insurance policies, owned by our subsidiaries as of September 30, 2013, organized by the primary disease categories of the insured and associated policy benefits, is summarized below:

Distribution of Policy Benefits by Primary Disease Category

Primary Disease Category	Policy Benefits	Distribution
Cancer	$44,400,000	6.30%
Cardiovascular	147,838,000	20.97%
Cerebrovascular	36,985,000	5.24%
Dementia	34,399,000	4.88%
Diabetes	39,067,000	5.54%
Multiple	170,810,000	24.23%
Neurological Disorders	13,000,000	1.84%
No Disease	69,986,000	9.93%
Other	96,884,000	13.74%
Respiratory Diseases	51,700,000	7.33%
Total Policy Benefits	$705,069,000	100.00%

The primary disease category represents a general category of impairment. Within the primary disease category, there are a multitude of sub-categorizations defined more specifically by ICD-9 codes. For example, a primary disease category of cardiovascular includes sub-categorizations such as atrial fibrillation, heart valve replacement, coronary atherosclerosis, etc. In addition, individuals may have more than one ICD-9 code describing multiple medical conditions within one or more primary disease categories. Where an individual’s ICD-9 codes indicate medical conditions in more than one primary disease categories, we categorize the individual as having multiple primary disease categories. We expect to continue to develop and refine our identification and tracking on the insured individuals medical conditions as we manage our portfolio of life insurance policies.

The complete detail of the portfolio of all life insurance policies, owned by our subsidiaries as of September 30, 2013, organized by the current age of the insured and the associated policy benefits, sex, estimated life expectancy, issuing insurance carrier, and the credit rating of the issuing insurance carrier is set forth below.

Life Insurance Portfolio Detail
(as of September 30, 2013)

Face Amount	Gender	Age (1)	LE (2)	Carrier	S&P
$1,100,000	M	93	34.3	ING Life Insurance and Annuity Company	A-
$4,000,000	M	92	41.2	MetLife Investors USA Insurance Company	AA-
$1,770,726	F	92	38.8	Aviva Life Insurance Company	A-
$3,200,000	M	92	75.0	West Coast Life Insurance Company	AA-
$1,000,000	F	91	47.8	Transamerica Life Insurance Company	AA-
$1,000,000	F	90	26.9	American General Life Insurance Company	A+
$2,500,000	M	90	34.4	Columbus Life Insurance Company	AA
$2,000,000	F	90	35.9	Pruco Life Insurance Company	AA-
$5,000,000	F	89	70.2	American General Life Insurance Company	A+
$5,000,000	F	89	40.0	John Hancock Life Insurance Company (U.S.A)	AA-
$1,000,000	F	89	51.6	Protective Life Insurance Company	AA-
$5,000,000	M	88	47.1	John Hancock Life Insurance Company (U.S.A)	AA-
$3,500,000	F	88	74.2	John Hancock Life Insurance Company (U.S.A)	AA-
$3,100,000	F	88	50.1	Lincoln Benefit Life Company	BBB+
$1,500,000	F	88	80.3	Jefferson-Pilot Life Insurance Company	AA-
$3,000,000	F	88	49.6	Jefferson-Pilot Life Insurance Company	AA-
$5,000,000	F	88	56.6	ING Life Insurance and Annuity Company	A-
$5,000,000	F	88	33.6	Lincoln National Life Insurance Company	AA-
$1,000,000	M	88	20.9	ING Life Insurance and Annuity Company	A-
$1,203,520	M	88	59.7	Columbus Life Insurance Company	AA
$1,350,000	F	88	52.1	Jefferson-Pilot Life Insurance Company	AA-
$600,000	F	88	59.1	Columbus Life Insurance Company	AA
$5,000,000	F	87	52.1	Massachusetts Mutual Life Insurance Company	AA+
$2,500,000	F	87	64.7	American General Life Insurance Company	A+
$2,500,000	M	87	50.6	Pacific Life Insurance Company	A+
$1,000,000	F	87	67.6	United of Omaha Life Insurance Company	A+
$2,500,000	F	87	70.6	AXA Equitable Life Insurance Company	A+
$2,500,000	F	87	70.6	AXA Equitable Life Insurance Company	A+

Face Amount	Gender	Age (1)	LE (2)	Carrier	S&P
$8,985,000	M	87	44.2	Massachusetts Mutual Life Insurance Company	AA+
$715,000	F	87	77.7	Jefferson-Pilot Life Insurance Company	AA-
$2,225,000	F	87	88.4	Transamerica Life Insurance Company	AA-
$2,000,000	F	87	39.3	American General Life Insurance Company	A+
$3,500,000	F	87	67.3	Lincoln National Life Insurance Company	AA-
$1,682,773	M	86	77.3	Hartford Life and Annuity Insurance Company	BBB+
$500,000	F	86	58.1	Sun Life Assurance Company of Canada (U.S.)	BBB
$250,000	M	86	78.9	Metropolitan Life Insurance Company	AA-
$4,000,000	F	86	86.5	Transamerica Life Insurance Company	AA-
$5,000,000	M	86	78.0	AXA Equitable Life Insurance Company	A+
$1,500,000	M	86	53.6	John Hancock Life Insurance Company (U.S.A)	AA-
$1,500,000	M	86	53.6	John Hancock Life Insurance Company (U.S.A)	AA-
$5,000,000	F	86	47.5	Penn Mutual Life Insurance Company	A+
$1,000,000	M	86	71.3	AXA Equitable Life Insurance Company	A+
$500,000	M	86	78.2	Lincoln National Life Insurance Company	AA-
$4,785,380	F	86	55.1	John Hancock Life Insurance Company (U.S.A)	AA-
$1,803,455	F	86	67.6	Metropolitan Life Insurance Company	AA-
$1,529,270	F	86	67.6	Metropolitan Life Insurance Company	AA-
$5,000,000	M	86	57.2	John Hancock Life Insurance Company (U.S.A)	AA-
$3,000,000	F	86	99.6	Massachusetts Mutual Life Insurance Company	AA+
$200,000	M	86	66.2	Lincoln Benefit Life Company	BBB+
$4,445,467	M	86	85.2	Penn Mutual Life Insurance Company	A+
$1,500,000	M	86	69.2	Union Central Life Insurance Company	A+
$7,500,000	M	86	49.0	Jefferson-Pilot Life Insurance Company	AA-
$100,000	M	86	37.1	Protective Life Insurance Company	AA-
$100,000	M	86	37.1	Protective Life Insurance Company	AA-
$100,000	M	86	37.1	Protective Life Insurance Company	AA-
$3,600,000	F	86	75.1	AXA Equitable Life Insurance Company	A+
$2,000,000	M	86	55.4	John Hancock Life Insurance Company (U.S.A)	AA-
$3,000,000	M	86	52.8	American General Life Insurance Company	A+
$1,000,000	M	85	77.5	John Hancock Life Insurance Company (U.S.A)	AA-
$2,000,000	M	85	77.5	John Hancock Life Insurance Company (U.S.A)	AA-
$5,000,000	M	85	65.1	Jefferson-Pilot Life Insurance Company	AA-

Face Amount	Gender	Age (1)	LE (2)	Carrier	S&P
$5,000,000	F	85	74.4	Transamerica Life Insurance Company	AA-
$3,000,000	M	85	56.9	Transamerica Life Insurance Company	AA-
$1,200,000	M	85	76.7	Transamerica Life Insurance Company	AA-
$6,000,000	F	85	73.3	Sun Life Assurance Company of Canada (U.S.)	BBB
$3,000,000	M	85	99.2	AXA Equitable Life Insurance Company	A+
$5,570,000	F	85	65.5	ING Life Insurance and Annuity Company	A-
$5,570,000	F	85	65.5	ING Life Insurance and Annuity Company	A-
$1,000,000	F	85	51.9	New York Life Insurance Company	AA+
$10,000,000	F	85	89.7	West Coast Life Insurance Company	AA-
$2,500,000	M	85	64.2	Transamerica Life Insurance Company	AA-
$1,000,000	F	85	55.6	West Coast Life Insurance Company	AA-
$2,000,000	F	85	55.6	West Coast Life Insurance Company	AA-
$800,000	M	85	65.0	National Western Life Insurance Company	A
$5,000,000	M	85	78.5	Lincoln National Life Insurance Company	AA-
$1,000,000	F	85	43.4	John Hancock Life Insurance Company (U.S.A)	AA-
$4,513,823	F	85	39.0	Aviva Life Insurance Company	A-
$2,000,000	M	85	117.5	ING Life Insurance and Annuity Company	A-
$2,000,000	M	85	117.5	ING Life Insurance and Annuity Company	A-
$2,000,000	M	85	117.5	ING Life Insurance and Annuity Company	A-
$2,000,000	F	85	92.4	U.S. Financial Life Insurance Company	A+
$1,365,000	F	84	102.8	Transamerica Life Insurance Company	AA-
$1,000,000	F	84	102.3	ING Life Insurance and Annuity Company	A-
$1,000,000	M	84	58.9	Massachusetts Mutual Life Insurance Company	AA+
$2,000,000	M	84	100.1	Transamerica Life Insurance Company	AA-
$8,500,000	M	84	98.8	Massachusetts Mutual Life Insurance Company	AA+
$1,000,000	M	84	39.9	Transamerica Life Insurance Company	AA-
$500,000	M	84	99.6	Metropolitan Life Insurance Company	AA-
$2,000,000	M	84	78.4	Jefferson-Pilot Life Insurance Company	AA-
$3,000,000	F	84	88.7	Transamerica Life Insurance Company	AA-
$1,800,000	M	84	54.3	John Hancock Variable Life Insurance Company	AA-
$2,000,000	M	84	77.3	AXA Equitable Life Insurance Company	A+
$1,750,000	M	84	77.3	AXA Equitable Life Insurance Company	A+
$2,000,000	M	84	44.2	Transamerica Life Insurance Company	AA-

Face Amount	Gender	Age (1)	LE (2)	Carrier	S&P
$1,500,000	M	83	65.2	Transamerica Life Insurance Company	AA-
$1,500,000	F	83	127.2	Lincoln Benefit Life Company	BBB+
$3,750,000	M	83	92.1	AXA Equitable Life Insurance Company	A+
$1,000,000	M	83	74.0	John Hancock Life Insurance Company (U.S.A)	AA-
$2,000,000	F	83	102.3	AXA Equitable Life Insurance Company	A+
$1,000,000	M	83	70.9	ING Life Insurance and Annuity Company	A-
$3,000,000	F	83	95.4	Sun Life Assurance Company of Canada (U.S.)	BBB
$829,022	F	83	44.2	Hartford Life and Annuity Insurance Company	BBB+
$1,500,000	M	83	72.0	AXA Equitable Life Insurance Company	A+
$5,000,000	M	83	87.8	ING Life Insurance and Annuity Company	A-
$1,500,000	M	83	65.2	ING Life Insurance and Annuity Company	A-
$1,500,000	M	83	65.2	ING Life Insurance and Annuity Company	A-
$500,000	M	83	56.3	Genworth Life Insurance Company	A-
$1,000,000	M	83	46.5	John Hancock Life Insurance Company (U.S.A)	AA-
$4,000,000	F	83	59.4	ING Life Insurance and Annuity Company	A-
$5,000,000	F	83	111.6	American General Life Insurance Company	A+
$3,500,000	F	83	127.6	Lincoln Benefit Life Company	BBB+
$5,000,000	F	82	114.9	AXA Equitable Life Insurance Company	A+
$1,000,000	F	82	95.3	John Hancock Life Insurance Company (U.S.A)	AA-
$6,000,000	F	82	130.3	American General Life Insurance Company	A+
$5,000,000	M	82	90.2	AXA Equitable Life Insurance Company	A+
$2,000,000	M	82	54.8	National Life Insurance Company	A
$4,200,000	F	82	145.2	Transamerica Life Insurance Company	AA-
$750,000	M	82	107.3	West Coast Life Insurance Company	AA-
$4,000,000	M	82	52.1	John Hancock Life Insurance Company (U.S.A)	AA-
$1,000,000	M	82	97.6	John Hancock Life Insurance Company (U.S.A)	AA-
$2,000,000	F	82	117.2	Lincoln Benefit Life Company	BBB+
$5,000,000	M	82	92.7	Jefferson-Pilot Life Insurance Company	AA-
$2,700,000	M	82	67.3	John Hancock Life Insurance Company (U.S.A)	AA-
$7,600,000	F	82	114.3	Transamerica Life Insurance Company	AA-
$2,500,000	F	82	78.6	American General Life Insurance Company	A+
$2,000,000	M	82	103.3	Pacific Life Insurance Company	A+
$3,000,000	F	82	56.5	AXA Equitable Life Insurance Company	A+

Face Amount	Gender	Age (1)	LE (2)	Carrier	S&P
$1,703,959	M	82	84.4	Jefferson-Pilot Life Insurance Company	AA-
$3,000,000	M	82	100.2	Metropolitan Life Insurance Company	AA-
$500,000	M	82	31.4	Great Southern Life Insurance Company	A-
$1,000,000	M	82	69.4	Hartford Life and Annuity Insurance Company	BBB+
$10,000,000	F	82	72.3	American National Insurance Company	A
$500,000	M	82	38.4	West Coast Life Insurance Company	AA-
$3,500,000	F	81	111.7	Jefferson-Pilot Life Insurance Company	AA-
$500,000	M	81	116.4	Metropolitan Life Insurance Company	AA-
$1,000,000	M	81	83.8	Lincoln National Life Insurance Company	AA-
$3,000,000	M	81	55.3	U.S. Financial Life Insurance Company	A+
$1,900,000	M	81	82.8	American National Insurance Company	A
$500,000	M	81	61.1	New York Life Insurance Company	AA+
$500,000	M	81	61.1	New York Life Insurance Company	AA+
$5,000,000	M	81	90.5	AXA Equitable Life Insurance Company	A+
$250,000	M	81	47.2	Jackson National Life Insurance Company	AA
$1,500,000	M	81	121.2	Jefferson-Pilot Life Insurance Company	AA-
$3,500,000	F	81	93.4	AXA Equitable Life Insurance Company	A+
$5,000,000	F	81	89.9	Sun Life Assurance Company of Canada (U.S.)	BBB
$3,000,000	F	81	112.2	MetLife Investors USA Insurance Company	AA-
$750,000	M	81	100.3	John Hancock Life Insurance Company (U.S.A)	AA-
$4,500,000	M	81	75.3	AXA Equitable Life Insurance Company	A+
$1,250,000	F	81	78.3	Columbus Life Insurance Company	AA
$2,275,000	M	81	108.7	ING Life Insurance and Annuity Company	A-
$10,000,000	M	81	96.5	AXA Equitable Life Insurance Company	A+
$3,500,000	M	81	95.4	AXA Equitable Life Insurance Company	A+
$6,217,200	F	81	125.7	Phoenix Life Insurance Company	BB-
$2,500,000	F	81	89.7	ING Life Insurance and Annuity Company	A-
$2,000,000	F	81	105.0	Jefferson-Pilot Life Insurance Company	AA-
$5,000,000	M	81	101.3	Jefferson-Pilot Life Insurance Company	AA-
$3,000,000	M	80	85.0	Protective Life Insurance Company	AA-
$1,500,000	M	80	85.0	American General Life Insurance Company	A+
$2,000,000	F	80	135.7	Transamerica Life Insurance Company	AA-
$1,500,000	M	80	70.8	Pacific Life Insurance Company	A+

Face Amount	Gender	Age (1)	LE (2)	Carrier	S&P
$5,000,000	M	80	128.6	American General Life Insurance Company	A+
$1,995,000	F	80	117.6	Transamerica Life Insurance Company	AA-
$4,000,000	M	80	73.0	Jefferson-Pilot Life Insurance Company	AA-
$5,000,000	M	80	93.2	Transamerica Life Insurance Company	AA-
$2,000,000	M	80	88.4	Ohio National Life Assurance Corporation	AA-
$1,000,000	M	80	88.4	Ohio National Life Assurance Corporation	AA-
$350,000	M	80	70.6	Reassure America Life Insurance Company	AA
$5,000,000	M	79	111.3	AXA Equitable Life Insurance Company	A+
$8,000,000	M	79	100.8	AXA Equitable Life Insurance Company	A+
$550,000	M	79	121.4	Genworth Life Insurance Company	A-
$1,680,000	F	79	85.7	AXA Equitable Life Insurance Company	A+
$1,000,000	F	79	113.7	Jefferson-Pilot Life Insurance Company	AA-
$1,250,000	M	79	141.8	Metropolitan Life Insurance Company	AA-
$1,000,000	M	79	84.2	AXA Equitable Life Insurance Company	A+
$1,250,000	F	79	94.3	Principal Life Insurance Company	A+
$1,000,000	M	79	74.3	AXA Equitable Life Insurance Company	A+
$3,000,000	M	79	119.8	John Hancock Life Insurance Company (U.S.A)	AA-
$2,000,000	M	79	56.3	Jefferson-Pilot Life Insurance Company	AA-
$1,750,000	M	79	102.8	AXA Equitable Life Insurance Company	A+
$5,000,000	M	79	91.7	AXA Equitable Life Insurance Company	A+
$250,000	M	79	100.9	American General Life Insurance Company	A+
$10,000,000	M	79	110.4	John Hancock Life Insurance Company (U.S.A)	AA-
$3,000,000	M	79	130.6	Principal Life Insurance Company	A+
$3,000,000	F	79	113.8	West Coast Life Insurance Company	AA-
$7,000,000	M	79	108.6	Genworth Life Insurance Company	A-
$3,000,000	M	78	111.4	ING Life Insurance and Annuity Company	A-
$4,000,000	M	78	100.0	Jefferson-Pilot Life Insurance Company	AA-
$5,000,000	M	78	111.8	John Hancock Life Insurance Company (U.S.A)	AA-
$2,000,000	M	78	42.4	Metropolitan Life Insurance Company	AA-
$130,000	M	78	66.5	Genworth Life Insurance Company	A-
$1,000,000	M	78	146.2	Empire General Life Assurance Corporation	AA-
$2,000,000	F	78	106.1	Pacific Life Insurance Company	A+
$4,300,000	F	78	123.5	American National Insurance Company	A

Face Amount	Gender	Age (1)	LE (2)	Carrier	S&P
$2,000,000	F	78	108.8	Transamerica Life Insurance Company	AA-
$5,000,000	M	78	115.2	AXA Equitable Life Insurance Company	A+
$5,000,000	M	78	115.2	AXA Equitable Life Insurance Company	A+
$500,000	M	78	88.0	Transamerica Life Insurance Company	AA-
$3,000,000	M	77	59.6	Pacific Life Insurance Company	A+
$3,000,000	M	77	59.6	Minnesota Life Insurance Company	A+
$3,000,000	M	77	59.6	Prudential Life Insurance Company	AA-
$5,000,000	M	77	99.1	Pacific Life Insurance Company	A+
$5,000,000	M	77	99.1	Pacific Life Insurance Company	A+
$3,601,500	M	77	124.1	Transamerica Life Insurance Company	AA-
$1,000,000	M	77	112.1	Sun Life Assurance Company of Canada (U.S.)	BBB
$5,000,000	M	77	113.6	John Hancock Life Insurance Company (U.S.A)	AA-
$5,000,000	M	77	135.5	Principal Life Insurance Company	A+
$1,009,467	M	77	67.1	John Hancock Life Insurance Company (U.S.A)	AA-
$7,000,000	M	77	103.2	Lincoln Benefit Life Company	BBB+
$5,000,000	M	77	81.8	John Hancock Life Insurance Company (U.S.A)	AA-
$2,250,000	M	77	78.5	Massachusetts Mutual Life Insurance Company	AA+
$1,000,000	M	77	137.6	Metropolitan Life Insurance Company	AA-
$6,000,000	M	77	129.4	AXA Equitable Life Insurance Company	A+
$5,000,000	F	77	139.7	ING Life Insurance and Annuity Company	A-
$750,000	M	77	81.7	Lincoln National Life Insurance Company	AA-
$3,000,000	M	77	112.0	Principal Life Insurance Company	A+
$5,000,000	M	76	141.4	Jefferson-Pilot Life Insurance Company	AA-
$5,000,000	M	76	98.2	John Hancock Life Insurance Company (U.S.A)	AA-
$500,000	M	76	94.8	John Hancock Life Insurance Company (U.S.A)	AA-
$1,000,000	M	76	128.6	Metropolitan Life Insurance Company	AA-
$4,000,000	M	76	68.3	MetLife Investors USA Insurance Company	AA-
$2,500,000	M	76	109.3	Massachusetts Mutual Life Insurance Company	AA+
$2,500,000	M	76	109.3	Massachusetts Mutual Life Insurance Company	AA+
$500,000	F	76	139.6	Columbus Life Insurance Company	AA
$1,750,000	M	76	82.7	John Hancock Life Insurance Company (U.S.A)	AA-
$5,000,000	M	76	114.9	Transamerica Life Insurance Company	AA-
$3,750,000	M	76	79.3	AXA Equitable Life Insurance Company	A+

Face Amount	Gender	Age (1)	LE (2)	Carrier	S&P
$2,000,000	F	76	76.7	Transamerica Life Insurance Company	AA-
$2,840,000	M	75	121.2	Transamerica Life Insurance Company	AA-
$4,000,000	M	75	88.7	Massachusetts Mutual Life Insurance Company	AA+
$750,000	M	75	41.4	U.S. Financial Life Insurance Company	A+
$600,000	M	75	104.6	Protective Life Insurance Company	AA-
$5,000,000	M	74	174.5	Prudential Life Insurance Company	AA-
$2,000,000	F	74	144.4	Aviva Life Insurance Company	A-
$7,000,000	F	74	159.0	Pacific Life Insurance Company	A+
$850,000	M	74	87.0	New York Life Insurance Company	AA+
$1,000,000	M	74	113.9	Pacific Life Insurance Company	A+
$5,000,000	M	74	91.5	West Coast Life Insurance Company	AA-
$200,000	M	73	92.4	ING Life Insurance and Annuity Company	A-
$8,000,000	M	73	128.3	Metropolitan Life Insurance Company	AA-
$5,000,000	M	73	50.5	Lincoln Benefit Life Company	BBB+
$3,000,000	F	73	152.1	General American Life Insurance Company	A+
$1,000,000	M	72	91.9	United of Omaha Life Insurance Company	A+
$300,000	M	72	31.9	Lincoln National Life Insurance Company	AA-
$2,000,000	M	72	155.6	American General Life Insurance Company	A+
$500,000	M	71	53.7	Midland National Life Insurance Company	A+
$3,000,000	M	71	113.9	AXA Equitable Life Insurance Company	A+
$2,500,000	M	70	123.3	American General Life Insurance Company	A+
$1,167,000	M	70	76.4	Transamerica Life Insurance Company	AA-
$1,500,000	M	70	117.3	Metropolitan Life Insurance Company	AA-
$500,000	M	68	119.7	Transamerica Life Insurance Company	AA-
$500,000	M	68	119.7	North American Company for Life And Health Insurance	A+
$156,538	F	66	133.6	New York Life Insurance Company	AA+
$2,000,000	M	66	72.5	MetLife Investors USA Insurance Company	AA-
$2,000,000	M	66	72.5	MetLife Investors USA Insurance Company	AA-
$705,069,100

(1)	The insured’s age is current as of the measurement date.

(2)
For the policies reflected in this table, the insured’s life expectancy estimate, other than for a small face value insurance policy benefit, is the average of two life expectancy estimates provided by independent third-party medical-actuarial underwriting firms at the time of purchase, actuarially adjusted through the measurement date. This listing includes 191 policies with updated life expectancy estimates and 63 policies using an adjusting increase of an average of 8.10% to life expectancy estimate provided by 21st Services. Numbers in this column represent months. For more information, see disclosure below under the caption “Pricing Life Insurance Policies.”

Obtaining Life Insurance Policies

We seek to purchase life insurance policies nationwide. In general, we work directly with consumers to purchase their policies in states where we hold proper licensure, and in states where we are not licensed we work through other licensed providers. Policy sourcing typically begins with life insurance agents that identify policy owners who should consider selling a life insurance policy. The agents typically work with professional life insurance policy brokers specializing in packaging the policies for presentation to potential purchasers. Their packaging includes obtaining medical records on the insured, life expectancy estimates from medical-actuarial firms, current insurance policy illustrations, and other information needed to enable potential purchasers to properly evaluate the policy. The purchasers may work directly in the market or through “providers” who represent investors. Once potential purchasers have evaluated the policy, the policy is typically sold through an auction process whereby brokers facilitate competing bids from purchasers, concurrently negotiating fees. The highest bidder typically wins the auction, but not always. Brokers and agents also consider the track record of the purchaser and will sometimes award the policy to the purchaser most likely to get the sale of the policy closed. This has been one of our advantages, as we have developed a network of brokers throughout the United States who have advised us that they recognize that our purchase criteria and bids are reliable. This enables the brokers to focus on policy referrals, thus filtering out policies they know we will not consider, and maximizing their return on effort to close the sale of a policy.  Recently we began reviewing the opportunity to purchase individual policies for sale in the tertiary market.  In the future, we expect to develop new channels for obtaining life insurance policies by soliciting owners of policies directly, which may eliminate fees we pay brokers and competition we experience when a policy is auctioned by a broker.  While these new channels are unproven, we believe that consumer awareness of the life insurance secondary market is relatively low and as a result, provides a significant growth opportunity for our business.

We maintain membership affiliations and representation within key industry groups, such as the Life Insurance Settlement Association. Our Chairman, Paul Siegert, currently serves on the Board of the Life Insurance Settlement Association.  We typically sponsor events and/or maintain a trade booth at events where we are able to maintain contacts with existing life settlement brokers and meet new brokers to submit policies for purchase.

Life Insurance Policy Underwriting and Purchasing Process

The process used to value and underwrite life insurance policies is relatively new and continues to be refined. We underwrite and service all the life insurance policies that we purchase. When we identify a suitable client owning a life insurance policy that meets our purchasing criteria, we seek to purchase the policy at a discount sufficient to provide us with an expected internal rate of return that meets our internal guidelines. Once our offer to purchase a policy is accepted, we enter into a policy purchase agreement with the seller. This agreement gives us the right to, among other things, pay premiums, collect policy benefits, file collateral assignments, change the ownership, and obtain medical records. The terms of the agreement are standardized and regulated by most states.

We maintain an underwriting department with experience in underwriting life insurance policies for purchase in the secondary market. The underwriting due diligence process consists of a careful review and analysis of available materials related to a life insurance policy and the covered individual. The goal of the underwriting process is to make an informed purchasing decision with respect to the life insurance policy. While we believe that our underwriting policies and practices are consistent with industry best practices, it is possible that the processes may change or may not accurately reflect actual mortality experience or catch fraud or deception by sellers. To the extent the underwriting is not accurate or we are subject to fraud or deception by sellers, the performance of policies may be different from the expected results, which could adversely affect profitability.

Life Insurance Policy Characteristics

We purchase universal life insurance policies whose insureds are 65 years or older and whose actuarial life expectancies are less than 168 months. In some cases, however, we purchase term life insurance policies that are convertible into universal life insurance policies, depending on the analysis of the life insurance policy and the insured’s life expectancy. The life expectancy is the number of months the insured is expected to live based upon 50% mortality (meaning roughly half of the individuals with similar age, sex, smoking and medical statuses will have died within that number of months), which is in turn based upon actuarial studies. We purchase life insurance policies with the goal that the average life expectancy in the portfolio generally will not exceed 144 months. The requirements as to which life insurance policies we will purchase are set forth in the indenture. We reserve the right to disqualify some life insurance companies or categories of life insurance policies for purchasing in our sole discretion.

We purchase life insurance policies that have been in force for more than two years from the policy issuance date and meet our other underwriting guidelines. Our underwriting and business development departments use pricing and credit criteria that are similar to those used by other institutions that finance similar assets. As described elsewhere in this prospectus, our current policy involves the use two life expectancy reports for assessing the value of the life insurance policies, unless the life insurance policy is a small face (defined as a policy with $250,000 in face value benefits or less) in which case we may estimate the life expectancy using actuarial mortality table assumptions. In addition, we review the relevant historical, projected and actual premium streams to assess the accuracy of the pricing expectations and identify any variance from projected premium levels, as well as the cause of such variance. This includes a periodic review of the policy’s premium payment history and ongoing confirmations of account values with life insurance companies.

Pricing Life Insurance Policies

Pricing involves an analysis of both the policy and the insured. An analysis of the insurance policy starts with an illustration obtained from the insurance company providing a schedule of level premium payments until the insured reaches age 125. Then, utilizing pricing software now owned by Modeling Actuarial Pricing Systems, Inc. (“MAPS”), we reverse engineer the premium schedule of the policy to determine a premium schedule that provides for the minimum payments required to keep the policy in effect. An analysis of the insured involves an actuarial evaluation of the insured’s probable mortality at different points in the future—the mortality curve. This analysis covers the insured’s entire projected lifespan using estimates generated by third-party medical-actuarial underwriting firms.

In determining our life expectancy estimate, we presently require at least two life expectancy reports from independent third-party medical-actuarial underwriting firms, unless the life insurance policy is a small face (defined as a policy with $250,000 in face value benefits or less) in which case we may estimate the life expectancy using actuarial mortality table assumptions.  The health of the insured is summarized by the underwriters in a written health assessment based on the review of the insured’s historical and current medical records. Underwriting assesses the characteristics and health risks of the insured in order to quantify the health into a mortality rating that represents their life expectancy. We average the life expectancy estimates provided by two independent medical-actuarial underwriting firms to form our life expectancy estimate.  If in the future our borrowing arrangements permit us to evaluate life expectancies differently, we may change our present policy under which we generally obtain two life expectancy estimates from independent third-party medical-actuarial firms.

By combining the optimized premiums and the insured’s life expectancy estimate within the MAPS software, we generate detailed information, including the expected mortality curve over the insured’s total projected lifespan; the expected premiums and related costs over the insured’s total projected lifespan; the expected policy benefit paid over the insured’s total projected lifespan; the account values within the policy; and the expected internal rate of return we will achieve at various purchase prices. From this information set, we are able to calculate the present value of the life insurance policy by discounting the anticipated cash flows at the sought for internal rate of return using the probabilistic pricing methodology employed by the MAPS program. The price of the policy, or its value, is the present value of the policy’s cash flows discounted at our expected internal rate of return. We expect that we will realize an operating profit as long as we are able to acquire and service life insurance policies that generate yields in excess of our borrowing and operating costs.

On January 22, 2013, one of the independent medical-actuarial underwriting firms we utilize, 21st Services, announced advancements in its underwriting methodology, resulting in revised estimated life expectancy mortality tables for life settlement transactions.  We have been advised by 21st Services that the changes are very granular and relate to both specific medical conditions and lifestyles of insureds.  These changes are the result of the application of additional medical information that has been gathered by 21st Services over a period of time, and which has now been applied to the inputs and methodologies used to develop the actuarial life expectancies.   While we do not believe these revised methodologies indicate the previous estimated life expectancies were inaccurate, we believe the revised methodologies provide additional information that should be considered in updating our estimate of the life expectancies of the insureds within our portfolio.    Based upon our evaluation and analysis of data made available by 21st Services, as well as information regarding the insureds within our portfolio, we have estimated the impact of the changes in 21st Services’ methodologies for determining life expectancies on a policy-by-policy basis within our portfolio as of December 31, 2012 and applied such changes to the life expectancy inputs used to estimate fair value.  We have adjusted the original life expectancies provided by 21st Services based on four factors, the impact of each analyzed individually for each insured in the GWG portfolio.  The four factors are gender, anti-selection, age, and primary impairment.  While the analysis and adjustments were applied on an individual policy basis, the result was an average overall increase in the original life expectancy estimates of 8.67%.  We have a standard practice of obtaining two third-party life expectancy estimates for each policy in our portfolio.  As a result, the effective change in life expectancy on the portfolio was an average of approximately 4.33%, which resulted in an aggregate decrease in the fair value of our life settlements portfolio of $12.4 million.  Life expectancy reports by their very nature are estimates.  Due to the estimating changes made by 21st Services, and because refinement in estimating methods is ongoing, we plan to obtain new life expectancy reports for all policies purchased where we used a life expectancy report from 21st Services.  As part of our ongoing process to maintain current information regarding the insureds included in our portfolio, we are updating the life expectancy estimates as new information becomes available.

Portfolio Administration

We have developed a comprehensive administration and servicing platform to manage the life insurance policies we own. This allows us to safeguard our life insurance policy assets and to process and report on the assets in our portfolio. We regularly contact each insurance company on every policy we own to verify policy account values, confirm the correct application of premium payments made, and the resulting account values inside the life insurance policy after application of the premium payment and the deduction of the cost of insurance. We typically maintain little account value inside the policy and seek to make only minimum premium payments necessary to keep the life insurance policy in force until the next scheduled premium payment.

In addition to policy servicing, we monitor insureds by periodically contacting them directly, or their appointed representatives, to confirm their location and health status. We monitor the social security database for mortalities as well as online obituary databases. When we are notified of an insured’s mortality, we are required to obtain a copy of the death certificate and present it to the life insurance company for payment of the face value of the policy benefit.

Portfolio Management

We realize profits by earning a spread between the cost of purchasing and maintaining a life insurance portfolio over its duration and face value of the policy benefits that will be paid upon the insured’s mortality. We believe that building and managing a profitable portfolio of life insurance policies is complex, requires considerable technical knowledge and resources, and is subject to numerous regulations. We have developed extensive experience and disciplines to work toward a stable and profitable portfolio. We update our actuarial projections each month for the portfolio based on the life expectancies, premium payments made, and mortalities experienced. These data points combine to provide us with future forecasted cash flows with respect to our portfolio of life insurance assets. These forecasted future cash flows, along with our current financial position, are combined in a comprehensive model that includes detailed assumptions as to interest rates, financing costs, policy acquisitions, and capital markets activities. This comprehensive financial model enables us to closely monitor and manage our necessary capital reserves and future profitability.

While we believe our portfolio represents a balanced and stable portfolio of life insurance policies, we seek to grow the size of the portfolio in order to further mitigate risk and improve our profitability. In order to assess the stability of our portfolio, we analyze longevity risk, which is the risk of the insured living longer than his/her life expectancy estimate. Longevity risk is the single largest variable affecting the returns on an investment in life insurance policy assets and the ability to predict the portfolio’s value over time. Research by A.M. Best and others indicates that, as the number of insured lives increase within a portfolio of life insurance policies, there is a decrease in the standard deviation of the value of the portfolio—i.e., the stability of longevity risk increases with an increase in the number of insured lives.

While Standard & Poor’s has indicated that statistical credibility is unlikely to be achieved with a pool of less than 1,000 lives, a study published in 2009 by A.M. Best concluded that at least 300 lives are necessary to narrow the band of expected cash flow volatility using the Monte Carlo simulations, which is the same methodology we use to evaluate our portfolios. Our internal analysis of our portfolio, which consists of 254 lives at September 30, 2013, resulted in a standard deviation that is comparable with the A.M. Best measurement for a portfolio of 200 lives. We believe this result is due to the specific portfolio make up of our portfolio relative to the variation in underlying life expectancy estimates. Further, A.M. Best suggests that no one life should comprise more than 3.33% of the face value of an entire portfolio or collateral pool. As of September 30, 2013, the largest face value policy on one life in our portfolio represented approximately 1.42% of the total portfolio. We intend to maintain a well-diversified portfolio as we continue to expand our purchases of life insurance policies.

We also believe our portfolio represents a profitable portfolio. In order to assess the profitability, we analyze the future cash flows expected from our portfolio of life insurance policies. The standard practice within the insurance industry is to analyze the timing of uncertain future cash flows through stochastic modeling, or Monte Carlo simulations. We continue to analyze the expected internal rates of return and spread against borrowing costs represented by our portfolio. As of December 31, 2012, the expected internal rate of return on our portfolio was 12.84% and our weighted-average borrowing cost to finance our portfolio was 5.39%. As of September 30, 2013, the expected internal rate of return on our portfolio was 12.13% and our weighted-average borrowing cost to finance our portfolio was 7.17%.

Portfolio Credit Risk Management

The life insurance policies that we acquire represent obligations of third-party life insurance companies to pay the benefits under the relevant policy. Because we finance life insurance policies, we rely on the payments from the face value of policy benefits from life insurance companies for revenue collections. We rely on the face value of the life insurance policy benefit at maturity as the exclusive form of payment.

The possible insolvency or loss by a life insurance company is a significant risk to our business. To manage this risk, we seek to purchase policies that are issued by insurance companies with investment-grade ratings from either A.M. Best, Moody’s or Standard & Poor’s. To further mitigate risk, we seek to limit the face value of policy benefits issued by any one life insurance company within the total portfolio to 20%. State guaranty funds generally guaranty policy benefits up to $200,000. In addition, to assure diversity and stability in our portfolio, we regularly review the various metrics of our portfolio relating to credit risk. We track industry rating agency reports and industry journals and articles in order to gain insight into possible financial problems of life insurance companies. Recently, some of the credit ratings on insurance companies were downgraded and we will no longer consider purchasing policies issued by these insurance companies. Finally, we will only purchase those life insurance policies that meet the underwriting standards established in the indenture governing our Renewable Secured Debentures.

As of September 30, 2013, 99.60% of insurance companies in our portfolio hold an investment-grade rating by Standard & Poor’s (BBB- or better), and the face value of policy benefits issued by one life insurance company with in the portfolio was 16.21%.  Of the 40 insurance companies that insure the policies we own, ten companies insure approximately 74.07% of total face value of insurance benefits and the remaining thirty one insurance companies insure the remaining approximately 25.93% of total face value of insurance benefits. The concentration risk of our ten largest insurance company holdings as of September 30, 2013 is set forth in the table below.

Rank	Policy Benefits	Percentage of Policy Benefit Amt.	Insurance Company	Ins. Co. S&P Rating
1	$114,280,000	16.21%	AXA Equitable Life Insurance Company	A+
2	$79,995,000	11.35%	John Hancock Life Insurance Company (U.S.A.)	AA-
3	$68,193,000	9.67%	Transamerica Life Insurance Company	AA-
4	$55,769,000	7.91%	Jefferson-Pilot Life Insurance Company	AA-
5	$51,215,000	7.26%	ING Life Insurance and Annuity Company	A-
6	$38,250,000	5.43%	American General Life Insurance Company	A+
7	$37,735,000	5.35%	Massachusetts Mutual Life Insurance Company	AA+
8	$29,000,000	4.11%	Pacific Life Insurance Company	A+
9	$25,450,000	3.61%	West Coast Life Insurance Company	AA-
10	$22,333,000	3.17%	Metropolitan Life Insurance Company	AA-

Servicing Agents

We have contracted with Wells Fargo Bank to provide servicing, collateral agent, and trustee services with respect to certain life insurance policies owned by our wholly owned subsidiary, DLP Funding II. In addition, we have contracted with Bank of Utah to provide servicing, collateral agent, and trustee services with respect to all other life insurance policies we own. Wells Fargo Bank and Bank of Utah provide services for certain life insurance policies in connection with ownership and tracking of life insurance policies we own, including paying premiums, posting of payments (receipts) of the life insurance policies, certain monitoring, enforcement of rights and payer notifications, and related services. We reserve the right to service and provide collateral agent services for certain life insurance policies directly, or appoint additional third-party servicers in the future.

Competition

We encounter significant competition in the life insurance purchasing and financing business from numerous companies, including hedge funds, investment banks, secured lenders, specialty life insurance finance companies and life insurance companies themselves. Many of these competitors have greater financial and other resources than we do and may have significantly lower cost of funds because they have greater access to insured deposits or the capital markets. Moreover, some of these competitors have significant cash reserves and can better fund shortfalls in collections that might have a more pronounced impact on companies such as ours. They also have greater market share. In the event that the life insurance companies make a significant effort to compete against the business, we would experience significant challenges with our business model.

Competition can take many forms, including the pricing of the financing, transaction structuring, timeliness and responsiveness in processing a seller’s application and customer service. Some of the competitors may outperform us in these areas. Some competitors target the same type of life insurance clients as we do and generally have operated in the markets we service for a longer period of time. Increased competition may result in increased costs of purchasing policies, or it may affect the availability and quality of policies that are available for our purchase. These factors could adversely affect our profitability by reducing our return on investment or increasing our risk.

Government Regulation

The life insurance sector is highly regulated at both the federal and state levels. We are subject to federal and state regulation and supervision in the life insurance purchasing and finance business. There are significant regulations in many states that require us to obtain specific licenses or approvals to be able to purchase life insurance policies in those states. We continually research and monitor regulations and apply for the appropriate licenses in the required states.

Governments at both the federal and state levels have continued to review the impact of the business on the life insurance industry. Moreover, recent federal government actions with respect to insurance companies have increased the federal government’s role in regulating the insurance industry. Recently we have seen legislative efforts by state governments to mandate the sale or liquidation of a life insurance policy as part of the Patient Protection and Affordable Care Act in order to increase the number of Americans covered by health insurance and decrease the cost of health care.  The legislative effort is designed to monetize all assets of the insured prior to eligibility under the health care provided under the Patient Protection and Affordable Care Act.  These efforts may affect the number of life insurance policies available for purchase and their attractiveness.

State statutes typically provide state regulatory agencies with significant powers to interpret, administer and enforce the laws relating to the purchase of life insurance policies in those states. Under statutory authority, state regulators have broad discretionary power and may impose new licensing requirements, interpret or enforce existing regulatory requirements in different ways or issue new administrative rules, even if not contained in state statutes. State regulators may also impose rules that are generally adverse to our industry. Because the life insurance secondary market is relatively new and because of the history of certain abuses in the industry, we believe it is likely that state regulation will increase and grow more complex in the foreseeable future. We cannot, however, predict what any new regulation would specifically involve.

Any adverse change in present laws or regulations, or their interpretation, in one or more states in which we operate (or an aggregation of states in which we conduct a significant amount of business) could result in our curtailment or termination of operations in such jurisdictions, or cause us to modify our operations in a way that adversely affects our ultimate profitability. Any such action could have a corresponding material and negative impact on our results of operations and financial condition, primarily through a material decrease in revenues, and could also negatively affect our general business prospects.

Some states and the SEC have, on occasion, attempted to regulate the purchase of non-variable life insurance policies as transactions in securities under federal or state securities laws.  In July 2010, the SEC issued a Staff Report of its Life Settlement Task Force. In that report, the Staff recommended that certain types of purchased life insurance policies be classified as securities. The SEC has not taken any position on the Staff Report, and there is no indication if the SEC will take or advocate for any action to implement the recommendations of the Staff Report. In addition, there have been several federal court cases in which transactions involving the purchase and fractionalization of life insurance contracts have been held to be transactions in securities under the federal Securities Act of 1933. We believe that the matters discussed in the Staff Report, and existing case law, do not impact our current business model since our purchases of life settlements are distinguishable from those cases that have been held by courts, and advocated by the Staff Report, to be transactions in securities. For example, we are not involved in fractionalization of any life insurance policies, and we do not purchase variable life insurance policies.

If federal law were to change, whether by action of the Congress or through the courts, with the result that purchases of non-fractionalized and non-variable life insurance policies would be considered transactions in “securities,” we would be in violation of existing covenants under our revolving credit facility requiring us to not be an “investment company” under the Investment Company Act of 1940. This could in the short-term or long-term affect our liquidity and increase our cost of capital and operational expenses, all of which would adversely affect our operating results. It is possible that such an outcome could threaten the viability of our business and our ability to satisfy our obligations as they come due.

With respect to state securities laws, almost all states currently treat the sale of a life insurance policy as a securities transaction under state laws, although some states exclude from the definition of a security the original sale from the insured or the policy owner to the life settlement provider. To date, due to the manner in which we conduct and structure our activities and the availability, in certain instances, of exceptions and exemptions under securities laws, such laws have not adversely impacted our business model.

State Life Settlement License Requirements

State laws differ as to the extent to which purchasers of life insurance policies are required to be licensed by a state regulatory agency. We may elect to conduct life insurance policy purchasing only in those states in which we are licensed or where no licensure is required.  The licensing requirements differ from state to state, but where they exist, they typically require the payment of licensing fees, periodic reporting, and submission to audit by state regulators. We do not intend to purchase any life insurance policies in any states that require a license or similar qualification without first obtaining such license or qualification or purchasing through a licensed provider in that state.

The table below identifies all states (and the District of Columbia) in which we can conduct business directly with the seller of a life insurance policy or through a licensed provider. An asterisk (*) indicates that the state does not require licensing. In those states identified in the right-hand column, we can purchase policies through our provider relationships with Magna Administrative Services, Inc. Abacus Settlements, LLC, and Lotus Life, LLC. If our relationships with either Magna Administrative Services, Abacus Settlements or Lotus Life were to end, for any reason, we believe we would be able to replace that relationship quickly.

States Where We Conduct Business Directly	States Where We Conduct Business Through Other Licensed Providers
Alabama*	Colorado
Arizona	Georgia
Arkansas	Illinois
California	Kentucky
Connecticut	Minnesota
Delaware	Nevada
District of Columbia*	New Jersey
Florida	Oregon
Indiana	Utah
Iowa	Wisconsin
Kansas
Louisiana
Maine
Maryland
Massachusetts
Michigan*
Mississippi
Missouri*
Nebraska
New Mexico*
New York
North Carolina
Ohio
Oklahoma
Pennsylvania
Rhode Island
South Carolina*
South Dakota*
Tennessee
Texas
Virginia
Washington
Wyoming*

We are not presently able to conduct business in the following states due to the fact that we neither have a license to operate in that state nor do we have a relationship with another licensed provider in that state: Alaska, Hawaii, Idaho, Montana, New Hampshire, North Dakota, Vermont and West Virginia.

Health Insurance Portability and Accountability Act

HIPAA requires that holders of medical records maintain such records and implement procedures in ways designed to assure the privacy of patient records. HIPAA has precipitated widespread changes in record keeping, including patient consent forms and access restrictions in data processing software. In order to carry out the business, we receive medical records and obtain a release to share such records with a defined group of persons. We are entitled to have access to patient information, take on the responsibility for preserving the privacy of that information, and use the information only for purposes related to the life insurance policies.

Regulatory Matters

We have been informed that the SEC is conducting a private investigation of our company and its offering of Renewable Secured Debentures. The SEC has advised us in writing that the investigation is a fact-finding inquiry and does not mean the SEC has concluded that we, or anyone else, have violated any laws or regulations. Also, the SEC has advised us in writing that the investigation does not mean that they have a negative opinion of any person, entity or security. The SEC has not informed us of any intent on its part to stop order our registration statement; it has not asked us to modify our registration statement in any way; and it has not stated that it has found the registration statement to be deficient in any respect. We are fully cooperating with this investigation.

Employees

We employ approximately 35 employees.

Properties

Our principal executive offices are located at 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402. We lease 11,695 square feet of space for a lease term expiring in August 2015. We believe that the existing facilities are adequate for our current needs and that suitable additional space will be available as needed.

Legal Proceedings

Our Chief Executive Officer, Jon R. Sabes and Chief Operating Officer, Steven F. Sabes, are subject to litigation relating to claims by a bankruptcy trustee for loan payments made to an affiliate, Opportunity Finance, LLC. Such payments may ultimately be deemed to be avoidable transfers under preference or other legal theories. Case No. 08-45257 (U.S. Bankruptcy Court District of Minnesota). In addition, GWG Holdings invested $1.0 million in Opportunity Finance, LLC in 2006 and was repaid and received $176,948 of interest income from that investment in 2007.  Jon R. Sabes and Steven F. Sabes together beneficially own approximately 94.2% of our common stock prior to this offering and, assuming the sale of all [5,000,000] common shares offered hereby, will beneficially own approximately [44.8]% of our common stock after this offering.  To date, no claim has been made against us.

While we believe there are numerous meritorious defenses to the claims made by the bankruptcy trustee, and we are advised that the defendants in that action will vigorously defend against the trustee’s claims, such defendants may not prevail in the litigation with the bankruptcy trustee. If the bankruptcy trustee sought to sell or transfer the equity interests of Jon R. Sabes or Steven F. Sabes as a result of the litigation, there could be a change in control of the Company and our business together with all of our investors could be materially and adversely impacted. Such adverse results would likely arise in connection with negative change-in-control covenants contained in our revolving credit facility agreements, the breach of those covenants and an ensuing event of default under such facility. In addition, if the bankruptcy trustee sought to sell or transfer the equity interests of Jon R. Sabes or Steven F. Sabes as a result of the litigation.  Finally, regardless of the outcome of this litigation, these matters are likely to distract management and reduce the time and attention that they are able to devote to our business.

MANAGEMENT

Directors and Executive Officers

The name, age and positions of our current executive officers and directors are as follows:

Name	Age	Positions
Jon R. Sabes	47	Chief Executive Officer and Director
Paul A. Siegert	74	President and Director (Chairman of the Board)
Steven F. Sabes	45	Chief Operating Officer, Secretary and Director
Jon Gangelhoff	55	Chief Financial Officer
Jeffrey L. McGregor	60	Director
Charles H. Maguire III	70	Director
David H. Abramson	72	Director

Jon R. Sabes, co-founder and Chief Executive Officer of our company, is a financial professional with over 20 years of experience in the fields of finance, venture capital, business development, managerial operations, and federal taxation. Since 1999, Mr. Sabes has served as Chief Executive Officer of Opportunity Finance, LLC, a family investment company specializing in structured finance.  Over his career, Mr. Sabes has been active in receivable financing, life insurance financing, and casualty insurance financing, structuring over $900 million in financing commitments for his related businesses. Mr. Sabes’ experience includes co-founding and leading the development of two leading insurance-related finance companies: GWG Life, a company in the life insurance finance industry founded in 2006, and MedFinance, an innovator in casualty insurance and healthcare finance founded in 2005. Through these companies, Mr. Sabes has developed and applied financial structuring techniques, underwriting algorithms, and business modeling aspects to the insurance industry. Mr. Sabes’ education includes a Juris Doctor degree cum laude from the University of Minnesota Law School; and a Bachelor of Arts degree in Economics, from the University of Colorado. Over his career, Mr. Sabes has held several licenses and professional association memberships including FINRA Series 7, Series 63, Minnesota State Bar Association, and American Bar Association. In addition to being an active father of three, Mr. Sabes serves on the boards of Saving Children and Building Families, and the Insurance Studies Institute. Mr. Sabes is the brother of Steven F. Sabes. Mr. Sabes has served as our Chief Executive Officer, and a director, since 2006.

Steven F. Sabes, co-founder and Chief Operating Officer and Secretary of our company, is responsible for various managerial aspects of our business, with a specific focus on treasury and financial operations, life insurance policy purchasing, and specialty finance operations.  Since 1998, Mr. Sabes has served as a Managing Director of Opportunity Finance, LLC, a family investment company specializing in structured finance. Mr. Sabes holds a Master of Science and Doctor of Philosophy in organic chemistry from the University of Minnesota, as well as a Bachelor of Arts degree from The Colorado College. Mr. Sabes is the brother of Jon Sabes. Mr. Sabes has served as our Chief Operating Officer and Secretary, and a director, since 2006.

Paul A. Siegert, co-founder of our company, has over 50 years of experience in national and international business with focus on general business, financial and investment strategies, management practices, fiscal controls, profit incentives, systems and corporate structuring and governance. Over his career, Mr. Siegert has consulted to Fortune 500 corporations, regional firms, emerging businesses, government and education, and has served as director, general partner and advisor to partnerships and corporations, including restructuring of economically troubled businesses. Mr. Siegert has provided written testimony to the Senate Finance Committee regarding SEC practices and created two companies registered under the Investment Advisors Act of 1940. Mr. Siegert was an active participant in the formation and direction of the Colorado Institute for Artificial Intelligence at the University of Colorado. Mr. Siegert’s education includes studies toward a Master of Business Administration, University of Chicago; and Bachelor of Science and Industrial Management, Purdue University. His insurance-related experiences include the creation of one of the nation’s first employer self-funded life, medical and disability insurance programs; designing medical, life insurance and social security opt-out programs for educational institutions; incorporation of financial analysis disciplines in life insurance and estate planning; and strategizing of key-man insurance plans and life insurance in business continuation planning for corporations and senior executives. From 1979 to 1986, Mr. Siegert was nationally recognized as a tax and estate planning expert. In 1999 Mr. Siegert retired from active business to engage in various personal financial and investment endeavors. In 2004, he founded Great West Growth, LLC, a Nevada limited liability company and a predecessor to GWG Life, to purchase life insurance policies. In his capacities with GWG Life, he created an insurance policy valuation and pricing model, created life insurance policy purchase documentation, undertook state licensing and compliance and developed operating and marketing systems. Mr. Siegert currently serves as the President and Chief Executive Officer of the Insurance Studies Institute, which he founded in 2007. Mr. Siegert currently serves as President, Director and Chairman of the Board of GWG Holdings, Inc. He has been active in a variety of charities and foundations, including Rotary International.

Jon Gangelhoff has served rapidly growing businesses in several industries as chief financial officer with a strong focus on business operations since 1986. Prior to joining our company in March 2009, he served as chief financial officer for Northern Metal Recycling, a metal recycling firm the sales of which exceeded $500 million annually, from 2006 to 2008. Mr. Gangelhoff’s responsibilities at Northern Metal Recycling included acquisition and related integration operations focused on finance, information systems, and human resources functions. Prior to that, from 2003 to 2006, Mr. Gangelhoff served as the chief financial officer of Kuhlman Company, formerly a public reporting company, where he established corporate infrastructure, developed financial reporting and internal control systems, and managed the SEC reporting process. During his 25-year career, Mr. Gangelhoff has used an integrated hands-on and financial management approach to improve the performance of the companies he served in a variety of industries. Mr. Gangelhoff holds a bachelor of Bachelor of Arts degree from Mankato State University.

Jeffrey L. McGregor has had an extensive career in the insurance and financial services industry, serving as President for three major financial sales and distribution companies.  Mr. McGregor has 34 years of experience in sales, distribution strategies and leadership with a proven track record in sales and growth of annuity, life insurance, and mutual fund products.  Mr. McGregor has been a quoted industry source for Ignites, Foxfire, Dalbar, Mutual Fund Forum and Investment News, and has served on numerous industry boards and associations, including the Life and Annuity Advisory Board, the Mutual Fund Forum, and the International Association for Financial Planning.  Mr. McGregor has written, published and presented a number of papers focused on the insurance and financial industry. Throughout his career, Mr. McGregor’s primary focus has been to promote successful collaboration with employees, clients and colleagues to create respectful, profitable, and long-term relationships.

Mr. McGregor has lead teams that represented all traditional life insurance products—term, whole life, universal life, disability insurance, long-term care, along with high-net worth and estate planning strategies that maximize the protection and tax advantages that life insurance products provide. Mr. McGregor has worked closely with product development teams in determining the risk and required sales results necessary to meet profitability targets.  Mr. McGregor professional career encompasses the oversight and creation of marketing, sales presentations and advisor/only materials, seeking a balanced approached to the risks and rewards of the insurance, annuity and asset management products offered.

From 2005 to 2010, Mr. McGregor served as the President of RiverSource Distributors and Senior Vice President of Ameriprise Financial, Inc. During his tenure as the President of RiverSource Distributors, he was responsible for the sales and distribution of all insurance, annuity and asset management product lines of Ameriprise through existing and new channels. In this position, Mr. McGregor identified and greatly influenced strategy, compliance, profitability and the success of multiple insurance and investment products offered by Ameriprise. Mr. McGregor led the effort that resulted in RiverSource annuities being rated the fastest growing annuity company in 2006 and 2007 according to VARDS.

From 2001 to 2004, Mr. McGregor was President of AXA Distributors, where he was responsible for the sales and distribution of insurance and annuity products manufactured by AXA Financial.  In 2003, Mr. McGregor’s sales team achieved annuity sales of $7.0 billion. This record sales year resulted in AXA Distributors’ market share position going from number six in 2002 to number two in 2003.

From 1988 to 1998, Mr. McGregor served in a variety of senior leadership positions for Colonial Investment Services.  Mr. McGregor was named President of Colonial Investment Services in 1990 and joined Colonial’s Board of Directors. During his tenure, assets under management grew from $9.0 billion to $24.0 billion.  Mr. McGregor’s hands on leadership led Colonial to a number one rating in wholesaler and marketing support three times, according to Dalbar Survey.

Over his career, Mr. McGregor has also worked with American Capital, Prudential-Bache Securities, Planco and IDS, where he began his career as a financial advisor in 1978. Mr. McGregor has earned numerous industry degrees and certifications, including LUTC CFP, CLU, and NASD licenses Series 7 and 24.  Mr. McGregor received his B.S. and M.B.A. from California Coast University.  In 2012, Mr. McGregor authored a life experience and motivational book—A Spirit Never Tires—which echoes his results driven style to inspire others through passion, energy, courage and a positive attitude.

Charles H. Maguire III, a registered FINRA Arbitrator, has over 35 years of experience in the financial services industry.  The core of Mr. Maguire’s career has been with Merrill Lynch and Company from 1969 to 2004.  In one of his last positions with Merrill Lynch, Mr. Maguire served as Director of Financial Institutions Services Group, where he had complete responsibility for the Merrill Lynch’s institutional client services within its domestic branch office system. In addition, Mr. Maguire oversaw the professional teams responsible for product creation and had oversight of an institutional trading desk in New York City. Mr. Maguire’s most notable contribution to Merrill Lynch was the creation of the Consults Product, which to this day is one of the most profitable products at Merrill Lynch.  In addition to serving as Director of Financial Institutions Services Group, Mr. Maguire held a variety of sales and management roles at Merrill Lynch, including Sales Manager, Resident Vice President, Regional Sales Manager, Senior Resident Vice President, and Managing Director.

From 2009 to 2011, Mr. Maguire served as a leadership consultant for both the University of Cincinnati School of Medicine and the Economic Center, University of Cincinnati.  From 2005 to 2007, Mr. Maguire also served as the Senior Advisor on Staff to the Governor of the State of South Carolina, the Director of Cabinet Affairs, and the Chief of Staff of the Department of Commerce for the State of South Carolina. During his tenure as Director of Cabinet Affairs for the Governor of the State of Carolina, Mr. Maguire was fully responsible for overseeing the operations of all agencies that reported to the Governor of South Carolina.  In his role as Chief of Staff of the South Carolina Department of Commerce, Mr. Maguire was responsible for the daily operations of the Department of Commerce.  During his tenure with the Department of Commerce, Mr. Maguire led the restructuring of the Department of Commerce, which led to South Carolina becoming one of the top three states for job creation and corporate relocations.

Mr. Maguire has served on the boards (or similar functions) of over 25 nonprofit organizations, including services as a trustee for Centre College, trustee for The Seven Hills School, member of the Charter Review Committee of Cincinnati, trustee for the Queen City Foundation, trustee and executive committee member for St. Elizabeth Medical Center, and President for the Joy Outdoor Education Center.  Mr. Maguire holds a B.A. from Centre College.

David H. Abramson, a certified public accountant, is presently the Chairman and Chief Executive Officer of David Abramson & Associates, LLC, an executive search and leadership development and financial consulting firm that he founded in 2002.  The firm provides retained executive search services at the senior leadership levels as well as senior leadership mentoring and coaching.  In addition, the firm provides financial and other consulting services to clients.

In 2001, Mr. Abramson was a Senior Vice President of AXA Financial/Equitable Life Insurance based in New York City, and served as Chairman and Chief Executive Officer of Grant Thornton Advisors, a joint venture of AXA Financial and Grant Thornton Required by his responsibility, Mr. Abramson held NASD series 7, 24 and 66 licenses during his tenure at Grant Thornton Advisors. From 1999 to 2001 Mr. Abramson was Grant Thornton’s National Managing Partner of Financial Advisory Services where he led the design of the vision, strategy, governance and operational plans of Grant Thornton Advisors. Grant Thornton Advisors was designed to offer personal financial and estate planning, and investment and insurance products and services to middle-market companies, their owners and officers and other high net worth individuals.

The core of Mr. Abramson’s career was as a Partner in Grant Thornton from 1972 until 2001.  In 1972, Mr. Abramson became an Audit Partner and the Minneapolis Office Managing Partner, and he continued serving in those roles throughout most of his time at Grant Thornton. Mr. Abramson also became a member of Grant Thornton’s National Senior Leadership Team in 1982.  In this regard, his primary responsibility was Regional Managing Partner with direct line responsibility over assigned operating offices throughout the country.  From 1988 to 1990, Mr. Abramson was Grant Thornton’s National Managing Director of Client Services directly responsible for Accounting, Tax, Management Consulting, Human Resources, Marketing and Strategic Planning.  During the 1990s, Mr. Abramson also led the development and implementation of the Manufacturing/Distribution Services practice.  Mr. Abramson’s partners at Grant Thornton elected him to serve on Grant Thornton’s 11-person Partnership Board for three terms from 1982 to 1990.  This board provided oversight and direction related to governance, partner admission and compensation, financial and strategic issues.

Mr. Abramson previously served on the Board of Directors of Southwest Casino Corporation, and served as Chairman of that board’s Audit Committee and a member of its Governance and Nominating Committee from 2006 to 2009.  Mr. Abramson has also served as a board member, Chairman or President of a number of nonprofit organizations, including President of the Minnesota Society of CPAs, Chairman of The Greater Minneapolis Chamber of Commerce, and President of Temple Israel.  He currently is a Member of the University of Minnesota Carlson School Of Management Alumni Board, and an Advisory Board Member of the University of Minnesota Carlson Consulting Enterprise.

Mr. Abramson received his B.S. degree (Accounting) from the University of Minnesota and his M.B.A. from the University of Michigan.

Board of Directors

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors focuses primarily on the information discussed in each of the directors’ individual biographies set forth above. With regard to Mr. Jon R. Sabes, the board considered his significant experience, expertise and background with regard to financial matters, and his demonstrated experience and skills in managing the Company’s business. With regard to Mr. Steven F. Sabes, the board considered his background and experience with the Company and its business. With respect to Mr. Siegert, the board considered his significant experience in securities and finance, and his background in secondary life insurance market. With regard to Mr. McGregor, the board considered his experience in the financial and insurance industries, and in particular his sales, marketing and leadership experience relative to those industries. In the case of Mr. Maguire, the board considered his extensive background in the financial services industry and service in various leadership positions for multiple organizations. With regard to Mr. Abramson, the board considered his extensive background and knowledge of accounting and finance, and prior leadership positions.

The Board of Directors periodically reviews relationships that directors have with the Company to determine whether the directors are independent. Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from the Company, are not an affiliated person of the Company or its subsidiaries (e.g., an officer or a greater-than-10% stockholder) and are independent within the meaning of applicable laws, regulations and the NASDAQ listing rules. In this regard, the Board of Directors has determined that Messrs. McGregor, Maguire and Abramson are independent within the meaning of those standards.

Board Committees

Our Board of Directors has an Audit Committee, Compensation Committee and Corporate Governance and Nomination Committee.  The Audit Committee is composed of Messrs. Abramson (Chair), McGregor and Maguire. The Compensation Committee is composed of Messrs. Maguire (Chair) and Abramson. The Nomination and Corporate Governance Committee is composed of Messrs. McGregor (Chair) and Abramson.

Our Audit Committee, Compensation Committee, and Nomination and Corporate Governance Committee each comply with the listing requirements of The NASDAQ Marketplace rules.  At least one member of the Audit Committee, Mr. Abramson, is an “audit committee financial expert,” as that term is defined in Item 401(h)(2) of Regulation S-K, and is “independent” as that term is defined in Rule 5605(a) of the NASDAQ Marketplace Rules.

Indemnification of Directors and Executive Officers

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of GWG Holdings, Inc. in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of GWG Holdings, Inc. in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our Certificate of Incorporation, corporate bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants the power to GWG Holdings, Inc. to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Article 6 of our corporate bylaws provides that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling GWG Holdings, Inc. pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

We have purchased directors’ and officers’ liability insurance through in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by: (i) each individual who served as the principal executive officer and principal financial officer of GWG Holdings during the year ended December 31, 2013; and (ii) each other individual that served as an executive officer of either GWG Holdings or GWG Life at the conclusion of the year ended December 31, 2013 and who received more than $100,000 in the form of salary and bonus during such fiscal year. For purposes of this document, these individuals are collectively referred to as our “named executives.”

Name and Principal Position		Salary	Bonus and Other	Total
Jon R. Sabes (1)	2013	$350,000	$561,486	$911,486
Chief Executive Officer	2012	$350,000	$163,182	$513,182

Jon Gangelhoff	2013	$120,000	$70,520	$190,520
Chief Financial Officer	2012	$120,000	$28,244	$148,244

Paul A. Siegert (1)	2013	$150,000	$56,867	$206,867
President and Chairman of the Board	2012	$150,000	$113,967	$263,967

Steven F. Sabes (1)	2013	$150,000	$437,899	$587,899
COO and Secretary	2012	$150,000	$35,591	$185,591

(1) In 2013, Messrs. Jon R. Sabes, Steven F. Sabes, and Paul A. Siegert each received a bonus related to the tax impact of the conversion of the Company from a limited liability company to a corporation. Mr. Jon R. Sabes was paid a bonus of $436,700, Mr. Steven F. Sabes was paid a bonus of $380,600, and Mr. Paul A. Siegert was paid a bonus of $8,000.

Employment Agreements and Change-in-Control Provisions

In June 2011, we entered into employment agreements with each of Messrs. Jon R. Sabes, Steven F. Sabes, Paul A. Siegert and Jon Gangelhoff. Mr. Jon R. Sabes is our Chief Executive Officer; Mr. Steven F. Sabes is our Chief Operating Officer and Secretary; Mr. Siegert is our President (and also our Chairman of the Board); and Mr. Gangelhoff is our Chief Financial Officer. These employment agreements establish key employment terms (including reporting responsibilities, base salary, discretionary and bonus opportunity and other benefits), provide for severance benefits in certain situations, and contain non-competition, non-solicitation and confidentiality covenants.

Under their respective employment agreements, Mr. Jon R. Sabes receives an annual base salary of $350,000, Messrs. Steven F. Sabes and Paul A. Siegert receive an annual base salary of $150,000, and Mr. Gangelhoff receives an annual base salary of $120,000. The employment agreements contain customary provisions prohibiting the executives from soliciting our employees for one year after any termination of employment, and from competing with the Company for either two years (if the executive is terminated for good cause or if he resigns without good reason) or one year (if we terminate the executive’s employment without good cause or if he resigns with good reason). If an executive’s employment is terminated by us without “good cause” or if the executive voluntarily resigns with “good reason,” then the executive will be entitled to (i) severance pay for a period of 12 months and (ii) reimbursement for health insurance premiums for his family if he elects continued coverage under COBRA.

The employment agreements for Messrs. Jon R. Sabes, Steve F. Sabes and Paul A. Siegert also provide that we will reimburse them for any legal costs they incur in enforcing their rights under the employment agreement and, to the fullest extent permitted by applicable law, indemnify them for claims, costs and expenses arising in connection with their employment, regardless of the outcome of any such legal contest, as well as interest at the prime rate on any payments under the employment agreements that are determined to be past due, unless prohibited by law.

All of the executive employment agreements include a provision allowing us to reduce their severance payments and any other payments to which the executive becomes entitled as a result of our change in control to the extent needed for the executive to avoid paying an excise tax under Code Section 280G, unless, the named executive officer is better off, on an after-tax basis, receiving the full amount of such payments and paying the excise taxes due.

Prior to January 1, 2011, Messrs. Jon R. Sabes, Paul A. Siegert and Steven F. Sabes received loan advances that accrued interest at rates ranging from 4.2% to 5.0% per annum. Under this arrangement, made during the time when GWG Holdings was a limited liability company, these advance amounts were to be repaid upon or in connection with operating distributions made by us. Under the prior arrangements and through June 13, 2011, advances aggregating approximately $981,167 were made to Jon R. Sabes with cumulative interest owed of $114,496, $287,500 to Paul A. Siegert with cumulative interest owed of $22,708, and $861,976 to Steven F. Sabes with cumulative interest owed of $94,438. On July 27, 2011, Messrs. Jon R. Sabes, Steven F. Sabes and Paul A. Siegert repaid their loan balances.

Outstanding Equity Awards at Fiscal Year End

We had no outstanding equity awards as of December 31, 2013 for any named executives.

Compensation of Directors

The following table sets forth the cash and non-cash compensation awarded to or earned by each individual who served as member of our Board of Directors during the year ended December 31, 2013.

Fees Earned or Paid in Cash
Director’s Name	2013
Paul A. Siegert (Chairman)	$30,000
Jon R. Sabes	$30,000
Steven F. Sabes	$30,000
Brian Tyrell	$25,000
Laurence Zipkin	$25,000
Kenneth Fink	$25,000
David H. Abramson	$11,000
Charles H. Maguire III	$8,000
Jeffrey L. McGregor	$8,000

On October 28, 2013, Messrs. Tyrell, Zipkin and Fink voluntarily resigned from the board and three new directors, Messrs. David H. Abramson, Jeffrey L. McGregor and Charles H. Maguire III, were appointed to the board.  Upon their appointment to the board, each director received compensation in an amount of $5,000 and 2,000 shares of common stock.  Our present policy is that, on a quarterly basis, the Audit Committee Chair receive compensation of $4,000 in cash and 2,000 shares of common stock, and both the Nomination and Corporate Governance Committee Chair and Compensation Committee Chair receive compensation of $2,000 in cash and 1,000 shares of common stock.  All non-employee directors (including the Chairs) will receive quarterly compensation in an amount of $1,000 in cash and 500 shares of common stock.

2013 Stock Incentive Plan

In April 2013, our Board of Directors and our stockholders adopted the 2013 Stock Incentive Plan and reserved 2,000,000 shares of common stock for issuance under that plan. The 2013 Stock Incentive Plan permits the grant of both incentive and non-statutory stock options.  As of the date of this prospectus, there are 731,500 common shares issuable upon exercise of incentives granted under the plan.  The Board of Directors adopted the 2013 Stock Incentive Plan to provide a means by which our employees, directors, officers and consultants may be granted an opportunity to purchase our common stock, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for our success.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of outstanding common shares beneficially owned as of the date set forth above, by:

•	each person known by us to be the beneficial owner of more than five percent of our outstanding common stock

•	each of our current directors

•	each our current executive officers and any other persons identified as a “named executive” in the Summary Compensation Table above, and

•	all our current executive officers and directors as a group.

Shares beneficially owned and percentage ownership before this offering is based on 9,124,000 shares of common stock outstanding.  Percentage ownership after this offering is based on [19,176,164] shares of common stock outstanding immediately after the closing of this offering.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes general voting power and/or investment power with respect to securities. Shares of common stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the record rate, and shares of common stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Under the applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of outstanding shares of the Company.  In any case where an individual has beneficial ownership over securities that are not outstanding, but are issuable upon the exercise of options or warrants or similar rights within the next 60 days, that same number of shares is added to the denominator in the calculation described above. Because the calculation of each person’s beneficial ownership set forth in the “Percentage of Common Shares” column of the table may include shares that are not presently outstanding, the sum total of the percentages set forth in such column may exceed 100%.  Unless otherwise indicated, the address of each of the following persons is 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402, and each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

		Percentage of Shares Beneficially Owned
Name and Address	Shares Beneficially Owned	Prior to Offering	After Offering
Jon R. Sabes (1)	4,365,702	47.3%	22.2%
Steven S. Sabes (2)	4,283,408	46.4%	21.8%
Paul A. Siegert (3)	450,890	4.9%	2.3%
Jon Gangelhoff (4)	100,000	1.1%	*
Jeffrey L. McGregor (5)	7,000	*	*
David H. Abramson (6)	10,000	*	*
Charles H. Maguire III (7)	7,000	*	*
All current directors and officers as a group (8)	9,224,000	99.7%	47.0%

*	less than one percent.

(1)
Mr. Sabes is our Chief Executive Officer and a director of the Company. Shares reflected in the table include 2,184,536 shares held individually, 978,172 shares held by Opportunity Finance, LLC, a Minnesota limited liability company of which Mr. Sabes is a manager and member, 339,342 shares held by Jon Sabes 1992 Trust No.1, a trust of which Mr. Sabes is the beneficiary, 337,602 shares held by Jon Sabes 12.30.92 Trust, a trust of which Mr. Sabes is a beneficiary, 483,263 shares held by Jon Sabes1982 Trust, a trust of which Mr. Sabes is a beneficiary, and 327,475 shares held by Jon Sabes 1976 Trust, a trust of which Mr. Sabes is a beneficiary.  Shares reflected in the table  204,382 shares held by trusts for the benefit of Mr. Sabes’ immediate family members. The trustees of each of the trusts are Robert W. Sabes, Steve F. Sabes and Ross A. Sabes.

(2)
Mr. Sabes is our Chief Operating Officer, Secretary and a director of the Company. Shares reflected in the table include 1,599,558 shares held individually, 978,172 shares held by Opportunity Finance, LLC, a Minnesota limited liability company of which Mr. Sabes is a manager and member, 1,042,316 shares held by SFS Trust 1982, a trust of which Mr. Sabes is the beneficiary, 701,558 shares held by SFS Trust 1992 Esther, a trust of which Mr. Sabes is a beneficiary, and 400,890 shares held by SFS Trust 1976, a trust of which Mr. Sabes is a beneficiary. The trustees of each of the trusts are Robert W. Sabes, Jon R. Sabes and Ross A. Sabes.  The number of shares also include 50,000 of vested stock options granted pursuant to stock option agreement dated 9/5/2013 for 55,000 shares at exercise price of $3.76 vesting over 3 year period.

(3)
Mr. Siegert is our President and a director of the Company (Chairman).  Shares reflected in the table include 400,890 shares held individually and 50,000 of vested stock options granted pursuant to stock option agreement dated 9/5/2013 for 55,000 shares at exercise price of $3.76 vesting over 3 year period.

(4)
Mr. Gangelhoff is our Chief Financial Officer.  Shares reflected in the table include 100,000 of vested stock options granted pursuant to stock option agreement dated 9/5/2013 for 154,000 shares at exercise price of $3.76 vesting over 3 year period.

(5)
Mr. McGregor is a director of the Company.  Shares reflected in the table include 7,000 of vested stock options granted pursuant to stock option agreement dated 11/12/2013 for 42,000 shares at exercise price of $3.76 vesting quarterly over 3 year period.

(6)
Mr. Abramson is a director of the Company.  Shares reflected in the table include 10,000 of vested stock options granted pursuant to stock option agreement dated 10/28/2013 for 60,000 shares at exercise price of $3.76 vesting quarterly over 3 year period.

(7)
Mr. Maguire is a director of the Company.  Shares reflected in the table include 7,000 of vested stock options granted pursuant to stock option agreement dated 11/12/2013 for 42,000 shares at exercise price of $3.76 vesting quarterly over 3 year period.

(8)	Includes the beneficial ownership of Messrs. Jon R. Sabes, Steven F. Sabes, Siegert, Gangelhoff, McGregor, Abramson and Maguire.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transactions

As explained above under “—Employment Agreements and Change-in-Control Provisions,” we were party to an arrangement with each of Jon R. Sabes, Paul A. Siegert and Steven F. Sabes whereby those individuals received loan advances that accrued interest at rates ranging from 4.2% to 5.0% per annum.  Under this arrangement, made during the time when GWG Holdings was a limited liability company, these advance amounts were to be repaid upon or in connection with operating distributions made by us. From inception through June 13, 2011, advances aggregating approximately $981,167 were made to Jon R. Sabes with cumulative interest owed of $114,496, $287,500 to Paul A. Siegert with cumulative interest owed of $22,708, and $861,976 were made to Steven F. Sabes with cumulative interest owed of $94,438.  On July 27, 2011, Messrs. Jon R. Sabes, Steven F. Sabes and Paul A. Siegert repaid their loan balances.

In May 2008, our affiliate, Insurance Strategies Fund, LLC, a Delaware limited liability company beneficially owned by Mr. Jon R. Sabes, our Chief Executive Officer, agreed to make discretionary unsecured general working capital loans to GWG Holdings for short-term working capital needs.  As of December 31, 2011 and 2012, we owed no amounts to Insurance Strategies Fund. Nevertheless, an Amended and Restated Investment Agreement with Insurance Strategies Fund, dated as of September 3, 2009, remains in place.  That agreement permits Insurance Strategies Fund to make additional discretionary unsecured short-term work capital loans in the future.

Effective July 14, 2008, we entered into an Addendum No. 1 to Sub-Sublease Agreement with Opportunity Finance, LLC, a limited liability company of which Jon R. Sabes, our Chief Executive Officer, also serves as Chief Executive Officer. Pursuant to the Addendum, Opportunity Finance, LLC assigned to us, and we assumed, all of Opportunity Finance’s rights and obligations under a Sub-Sublease Agreement between Opportunity Finance and an unrelated third party. The Sub-Sublease Agreement relates to the facilities in which we conduct our business operations.  Under the Sub-Sublease Agreement, as assigned, we assumed the obligation to make monthly payments of base rent that range from $7,310 (from the commencement date through July 31, 2009) to $8,770 (for the period from August 1, 2011 through the April 20, 2012 expiration of the Sub-Sublease Agreement). In addition, the Sub-Sublease Agreement, as assigned, requires that we pay additional monthly amounts in respect of operating costs as additional rent. We made aggregate payments under the Sub-Sublease Agreement of $50,000 and $147,000 for the calendar years ended December 31, 2012 and 2011, respectively.

On July 11, 2011, we entered into and consummated certain transactions contemplated by a Purchase and Sale Agreement with Athena Securities Group Ltd., a company over which our then-director Brian Tyrell held beneficial ownership. Pursuant to that agreement, we sold 989,000 shares of common stock (after giving effect to the August 9, 2011 two-for-one forward stock split) to Athena Securities Group, and purchased 5,940 ordinary shares of Athena Structured Funds PLC.  The larger purpose of the transaction was to facilitate cooperation among the Company and the Athena entities in future financing efforts that may permit Athena to raise capital from global markets outside of the United States for the purpose of financing the acquisition of life insurance policies in the secondary market.  On June 28, 2013, we entered into a new Purchase and Sale Agreement with Athena Securities Limited and Athena Securities Group Limited. The June 28, 2013 agreement terminated the parties’ original Purchase and Sale Agreement dated July 11, 2011. Under the new agreement, we appointed Athena Securities Group Limited (i) as GWG Holdings’ exclusive representative for the offer and sale of GWG Holdings’ Renewable Secured Debentures in Ireland, and (ii) as a distributor for the offer and sale of those debentures in Europe and the Middle East, in each case until May 8, 2014. Any compensation payable to Athena Securities Group Limited will be in accordance with the compensation disclosures set forth in our prospectus for the debenture offering filed with the SEC on June 4, 2013 (as supplemented or superseded by amendment from time to time).  In addition, the new agreement effected the sale by Athena Securities Limited to us of 865,000 shares of our common stock, and GWG Holdings’ sale back to Athena Securities Group Limited of certain shares of GWG Securities International Public Limited Company (formerly known as Athena Structured Funds PLC) originally transacted under the original July 11, 2011 agreement.  In October 2013, Mr. Tyrell voluntarily resigned from our Board of Directors.

Related-Party Transaction Policy and Related Matters

In all cases, we abide by applicable state corporate law when approving all transactions, including transactions involving officers, directors or affiliates. More particularly, our policy is to have any related-party transactions (i.e., transactions involving a director, an officer or an affiliate of the Company) be approved solely by a majority of the disinterested and independent directors serving on the board. Presently, we have three independent directors serving on the board, and intend to maintain a board consisting of at least a majority of independent directors.

We do not anticipate making any future loans or advances for non-business purposes to directors, officers, affiliates or other persons who might be considered “promoters” under state laws. Any such loans or advances would be violative of Section 402 of the federal Sarbanes-Oxley Act of 2002. We may in the future engage in transactions with Insurance Strategies Fund, LLC, pursuant to the Amended and Restated Investment Agreement described above under the “Related Party Transactions” caption. A copy of that agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

Before this offering, there was no market for our common stock. We have applied to list our common stock on the NASDAQ Capital Market under the symbol “GWGH.”

Record Holders

As of February [●], 2014, there were [nine] holders of record of our common stock and [●] holders of record of our Series A Convertible Preferred Stock.  Pursuant to the rights, preferences and privileges of our Series A Convertible Preferred Stock, as set forth in our Certificate of Incorporation, each issued and outstanding share of Series A Convertible Preferred Stock will be converted automatically into one and one-half shares of our common stock at the effective time of this offering.

Dividends

We do not expect to pay cash dividends or make any other distributions in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

On March 27, 2013, we adopted the GWG Holding, Inc. 2013 Stock Incentive Plan, which is approved to grant up to an aggregate of 2,000,000 shares of our common stock, of which 731,500 shares are subject to outstanding incentive grants.  In addition, we intend to grant options to purchase a total of [●] shares of our common stock to our non-employee directors on the effective date of this offering.  The 2013 Stock Incentive Plan was approved by our stockholders in April 2013.  See “Management—GWG Holdings, Inc. 2013 Stock Incentive Plan.”

DESCRIPTION OF SECURITIES

The following is a description of our capital stock and the material provisions of our Certificate of Incorporation, bylaws and other agreements to which we and our stockholders are parties, in each case upon the closing of this offering. The following is only a summary and is qualified by applicable law and by the provisions of our Certificate of Incorporation, bylaws and other agreements, copies of which are available as set forth under “Where You Can Find More Information.”

General

Our authorized capital stock consists of 210,000,000 shares of common stock, $0.001 par value per share, and 40,000,000 shares of preferred stock, $0.001 par value per share, of which 10,000,000 shares have been designated as Series A Convertible Preferred Stock and 30,000,000 shares are undesignated preferred stock.  As of February [●], 2014, there were 9,124,000 shares of our common stock and 3,394,916 shares of our Series A Convertible Preferred Stock issued and outstanding.  Pursuant to the rights, preferences and privileges of our Series A Convertible Preferred Stock, as set forth in our Certificate of Incorporation, each share of Series A Convertible Preferred Stock will be automatically converted into common stock immediately prior to the closing of this offering.  After giving effect to (i) the sale of [5,000,000] shares of common stock in this offering and the (ii) automatic conversion of our Series A Convertible Preferred Stock into common stock immediately prior to the closing of this offering, our authorized capital stock will consist of an aggregate of 210,000,000 shares of common stock, of which [19,124,179] shares will be issued and outstanding, and 40,000,000 shares of undesignated preferred stock, none of which will be issued and outstanding. Each such outstanding share of our common stock will be validly issued, fully paid and non-assessable.

A description of the material terms and provisions of our Certificate of Incorporation and bylaws that will be in effect at the closing our initial public offering and affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to the form of our Certificate of Incorporation and the form of our bylaws that have been filed with the SEC and incorporated by reference into the registration statement of which this prospectus is a part.

Common Stock

Voting.  The holders of our common stock are entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors.

Dividend Rights.  Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our Board of Directors out of our assets or funds legally available for such dividends or distributions.

Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities.  If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Conversion, Redemption and Preemptive Rights.  Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Preferred Stock

Upon the closing of this offering, no shares of preferred stock will be outstanding, but we will be authorized, subject to limitations prescribed by Delaware law (and subject to the applicable listing requirements of The NASDAQ Stock Market, Inc.), to issue up to 40,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions.  Our Board of Directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders.  Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock.  The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.  We have no current plan to issue any shares of preferred stock.

Warrants

In connection with our private offering of Series A Convertible Preferred Stock, purchasers of our Series A Convertible Preferred Stock also received three-year warrants to purchase, at an exercise price per share of $6.25, one share of common stock for every 20 shares of Series A Convertible Preferred Stock purchased.  The warrants were exercisable immediately. At February [●], 2014, we had issued and outstanding warrants to purchase a total of 831,908 shares of common stock. We may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, upon 30 days written notice to the investors at any time after (i) we have completed a registration of our common stock with the SEC and (ii) the weighted-average sale price per share of common stock equals or exceeds $7.00 per share for ten consecutive trading days ending on the third business day prior to proper notice of such redemption. Total warrants outstanding as of December 31, 2012, were 831,908 with a weighted-average remaining life of 2.34 years.

As additional consideration to the underwriter in this offering, we have agreed to sell to the underwriter, for nominal consideration, a four-year warrant to purchase up to [●] shares of our common stock.  See “Underwriting—Warrant.”

Limitations on Directors’ Liability; Indemnification of Directors and Officers

Our Certificate of Incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by law. In addition, as permitted by Delaware law, our Certificate of Incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his or her duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws.

Article 6 of our corporate bylaws provides that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling GWG Holdings, Inc. pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

We have purchased directors’ and officers’ liability insurance through in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933.

Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law that May Have an Anti-Takeover Effect

Certain provisions set forth in our Certificate of Incorporation, in our bylaws and in Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Blank Check Preferred Stock.  Our Certificate of Incorporation and bylaws contain provisions that permit us to issue, without any further vote or action by the stockholders, up to 40,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Special Meetings of Stockholders.  Our bylaws provide that special meetings of stockholders may be called only by the chairman or by a majority of the members of our board. Stockholders are not permitted to call a special meeting of stockholders, to require that the chairman call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.

Delaware Takeover Statute

In general, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Potential for Anti-Takeover Effects

While the foregoing provisions of our Certificate of Incorporation, bylaws and Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the board, and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is                         .

Listing

We have been approved to list our common stock on the NASDAQ Capital Market under the symbol “GWGH,” subject to official notice of issuance.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the offering, our current common stockholders will own 9,124,000 shares of our common stock, representing approximately [48]% of the total outstanding shares of our common stock (approximately     % if the underwriter’s over-allotment option is exercised in full).  We will also have 2,000,000 shares of our common stock reserved for issuance under our 2013 Stock Incentive Plan, of which a total of 635,500 shares are presently subject to outstanding options.  The additional options will have an exercise price equal to the initial public offering price and will vest in [●] equal annual installments commencing on the first anniversary of the date of grant.  We also have 3,378,044 shares of our Series A Convertible Preferred Stock issued and outstanding at September 30, 2013, which are convertible into an aggregate of 5,067,066 shares of our common stock at the effective time of this offering, as well as outstanding warrants to purchase a total of 831,908 shares of our common stock at $[●] per share, which are vested with respect to all shares.  In addition, upon the closing of this offering we will issue to the underwriter a four-year warrant to purchase an aggregate of [●] shares of our common stock.  This warrant is not exercisable during the first year after the date of the final prospectus relating to this offering, and thereafter is exercisable for four years at a per-share price equal to 110% of the initial public offering price.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144. The holding period for the holders of up to 5,067,066 shares of our common stock to be issued immediately prior to the closing of this offering upon the automatic conversion of 3,378,044 shares of our Series A Convertible Preferred Stock that are currently issued and outstanding (except for holders of such stock that was issued as an in-kind dividend) will have the benefit of tacking the holding period, so that such period commenced on the date of issuance of the Series A Convertible Preferred Stock, which is more than one year from the date hereof.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon the expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately [19,176,164] shares immediately after our initial public offering, or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction (i) occurring before the effective date of our initial public offering (ii) that was completed in reliance on Rule 701 and (iii) that complied with the requirements of Rule 701 will, subject to the lock-up restrictions described below, be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Lock-Up Agreements and Market Standoff Provisions

All of our directors and executive officers and certain of our employees have agreed not to sell any common stock or securities convertible into or exchangeable for shares of common stock for a period of 180 days from the date of this prospectus, subject to certain exceptions. See “Underwriting” for a description of these lock-up provisions.

Registration Statement

We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of common stock reserved for future issuance under our 2013 Stock Incentive Plan.  We expect to file this registration statement as soon as practicable after our initial public offering.  Nevertheless, none of the shares registered on Form S-8 will be eligible for resale until the expiration of the lock-up agreements to which they are subject.

UNDERWRITING

[insert here: narrative disclosure to be provided by underwriter]

Offering Price Determination

Before this offering, there was no market for our common stock. The public offering price has been arbitrarily determined between us and the underwriter and bears no relationship to our earnings, book value, net worth or other financial criteria of value and may not be indicative of the market price for the common stock after this offering.  After completion of this offering, the market price of the common stock will be subject to change as a result of market conditions and other factors.

LEGAL MATTERS

Certain legal matters in connection with the debentures will be passed upon for us by Maslon Edelman Borman & Brand, LLP, of Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of GWG Holdings, Inc. and its subsidiaries as of and for the years ended December 31, 2011 and 2012, included in this prospectus and in the related registration statement, have been audited by Mayer Hoffman McCann P.C., an independent registered public accounting firm. As indicated in their report with respect thereto, these consolidated financial statements are included in this prospectus in reliance upon the authority of such firm as experts in auditing and accounting, with respect to such report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules, and amendments to the registration statement) under the Securities Act, with respect to the shares of our common stock offered by this prospectus.  This prospectus does not contain all the information set forth in the registration statement.  For further information with respect to us and the shares of our common stock to be sold in this offering, we refer you to the registration statement.  Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete. In each instance, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by the more complete description of the matter involved.

We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, and, as a result, we file annual, quarterly and current reports, and other information with the SEC.  You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon payment of fees prescribed by the SEC.  The SEC maintains an Internet site that contains periodic and current reports, information statements, and other information regarding issuers that file electronically with the SEC.  The address of the SEC’s website is http://www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

GWG HOLDINGS, INC. AND SUBSIDIARIES

We have audited the accompanying consolidated balance sheets of GWG Holdings, Inc. and Subsidiaries (Company) as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GWG Holdings, Inc. and Subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Mayer Hoffman McCann P.C.
Minneapolis, MN
March 30, 2013

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31, 2011
A S S E T S
Cash and cash equivalents	$27,497,044	$1,878,349
Restricted cash	2,093,092	4,794,302
Due from related parties	8,613	2,265
Investment in life settlements, at fair value	164,317,183	122,168,524
Deferred financing costs, net	97,040	329,937
Death benefits receivable	2,850,000	-
Other assets	1,085,063	215,898
TOTAL ASSETS	$197,948,035	$129,389,275

L I A B I L I T I E S & E Q U I T Y (DEFICIT)
LIABILITIES
Revolving credit facility	$71,000,000	$60,000,000
Series I Secured notes payable	37,844,711	48,179,271
Renewable secured debentures	55,718,950	-
Accounts payable	470,059	435,768
Interest payable	3,477,320	1,887,835
Other accrued expenses	1,291,499	968,339
Deferred taxes, net	5,501,407	4,308,217
TOTAL LIABILITIES	175,303,946	115,779,430

COMMITMENTS AND CONTINGENCIES (NOTES 12 AND 13)

CONVERTIBLE, REDEEMABLE PREFERRED STOCK
(par value $0.001; shares authorized 40,000,000; shares issued and outstanding 3,361,076 and 1,881,329; liquidation preference of $25,208,000 and $14,110,000 on December 31, 2012 and 2011, respectively)	23,905,878	12,661,276

EQUITY (DEFICIT)
Common stock (par value $0.001: shares authorized 210,000,000; shares issued and outstanding 9,989,000 on December 31, 2012 and 2011)	9,989	9,989
Additional paid-in capital	6,971,844	8,169,303
Accumulated deficit	(8,243,622)	(7,230,723)
TOTAL EQUITY (DEFICIT)	(1,261,789)	948,569

TOTAL LIABILITIES & EQUITY (DEFICIT)	$197,948,035	$129,389,275

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31, 2012	December 31, 2011
REVENUE
Gain on life settlements, net	$17,436,743	$17,804,199
Interest and other income	89,055	60,681
TOTAL REVENUE	17,525,798	17,864,880

EXPENSES
Interest expense	10,878,627	7,860,479
Employee compensation and benefits	2,903,373	2,081,545
Legal and professional fees	1,076,694	1,200,137
Investment banking services	-	3,595,027
Other expenses	2,486,813	1,646,131
TOTAL EXPENSES	17,345,507	16,383,319

INCOME BEFORE INCOME TAXES	180,291	1,481,561
INCOME TAX EXPENSE	1,193,190	4,308,217

NET LOSS	(1,012,899)	(2,826,656)
Accretion of preferred stock to liquidation value	(1,578,405)	-
LOSS ATTRIBUTABE TO COMMON SHAREHOLDERS	$(2,591,304)	$(2,826,656)

NET LOSS PER COMMON SHARE (BASIC AND DILUTED)
Net loss	$(0.10)	$(0.30)
Accretion of preferred stock to liquidation value	$(0.16)	$-
Net loss per share attributable to common shareholders	$(0.26)	$(0.30)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and diluted	9,989,000	9,468,759

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

PROFORMA INCOME AND EARNINGS PER SHARE INFORMATION AS IF THE COMPANY HAD BEEN A CORPORATION DURING THE:	Year Ended
December 31, 2011

INCOME BEFORE INCOME TAXES	$1,481,561
INCOME TAX EXPENSE	582,253
NET INCOME	$899,308

PROFORMA EARNINGS PER SHARE
Basic	$0.09
Diluted	$0.09

PROFORMA WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	9,468,759
Diluted	9,909,129

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Members' Capital		Common	Common Stock	Additional Paid-in	Accumulated	Notes Receivable From Related
	Units	Dollars	Shares	(par)	Capital	Deficit	Parties	Total Equity

Balance, December 31, 2010	2,144	$2,976,541	-	$-	$-	$-	$(2,306,068)	$670,473

Net income through June 10	-	4,404,069	-	-	-	-	-	4,404,069

Restructuring of redeemable member's interest	100	(509,126)	-	-	-	-	-	(509,126)

Conversion from LLC to corporation (see note 1)	(2,244)	(6,871,484)	9,000,000	9,000	6,862,484	-	-	-

Net loss June 11 through December 31	-	-	-	-	-	(7,230,723)	-	(7,230,723)

Payment of notes receivable by related parties	-	-	-	-	-	-	2,306,068	2,306,068

Common stock dividends	-	-	-	-	(2,306,068)	-	-	(2,306,068)

Issuance of warrants to purchase common stock	-	-	-	-	13,876	-	-	13.876

Issuance of common stock	-	-	989,000	989	3,599,011	-	-	3,600,000

Balance, December 31, 2011	-	-	9,989,000	9,989	8,169,303	(7,230,723)	-	948,569

Net loss	-	-	-	-	-	(1,012,899)	-	(1,012,899)

Issuance of warrants to purchase common stock	-	-	-	-	380,946	-	-	380,946

Accretion of preferred stock to liquidation value	-	-	-	-	(1,578,405)	-	-	(1,578,405)

Balance, December 31, 2012	-	$-	9,989,000	$9,989	$6,971,844	$(8,243,622)	$-	$(1,261,789)

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended
	December 31, 2012	December 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,012,899)	$(2,826,656)
Adjustments to reconcile net loss to net
cash flows used in operating activities:
Gain on life settlements	(27,856,374)	(29,325,019)
Amortization of deferred financing and issuance costs	1,908,930	2,002,512
Investment banking services	-	3,595,027
Deferred income taxes	1,193,190	4,308,217
Convertible, redeemable preferred stock issued in lieu of cash dividends	567,478	16,689
Convertible, redeemable preferred stock dividends payable	338,695	290,454
(Increase) decrease in operating assets:
Due from related parties	(6,348)	-
Death benefits receivable	(2,850,000)	400,000
Other assets	(869,165)	188,686
Increase (decrease) in operating liabilities:
Due to related party	-	150
Accounts payable	(257,708)	(274,779)
Interest payable	1,744,599	1,219,971
Other accrued expenses	(69,292)	143,267

NET CASH FLOWS USED IN OPERATING ACTIVITIES	(27,168,894)	(20,261,481)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life settlements	(15,067,495)	(11,929,395)
Proceeds from settlement of life settlements	1,067,210	1,803,452
NET CASH FLOWS USED IN INVESTING ACTIVITIES	(14,000,285)	(10,125,943)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from revolving credit facility	11,000,000	22,914,548
Proceeds from issuance of Series I Secured notes payable	-	11,991,331
Payments for redemption of Series I Secured notes payable	(7,477,197)	(7,810,398)
Proceeds from issuance of renewable secured debentures	58,553,280	-
Payment of deferred issuance costs for renewable secured debentures	(3,024,545)	-
Payments for redemption of renewable secured debentures	(112,500)	-
Proceeds from restricted cash	2,701,210	424,707
Issuance of common stock	-	4,973
Issuance of convertible, redeemable preferred stock	6,414,273	4,213,862
Payments of issuance cost for convertible, redeemable preferred stock	(1,266,647)	(1,231,480)
Proceeds from notes receivable from related parties	-	2,306,068
Common stock dividends	-	(2,306,068)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	66,787,874	30,507,543

NET INCREASE IN CASH AND CASH EQUIVALENTS	25,618,695	120,119

CASH AND CASH EQUIVALENTS
BEGINNING OF PERIOD	1,878,349	1,758,230
END OF PERIOD	$27,497,044	$1,878,349

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS – CONTINUED

	Year Ended
	December 31, 2012	December 31, 2011
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest and preferred dividends paid	$6,280,000	$5,846,000

NON-CASH INVESTING AND FINANCING ACTIVITIES
Convertible, redeemable preferred stock:
Non-cash conversion of Series I secured notes	$4,220,000	$9,570,000
Non-cash conversion of accrued interest payable on Series I secured notes	$6,000	$308,000
Warrants issued to purchase common stock	$381,000	$14,000
Accrued interest payable on Series I secured notes added to principal	$142,000	$130,000
Accrued interest payable on renewable secured debentures added to principal	$13,000	$-
Unsettled life settlements included in accounts payable	$292,000	$-

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)   Nature of business and summary of significant accounting policies

Nature of business - GWG Holdings, Inc. (Holdings) (previously GWG Holdings, LLC) and Subsidiaries, located in Minneapolis, Minnesota, facilitates the purchase of life insurance policies for its own investment portfolio through its wholly owned subsidiary, GWG Life Settlements, LLC (GWG Life), and its subsidiaries, GWG Trust, LLC (Trust), GWG DLP Funding II, LLC (DLP II) and its wholly owned subsidiary, GWG DLP Master Trust II (the Trust II). Holdings converted from a limited liability company into a corporation effective June 10, 2011 and as a result of this change all member units were converted into common stock.  Holdings finances the acquisition of life insurance policies, and pays policy premiums through funds available on its line of credit and the issuance of other debt and equity securities. GWG Member, LLC a wholly owned subsidiary formed November 2010 to facilitate the acquisition of policies, has not commenced operations as of December 31, 2012.  The entities were legally organized in Delaware and are collectively referred herein to as GWG, or the Company.

On July 11, 2011 the Company entered into a Purchase and Sale Agreement with Athena Securities Group, LTD and Athena Structured Funds PLC.  Under this agreement, Holdings issued to Athena Securities Group, LTD (Athena) 989,000 shares of common stock, which was equal to 9.9% of the outstanding shares in the Company in exchange for shares equal to 9.9% of the outstanding shares in Athena Structured Funds, PLC (Athena Funds) and cash of $5,000.  In accordance with Accounting Standards Codification (ASC) 505-50, the Company recorded the share-based payment transaction with Athena at the fair value of the Company’s 989,000 shares of common stock issued as it was the most reliable and measurable form of consideration in this exchange (see note 4 for fair value definition and assumptions).  In exchange, Athena will endeavor to issue securities outside the United States through Athena Funds, which will be operated with the intent of raising funds to invest in debt or equity of the Company which may then be used for the acquisition of life insurance policies.  The total value ascribed to the common stock issued to Athena was $3.6 million, of which approximately $3,595,000 has been included in the Consolidated Statement of Operations under the caption “investment banking services.”  The $5,000 cash paid by Athena, which represents the fair value of the shares of Athena Funds, is included in financing activities of the Consolidated Statement of Cash Flows. To date, Athena Funds has not raised any funds or made any investment in the Company.

Principles of consolidation - The accompanying consolidated financial statements include the accounts of Holdings and its subsidiaries.  The Company operates in a single segment.  All significant intercompany balances have been eliminated in consolidation.

Use of estimates - The preparation of consolidated financial statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. The most significant estimates with regard to these consolidated financial statements relates to (1)  the determination of the assumptions used in estimating the fair value of the investment in life insurance policies, (2) the fair value of the Company’s stock issued in connection with the Athena transaction, and (3) the value of deferred tax assets upon conversion to a corporation.

Operating agreement – Prior to the conversion to a corporation in 2011, the Amended and Restated Operating Agreement (Operating Agreement) dated September 29, 2009, specified the members' obligations and rights relating to contributions, income, gains, losses, deductions, credits and distributions. The Company had issued 2,044 Class A units and 200 Class B units to members. The Operating Agreement provided for the allocation of income, losses and distribution to unit holders on a pro rata basis for all Class A and Class B members.

One Class B member held a put right to cause the Company to purchase the member's 100 units at fair value. This put option was exercisable five years from the date of the Operating Agreement (March 19, 2013) or at any time at which voting control over the remaining unit holders is relinquished.  The Operating Agreement also gave the Company the right to purchase, at fair value, the 100 units held by the Class B member aforementioned. This call right became exercisable on February 10, 2011.  The redemption value of the Class B units subject to the put and call provisions have been excluded from member’s equity through March 2011 in accordance with the guidance in Accounting Standards Codification 480 “Distinguishing Liabilities from Equity”.

The Company’s Operating Agreement, with the consent of its unit holders, was amended effective March 31, 2011 to eliminate the put and call option held by the Class B unit holder and the Company, respectively. As a result, the accumulated loss attributable to the Class B units of $509,126 was reclassified as a component of equity.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Effective June 10, 2011 the Company filed a certificate of conversion from a limited liability company into a corporation, registered in the state of Delaware.  With this registration, the Company is authorized to issue 210,000,000 shares of common stock, par value $.001, and 40,000,000 shares of preferred stock, par value $.001.  In connection with the conversion, the outstanding member units were converted to 4,500,000 shares of common stock (prior to giving effect to the August 9, 2011 two-for-one forward stock split discussed below).  Common stock dividends distributed subsequent to the conversion will be recorded as a reduction of paid in capital until the Company reflects accumulated positive earnings.

On July 31, 2011 the Company issued a Private Placement Memorandum for the sale of up to 3,333,333 shares of Series A 10% convertible, redeemable preferred stock (Series A preferred stock) at an offering price of $7.50 per share (see note 9).

On August 9, 2011 the Company filed an amendment to its certificate of incorporation to affect a two-for-one forward stock split of its common stock.  Unless otherwise noted, all share amounts contained in these consolidated financial statements are post-split share amounts determined after giving effect to the forward stock split.

Cash and cash equivalents - The Company considers cash in demand deposit accounts and temporary investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents with highly rated financial institutions. From time to time, the Company’s balances in its bank accounts exceed Federal Deposit Insurance Corporation limits.  The Company periodically evaluates the risk of exceeding insured levels and may transfer funds as it deems appropriate.  The Company has not experienced any losses with regards to balances in excess of insured limits or as a result of other concentrations of credit risk.

Life settlements - ASC 325-30, Investments in Insurance Contracts allows a reporting entity the election to account for its investments in life settlements using either the investment method or the fair value method. The election shall be made on an instrument-by-instrument basis and is irrevocable. Under the investment method, an investor shall recognize the initial investment at the purchase price plus all initial direct costs. Continuing costs (policy premiums and direct external costs, if any) to keep the policy in force shall be capitalized. Under the fair value method, an investor shall recognize the initial investment at the purchase price. In subsequent periods, the investor shall re-measure the investment at fair value in its entirety at each reporting period and shall recognize the change in fair value in current period income net of premiums paid. The Company uses the fair value method to account for all life settlements.

The Company recognizes realized gains (revenue) from life settlement contracts upon one of the two following events:

1)           Receipt of death notice or verified obituary of insured
2)           Sale of policy and filing of change of ownership forms and receipt of payment

The Company recognizes the difference between the death benefits and carrying values of the policy when an insured event has occurred and the Company determines that settlement and ultimate collection of the death benefits is realizable and reasonably assured. Revenue from a transaction must meet both criteria in order to be recognized.  In an event of a sale of a policy the Company recognizes gain or loss as the difference between the sale price and the carrying value of the policy on the date of the receipt of payment on such sale.

Deposits and initial direct costs advanced on unsettled policy acquisitions are recorded as other assets until policy ownership has been transferred to the Company.  Such deposits and direct cost advances were $785,000 and $0 at December 31, 2012 and 2011 respectively.

Deferred financing and issuance costs – Financing costs incurred to obtain financing under the revolving credit facility, as described in note 6, have been capitalized and are amortized using the straight-line method over the term of the revolving credit facility.  Amortization of deferred financing costs was $233,000 for each of the years ended December 31, 2012 and 2011.  The future amortization is expected to be $412,000 and $315,000 for the years ending December 31, 2013 and 2014, respectively.  The Series I Secured notes payable, as described in note 7, are reported net of issuance costs, sales commissions and other direct expenses, which are amortized using the interest method over the term of each respective borrowing.  The Renewable Secured debentures, as described in note 8, are reported net of issuance costs, sales commissions and other direct expenses, which are amortized using the interest method over the term of each respective borrowing.  The Series A preferred stock, as described in note 9, is reported net of issuance costs, sales commissions, including the fair value of warrants issued, and other direct expenses, which are amortized using the interest method as interest expense over the three year redemption period.

Other comprehensive income – The Company has no items of other comprehensive income.

Income taxes - The Company was a pass through entity for federal income tax purposes through June 10, 2011.  No income tax provision has been included through that date in these consolidated financial statements as income or loss of the Company was required to be reported by the respective members on their income tax returns.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As a result of the Company’s change in legal structure from a limited liability company (filing tax returns as a pass through entity) to a corporation effective June 10, 2011, the Company files and pays taxes based on its reported income.  Subsequent to the Company’s conversion to a corporation it files a combined return with the subsidiaries.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date enacted.

The Company reviews and assesses its tax positions taken or expected to be taken in tax returns, including its previous status as a tax-exempt entity. Based on this assessment the Company determines whether it is more likely than not that the position would be sustained upon examination by tax authorities. The Company’s assessment has not identified any significant positions that it believes would not be sustained under examination.  The Company recognizes interest and penalties on any unrecognized tax benefits as a component of income tax expense.

The Company files tax returns in the United States (U.S.) federal jurisdiction and in various state jurisdictions. Uncertain tax positions include those related to tax years that remain subject to examination. U.S. tax returns for fiscal years ended December 31, 2008 through 2011 remain subject to examination by federal tax authorities. Tax returns for state and local jurisdictions for fiscal years ended December 31, 2008 through 2011 remain subject to examination by state and local tax authorities.

Earnings (loss) per share – The earnings (loss) attributable to common shareholders has been restated to reflect the equivalent common stock per share amounts as of the earliest period reported.  Basic per share earnings (loss) attributable to non-redeemable interests is calculated using the weighted average number of shares outstanding during the period.  Diluted earnings per share is calculated based on the potential dilutive impact, if any, of the Company’s convertible, redeemable preferred stock and outstanding warrants.

Subsequent events - Subsequent events are events or transactions that occur after the balance sheet date but before consolidated financial statements are issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before the consolidated financial statements are available to be issued.  The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the consolidated financial statements are filed for potential recognition or disclosure.

Recently adopted pronouncements - In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS”, which amends disclosure requirements related to categorization within the fair value hierarchy. This update results in common principles and requirements for measuring fair value and disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards. The guidance became effective for the annual period beginning January 1, 2012. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or are not expected to be significant to the Company.

(2)       Restrictions on cash

The Company is required by its lenders to maintain collection and escrow accounts. These accounts are used to fund the acquisition, pay annual premiums of insurance policies, pay interest and other charges under the revolving credit facility, and collect policy benefits. DZ Bank AG, as agent for Autobahn Funding Company, LLC, the lender for the revolving credit facility as described in note 6, authorizes the disbursements from these accounts. At December 31, 2012 and December 31, 2011 there was a balance of $2,093,000, and $4,794,000, respectively, maintained in these restricted cash accounts.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3)      Investment in life insurance policies

The life insurance policies (Level 3 fair value measurements) are valued based on unobservable inputs that are significant to the overall fair value measurement. Changes in the fair value of these instruments are recorded in gain or loss on life insurance policies in the consolidated statements of operations (net of the cash premiums paid on the policies). The fair value is determined on a discounted cash flow basis that incorporates life expectancy assumptions.  Life expectancy reports have been obtained from widely accepted life expectancy providers. The discount rate incorporates current information about market interest rates, the credit exposure to the insurance company that issued the life insurance policy and our estimate of the risk premium an investor in the policy would require. As a result of management’s analysis, discount rates of 12.08% and 13.41% were applied to the portfolio as of December 31, 2012 and December 31, 2011, respectively.

A summary of the Company’s life insurance policies accounted for under the fair value method and their estimated maturity dates, based on remaining life expectancy is as follows:

	As of December 31, 2012
Years Ending December 31,	Number of Contracts	Estimated Fair Value	Face Value
2013	-	$-	$-
2014	-	-	-
2015	2	1,163,000	2,000,000
2016	13	11,608,000	22,229,000
2017	17	21,155,000	53,439,000
2018	31	28,252,000	75,668,000
2019	35	26,947,000	84,579,000
Thereafter	113	75,192,000	334,331,000
Totals	211	$164,317,000	$572,246,000

The Company recognized death benefits of $7,350,000 and $4,203,000 during 2012 and 2011, respectively, related to policies with a carrying value of $1,067,000 and $1,393,000, respectively.  The company recorded realized gains of $6,283,000 and $2,810,000 on such policies. Subsequent to December 31, 2012, two policies with a combined death benefit of $4,000,000 have matured. The Company collected the death benefit on one of those policies in the amount of $3,000,000 which resulted in the realized gain of $1,709,000.

Reconciliation of gain on life settlements:

	2012	2011
Change in fair value	$27,856,000	$29,325,000
Premiums and other annual fees	(16,702,000)	(14,331,000)
Policy maturities	6,283,000	2,810,000
Gain on life settlements, net	$17,437,000	$17,804,000

The estimated expected premium payments to maintain the above life insurance policies in force for the next five years, assuming no mortalities, are as follows:

Years Ending December 31,
2013	$18,739,000
2014	19,862,000
2015	21,289,000
2016	23,097,000
2017	25,140,000
$108,127,000

Management anticipates funding the estimated premium payments as noted above with proceeds from the DZ Bank revolving credit facility and through additional debt and equity financing as well as from cash proceeds from maturities of life insurance policies. The proceeds of these capital sources are also intended to be used for the purchase, financing, and maintenance of additional life insurance policies.

 GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4)       Fair value definition and hierarchy

ASC 820 establishes a hierarchal disclosure framework which prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value. Market price observability is affected by a number of factors, including the type of investment, the characteristics specific to the investment and the state of the marketplace including the existence and transparency of transactions between market participants. Assets and liabilities with readily available active quoted prices or for which fair value can be measured from actively quoted prices in an orderly market generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. ASC 820 establishes a three-level valuation hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

The hierarchy is broken down into three levels based on the observability of inputs as follows:

●
Level 1 - Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.  Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

●	Level 2 - Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

●	Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary by types of assets and liabilities and is affected by a wide variety of factors, including, for example, whether instrument is established in the marketplace, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by management in determining fair value is greatest for assets and liabilities categorized in Level 3.

Level 3 Valuation Process

The estimated fair value of the Company’s life settlements are determined on a quarterly basis by the Company’s portfolio management committee, taking into consideration changes in discount rate assumptions, estimated premium payments and life expectancy assumptions, as well as any changes in economic and other relevant conditions.  These inputs are then used to estimate the discounted cash flows using the MAPS probabilistic portfolio pricing model, which estimates the cash flows using various different probabilities and scenarios.  The valuation process includes a review by senior management as of each valuation date.  Management will also engage a third party expert to independently test the accuracy of the valuations using the inputs provided by management.

Life insurance policies represent financial instruments recorded at fair value on a recurring basis. The following table reconciles the beginning and ending fair value of the Company’s Level 3 investments in life insurance policies for the years ending December 31, as follows:

	2012	2011
Beginning balance	$122,169,000	$82,718,000
Purchases	15,359,000	11,929,000
Maturities (cost basis)	(1,067,000)	(1,803,000)
Gross unrealized gains	28,055,000	29,558,000
Gross unrealized losses	(199,000)	(233,000)
Ending balance	$164,317,000	$122,169,000

The fair value of a portfolio of life insurance policies is based on information available to the Company at the reporting date. Fair value is based upon a discounted cash flow model that incorporates life expectancy assumptions.  Life expectancy reports are obtained from independent, third-party widely accepted life expectancy providers at policy acquisition. The life expectancy values of each policy holder, as determined at policy acquisition, are rolled down monthly for the passage of time by the MAPS actuarial software the Company uses for ongoing valuation of its portfolio of life insurance policies.  The discount rate incorporates current information about market interest rates, the credit exposure to the insurance company that issued the life insurance policy and management’s estimate of the risk premium an investor in the portfolio of life insurance policies would require.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On January 22, 2013, one of the independent medical actuarial underwriting firms we utilize, 21st Services, announced advancements in its underwriting methodology, resulting in revised estimated life expectancy mortality tables for life settlement transactions.  We have been advised by 21st Services that the changes are very granular and relate to both specific medical conditions and lifestyles of insureds.  These changes are the result of the application of additional medical information that has been gathered by 21st Services over a period of time, and which has now been applied to the inputs and methodologies used to develop the actuarial life expectancies.   While we do not believe these revised methodologies indicate the previous estimated life expectancies were inaccurate, we believe the revised methodologies provide additional information that should be considered in updating our estimate of the life expectancies of the insureds within our portfolio of life settlement contracts as of December 31, 2012.    Based upon our evaluation and analysis of data made available by 21st Services, as well as information regarding the insureds within our portfolio, we have estimated the impact of the changes in 21st Services’ methodologies for determining life expectancies on a policy-by-policy basis within our portfolio as of December 31, 2012 and applied such changes to the life expectancy inputs used to estimate fair value.  We have adjusted the original life expectancies provided by 21st Services based on four factors, the impact of each analyzed individually for each insured in the GWG portfolio.  The four factors are gender, anti-selection, age, and primary impairment.  While the analysis and adjustments were applied on an individual policy basis, the result was an average overall increase in the original life expectancy estimates of 8.67%.  We have a standard practice of obtaining two third-party life expectancy estimates for each policy in our portfolio.  As a result, the effective change in life expectancy on the portfolio was an average of approximately 4.33%, which resulted in an aggregate decrease in the fair value of our life settlements portfolio of $12.4 million.  Life expectancy reports by their very nature are estimates.  Due to the estimating changes made by 21st Services, and because refinement in estimating methods is on-going, we plan to obtain new life expectancy reports for all policies purchased where we used a life expectancy report from 21st Services.  As part of our on-going process to maintain current information regarding the insureds included in our portfolio, we are updating the life expectancy estimates as new information becomes available.

The fair value of life insurance policies is estimated using present value calculations of estimated cash flows based on the data specific to each individual life insurance policy. Estimated future policy premium payments are calculated based on the terms of the policy and the premium payment history. The following summarizes the unobservable inputs utilized in estimating the fair value of the portfolio of life insurance policies:

	As of December 31,	As of December 31,
	2012	2011
Weighted average age of insured	81.3	80.9
Weighted average life expectancy, months*	91.6	93.6
Average face amount per policy	$2,712,064	$2,722,315
Discount rate	12.08%	13.41%
* Standard life expectancy as adjusted for insured’s specific circumstances.

These assumptions are, by their nature, inherently uncertain and the effect of changes in estimates may be significant. The techniques used in estimating the present value of estimated cash flows are derived from valuation techniques generally used in the industry that include inputs for the asset that are not based on observable market data. The extent to which the fair value could reasonable vary in the near term has been quantified by evaluating the effect of changes in significant underlying assumptions used to estimate the fair value. If the life expectancies were increased or decreased by 4 and 8 months on each outstanding policy and the discount factors were increased or decreased by 1% and 2%, while all other variables are held constant, the fair value of the investment in life insurance policies would increase or (decrease) by the  amounts summarized below:

	Change in life expectancy
	plus 8 months	minus 8 months	plus 4 months	minus 4 months
Investment in life policies
December 31, 2012	$(24,072,000)	$25,268,000	$(12,185,000)	$12,484,000

December 31, 2011	$(19,035,000)	$20,200,000	$(9,660,000)	$9,951,000

	Change in discount rate
	plus 2%	minus 2%	plus 1%	minus 1%
Investment in life policies
December 31, 2012	$(16,811,000)	$19,978,000	$(8,759,000)	$9,547,000

December 31, 2011	$(12,801,000)	$15,164,000	$(6,665,000)	$7,254,000

Carrying value of receivables, prepaid expenses, accounts payable and accrued expenses approximate fair value due to their short term maturities and low credit risk. The estimated fair value of the Company’s Series I Secured notes payable is approximately $39,018,000 based on a weighted average market interest rate of 7.43% based on an income approach. The Company began issuing Renewable Secured Debentures in the first quarter of 2012. The current interest rates on the Renewable Secured Debentures approximate market rates. The carrying value of the Renewable Secured Debentures approximates fair value. The carrying value of the revolving credit facility reflects interest charged at the commercial paper rate plus an applicable margin. The margin represents our credit risk, and the strength of the portfolio of life insurance policies collateralizing the debt. Management believes this margin has not changed over time.  The overall rate reflects market, and the carrying value of the revolver approximates fair value. All of the financial instruments are level 3 fair value measurements.

 GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has issued warrants to purchase common stock in connection with the issuance of its convertible, redeemable preferred stock. The fair value measurements associated with the warrants, measured at issuance represent level 3 instruments.

Month issued	Warrants issued	Fair value per share	Risk free rate	Volatility	Term
December 2011	137,874	$0.11	0.42%	25.25%	3 years
March 2012	76,260	$0.26	0.38%	36.20%	3 years
June 2012	323,681	$0.58	0.41%	47.36%	3 years
July 2012	289,093	$0.58	0.41%	47.36%	3 years
September 2012	5,000	$0.36	0.31%	40.49%	3 years
	831,908

Volatility is based upon the weekly percentage change in the stock price of selected comparable insurance companies. In June 2012, we evaluated the comparable companies used, and made certain changes to those used.  The percentage change is calculated on the average price of those selected stocks at the weekly close of business for the year preceding the balance sheet date.  We compare annual volatility based on this weekly information.

(5)       Notes receivable from related parties

Notes receivable from related parties consisted of various unsecured notes receivable. These notes were due from shareholders of the Company, with interest rates ranging from 4.2% to 5%, payable annually and were paid in full July 27, 2011. Interest income from related parties totaled $24,000 during the year ended December 31, 2011. As a part of the Company’s compensation plan effective January 1, 2011, interest income earned on these notes were treated as guaranteed payments to the members and are included in employee compensation and benefits in the statement of operations for the year ended December 31, 2011. On July 27, 2011, the Company paid dividends to the shareholders in the amount of their respective note receivable balances. They immediately repaid their balance due on each note and the related accrued interest in full.

As of December 31, 2012 and 2011, the Company had receivables totaling $5,000,000 due from an affiliate, Opportunity Finance, LLC, which were fully reserved. Opportunity Finance ceased operations in 2008.

(6)       Credit facilities

Revolving credit facility – Autobahn Funding Company LLC

On July 15, 2008, DLP II and United Lending entered into a revolving credit facility pursuant to a Credit and Security Agreement (Agreement) with Autobahn Funding Company LLC (Autobahn), providing the Company with a maximum borrowing amount of $100,000,000. Autobahn is a commercial paper conduit that issues commercial paper to investors in order to provide funding to DLP II and United Lending.  DZ Bank AG acts as the agent for Autobahn. The original Agreement was to expire on July 15, 2013.  On January 29, 2013, Holdings, together with GWG Life and DLPII, entered into an Amended and Restated Credit and Security Agreement with Autobahn Funding Company LLC, extending the facility expiration date to December 31, 2014, and removing United Lending as a party to the renewed Credit and Security Agreement.

The amount outstanding under this facility as of December 31, 2012 and December 31, 2011, was $71,000,000 and $60,000,000, respectively.

The Agreement requires DLP II to pay, on a monthly basis, interest at the commercial paper rate plus an applicable margin, as defined in the Agreement. The effective rate was 2.02% and 2.25% at December 31, 2012 and December 31, 2011, respectively.  The weighted average effective interest rate (excluding the unused line fee) was 2.14% and 2.17% for the years ended December 31, 2012 and 2011, respectively.  The Agreement also requires payment of an unused line fee on the unfunded amount under the revolving credit facility. The note is secured by substantially all of DLP II assets which consist primarily of life settlement policies.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Agreement has certain financial and nonfinancial covenants. The Company was in compliance with these covenants at December 31, 2012 and 2011. The Agreement generally prohibits the Company from:

●	changing its corporate name, offices, and jurisdiction of incorporation
●	changing any deposit accounts or payment instructions to insurers;
●	changing any operating policies and practices such that it would be reasonably likely to adversely affect the collectability of any asset in any material respect;
●	merging or consolidating with, or selling all or substantially all of its assets to, any third party;
●	selling any collateral or creating or permitting to exist any adverse claim upon any collateral;
●	engaging in any other business or activity than that contemplated by the Agreement;
●	incurring or guaranteeing any debt for borrowed money;
●
amending the Company’s certificate of incorporation or bylaws, making any loans or advances to, investments in, or paying any dividends to, any person unless both before and after any such loan, advance, investment or dividend there exists no actual event of default, potential event of default or termination event;

●	removing an independent director on the board of directors except for cause or with the consent of the lender; or
●
making payment on or issuing any subsidiary secured notes or debentures, or amending any agreements respecting such notes or debentures, if an event of default, potential event of default or termination event exists or would arise from any such action.

In addition, the Company has agreed to maintain (i) a positive consolidated net income (as defined and calculated under the Agreement) for each complete fiscal year and (ii) a tangible net worth (again, as defined and calculated under the Agreement) of not less than $5 million, and (iii) maintain a borrowing base surplus or cash cushion sufficient to pay three to twelve months (increasing throughout 2013) of premiums and facility fees.

Consolidated net income and tangible net worth as of and for the year ended December 31, 2012, as calculated under the agreement, was $1,861,000 and $38,556,000 respectively.

Advances under the Agreement are subject to a borrowing base formula, which limits the availability of advances on the borrowing base calculation based on attributes of policies pledged to the facility. Over-concentration of policies by insurance carrier, over-concentration of policies by insurance carriers with ratings below a AA- rating, and the premiums and facility fees reserve are the three primary factors with the potential of limiting availability of funds on the facility. Total funds available for additional borrowings under the borrowing base formula criteria at December 31, 2012 and 2011, were $15,043,000 and $7,691,000 respectively.

Holdings was previously not obligated under this credit facility to guarantee loan or interest payments to Autobahn: however, Holdings was obligated under a performance guaranty to provide servicing for policies held by DLP II.  The amended agreement effective January 29, 2013 obligates Holdings to guarantee loan and interest payments to Autobahn.

(7)       Series I Secured notes payable

Series I Secured notes payable have been issued in conjunction with the GWG Series I Secured notes private placement memorandum dated August 25, 2009 (last revised November 15, 2010). On June 14, 2011 the Company closed the offering to additional investors, however, existing investors may elect to continue advancing amounts outstanding upon maturity subject to the Company’s option. Series I Secured notes have maturity dates ranging from six months to seven years with fixed interest rates varying from 5.65% to 9.55% depending on the term of the note. Interest is payable monthly, quarterly, annually or at maturity depending on the terms of the note. At December 31, 2012 and 2011 the weighted average interest rates of Series I Secured notes were 8.22%, and 8.04% respectively. The notes are secured by assets of GWG Life. The principal amount outstanding under these Series I Secured notes was $38,570,000 and $49,332,000 at December 31, 2012, and December 31, 2011, respectively.  The difference between the amount outstanding on the Series I Secured notes and the carrying amount on the consolidated balance sheet is due to netting of unamortized deferred issuance costs. Overall, interest expense includes amortization of deferred financing and issuance costs of $1,170,000 and $1,770,000 in 2012 and 2011, respectively.  Future expected amortization of deferred financing costs is $725,000.

On November 15, 2010, the owners pledged their ownership interests in the Company to the Series I Trust as security for advances under the Series I Trust arrangement.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The use of proceeds from the issuances of Series I Secured notes was limited to the following: (1) payment of commissions of Series I Secured note sales, (2) purchase life insurance policies, (3) pay premiums of life insurance policies, (4) pay principal and interest to Senior Liquidity Provider (DZ Bank), (5) pay portfolio or note operating fees or costs, (6) pay trustee (Wells Fargo Bank, N.A.), (7) pay servicer and collateral fees, (8) pay principal and interest on Series I Secured notes, (9) make distributions to equity holders for tax liability related to portfolio, (10) purchase interest rate caps, swaps, or hedging instruments, (11) pay GWG Series I Trustee fees, and (12) pay offering expenses.

On November 1, 2011, GWG entered into a Third Amended and Restated Note Issuance and Security Agreement with Lord Securities Corporation after receiving majority approval from the holders of Series I secured notes. Among other things, the amended and restated agreement modified the use of proceeds and certain provisions relating to the distribution of collections and subordination of cash flow. Under the amended and restated agreement, GWG is no longer restricted as to its use of proceeds or subject to restrictions on certain distributions of collections and subordination of cash flows.

Future contractual maturities of Series I Secured notes payable at December 31, 2012 are as follows:

Years Ending December 31,
2013	$19,603,000
2014	8,462,000
2015	4,520,000
2016	1,145,000
2017	4,085,000
Thereafter	755,000
$38,570,000

(8)       Renewable secured debentures

The Company has registered with the Securities and Exchange Commission, effective January 2012, the offer and sale of $250,000,000 of secured debentures. Renewable Secured Debentures have maturity dates ranging from six months to seven years with fixed interest rates varying from 4.75% to 9.50% depending on the term of the note. Interest is payable monthly, annually or at maturity depending on the terms of the debenture. At December 31, 2012, the weighted average interest rate of Renewable Secured Debentures was 7.65%. The debentures are secured by assets of GWG Life and GWG Holdings. The amount outstanding under these Renewable Secured Debentures was $57,609,000 at December 31, 2012. The difference between the amount outstanding on the Renewable Secured Debentures and the carrying amount on the consolidated balance sheet is due to netting of unamortized deferred issuance costs and cash receipts for new issuances in process at December 31, 2012. Amortization of deferred issuance costs was $506,000 in 2012.  Future expected amortization of deferred financing costs is $2,735,000. Subsequent to December 31, 2012, the Company has issued approximately an additional $23,023,000 in principal amount of these Renewable Secured Debentures.

The use of proceeds from the issuances of Renewable Secured Debentures is limited to the following: (1) payment of commissions on sales of Renewable Secured Debentures, (2) payment of offering expenses, (3) purchase of life insurance policies, (4) Payment of premiums on life insurance policies, (5) payment of principal and interest on Renewable Secured Debentures, (6) payment of portfolio operations expenses, and (7) for general working capital.

Future contractual maturities of Renewable Secured Debentures at December 31, 2012 are as follows:

Years Ending December 31,
2013	$10,831,000
2014	10,071,000
2015	19,060,000
2016	3,756,000
2017	4,522,000
Thereafter	9,369,000
$57,609,000

The Company entered into an Indenture effective October 19, 2011 with Holdings as obligor, GWG Life as guarantor, and Bank of Utah as trustee for the benefit of the debenture holders.  The Indenture has certain financial and nonfinancial covenants.  The Company was in compliance with these covenants at December 31, 2012 and 2011.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9)     Convertible, redeemable preferred stock

The Company began offering 3,333,333 shares of convertible redeemable preferred stock (Series A preferred stock) for sale to accredited investors in a private placement on July 31, 2011. The offering of Series A preferred stock concluded on September 2, 2012 and resulted in 3,278,000 shares being issued for gross consideration of $24,582,000. As of December 31, 2012, 83,000 shares have been issued as a result of conversion of $584,000 in dividends into shares of Series A preferred stock.  The Series A preferred stock was sold at an offering price of $7.50 per share. Series A preferred stock has a preferred yield of 10% per annum, and each share has the right to convert into 1.5 shares of the Company’s common stock. The Company may elect to automatically convert the Series A preferred stock to common stock as described below. Series A preferred shareholders also received three-year warrants to purchase, at an exercise price per share of $6.25, one share of common stock for every 20 shares of Series A preferred stock purchased.  The warrants are exercisable immediately. In the Certificate of Designations for the Series A preferred stock dated July 31, 2011, the Company has agreed to permit preferred shareholders to sell their shares back to the Company for the stated value of $7.50 per share, plus accrued dividends, according to the following schedule:

●	Up to 33% of the holder’s unredeemed shares one year after issuance:
●	Up to 66% of the holder’s unredeemed shares two years after issuance; and
●	Up to 100% of the holder’s unredeemed shares three years after issuance.

The Company’s obligation to redeem Series A preferred shares will terminate upon the Company completing a registration of its common stock with the SEC. The Company may redeem the Series A preferred shares at a price equal to 110% of their liquidation preference ($7.50 per share) at any time after December 15, 2012.  There were no shareholder redemptions of Series A preferred shares during the year ended December 31, 2012.

At the election of the Company, the Series A preferred shares may be automatically converted into the common stock of the Company in the event of either (1) a registered offering of the Company’s common stock with the SEC aggregating gross proceeds of at least $5.0 million at a price equal to or greater than $5.50 per share of common stock, or (2) the consent of shareholders holding at least a majority of the then-outstanding shares of Series A preferred stock. As of December 31, 2012, the Company had issued 3,361,000 preferred shares resulting in gross consideration of $25,166,000 (including cash proceeds, conversion of Series I Secured notes and accrued interest on Series I notes, and conversion of preferred dividends payable). The Company incurred Series A preferred stock issuance costs of $2,838,000, of which $1,578,000 was amortized to additional paid in capital as of December 31, 2012, resulting in a carrying amount of $23,906,000.

The Company determined that the grant date fair value of the outstanding warrants attached to the Series A preferred stock was $395,000 for warrants issued through December 31, 2012. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share upon 30 days written notice to the investors at any time after (i) the Company has completed a registration of its common stock with the SEC and (ii) the volume of weighted average sale price per share of common stock equals or exceeds $7.00 per share for ten consecutive trading days ending on the third business day prior to proper notice of such redemption. Total warrants outstanding as of December 31, 2012, were 831,909 with a weighted average remaining life of 2.34 years. Total warrants outstanding at December 31, 2011, were 139,417 with a weighted average remaining life of 2.76 years.

Dividends on the Series A preferred stock may be paid in either cash or additional shares of Series A preferred stock at the election of the holder and approval of the Company. The dividends are reported as an expense and included in the caption interest expense in the consolidated statements of operations.

The Company declared and accrued dividends of $2,227,000 and $349,000 during the years ended December 31, 2012 and 2011, respectively, pursuant to a board resolution declaring the dividend.  81,000 and 2,000 shares of Series A preferred stock were issued in lieu of cash dividends in 2012 and 2011, respectively. The shares issued in lieu of cash dividends were issued at $7.00 per share.  As of December 31, 2012, Holdings has $629,000 of accrued preferred dividends which were paid or converted to shares of Series A preferred stock on January 15, 2013.

(10)       Income taxes

The Company was a pass through entity for federal income tax purposes through June 10, 2011.  No income tax provision has been included in these consolidated financial statements through June 10, 2011, as the related income or loss of the Company was required to be reported by the respective members on their income tax returns.  The Company, as provided by Delaware state regulations, changed its legal structure from a limited liability company to a corporation effective June 10, 2011.  Subsequent to the conversion, the Company reports its income or loss on its own tax returns and is responsible for any related taxes.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred tax assets and liabilities and the related tax expense were recorded effective the date of the Company’s change in tax status, thereby reflecting the income tax effect of temporary differences between the tax bases and financial reporting bases of assets and liabilities.  The Company’s tax provision for the year ended December 31, 2011, includes income tax expense related to both the entity’s conversion on the date of conversion and operations for the period June 11, 2011 to December 31, 2011.  The Company’s tax provision for the year ended December 31, 2012 includes income tax expense related to operations.

The Company did not have any current income taxes for the years ended December 31, 2011 or 2012.  The components of deferred income tax expense for the years ended December 31, 2012 and 2011, respectively, consisted of the following:

Income tax provision:	2012	2011
Deferred:
Federal	$1,002,000	$3,620,000
State	191,000	688,000
Total income tax expense (benefit)	$1,193,000	$4,308,000

Actual income tax expense differs from the statutory federal income tax expense primarily due to the conversion of the Company from a pass through entity to a taxable corporation during the year ended December 31, 2011.  Upon conversion, FASB ASC 740, Income Taxes, required the Company to recognize, through current period income tax expense, an amount equal to the amount of deferred income taxes required to be recorded on the consolidated balance sheet at the date of conversion.  On June 11, 2011, the Company recorded deferred tax liabilities of $5,488,000 and deferred tax assets of $2,028,000 as a result of the conversion.  The difference between income tax expense at the statutory federal tax rate and actual income tax expense in 2012 is primarily due to preferred stock dividends that are not deductible for tax purposes.

The following table provides a reconciliation of our income tax expense at the statutory federal tax rate to our actual income tax expense:

	2012		2011
Statutory federal income tax	$58,000	34.0%	$504,000	34.0%
State income taxes, net of federal benefit	164,000	95.7%	96,000	6.0%
Non-taxable earnings prior to tax conversion on June 10, 2011	-	-	(1,788,000)	(120.7)%
Effect of conversion to corporation	-	-	5,483,000	370.1%
Series A preferred stock dividends	757,000	442.2%	-	-
Other permanent differences	214,000	124.7%	13,000	0.9%
Total income tax expense	1,193,000	696.6%	$4,308,000	290.3%

The most significant temporary differences between net income and taxable net income are the treatment of interest costs and revenue recognition on the portfolio of life insurance policies.

The tax effects of temporary differences that give rise to deferred income taxes were as follows:

	2012	2011
Deferred tax assets :

Athena Securities Group, LTD, advisory services	$1,455,000	$1,455,000
Note receivable from related party	2,023,000	2,023,000
Net operating loss carryforwards	1,671,000	946,000
Other assets	20,000	4,000
Subtotal	5,169,000	4,428,000
Valuation allowance	(2,023,000)	(2,023,000)
Net deferred tax asset	3,146,000	2,405,000

Deferred tax liabilities:
Investment in life settlements	(8,647,000)	(6,713,000)
Net deferred tax assets	$(5,501,000)	$(4,308,000)

At December 31, 2012 and 2011, the Company had federal net operating loss (NOL) carryforwards of $4,129,000 and $2,337,000, respectively, which will begin to expire in 2031. Future utilization of NOL carryforwards is subject to limitation under Section 382 of the Internal Revenue Code.  This section generally relates to a more than 50 percent change in ownership over a three-year period.  We currently do not believe that any issuance of common stock has resulted in an ownership change under Section 382.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company provides for a valuation allowance when it is not considered more likely than not that our deferred tax assets will be realized.  At December 31, 2012 and 2011, based upon all available evidence, the Company has provided a valuation allowance of $2,023,000, and 2,023,000, respectively, against deferred tax assets related to the likelihood of recovering the tax benefit of a capital loss on a note receivable from a related entity.  Management believes all other deferred tax assets are recoverable.

ASC 740, Income Taxes, requires the reporting of certain tax positions which do not meet a threshold of "more-likely-than-not" to be recorded as uncertain tax benefits.  It is management's responsibility to determine whether it is "more-likely-than-not" that a tax position will be sustained upon examination, including resolution of any related appeals or litigation, based upon the technical merits of the position.  Management has reviewed all income tax positions taken or expected to be taken for all open years and determined that the income tax positions are appropriately stated and supported.  The Company does not anticipate that the total unrecognized tax benefits will significantly change prior to December 31, 2013.

Under the Company’s accounting policies, interest and penalties on unrecognized tax benefits, as well as interest received from favorable tax settlements are recognized as components of income tax expense.  At December 31, 2012 and 2011, the Company has recorded no accrued interest or penalties related to uncertain tax positions.

The Company’s income tax returns for tax years ended December, 31 2012 and 2011 remain open to examination by the Internal Revenue Service and various state taxing jurisdictions.

(11)     Earnings per share and proforma information

The Company began issuing Series A preferred stock September, 1, 2011, as described in note 9.  The Series A preferred stock is anti-dilutive to the earnings per share calculation at December 31, 2012 and 2011.  The Company has also issued warrants to purchase common stock in conjunction with the sale of convertible preferred stock, as discussed in note 9.  The warrants are also anti-dilutive at December 31, 2012 and 2011 and have not been included in the fully diluted earnings per share calculation.

	December 31, 2012	December 31, 2011
NET LOSS	(1,012,899)	(2,826,656)
Accretion of preferred stock to liquidation value	(1,578,405)	-
LOSS ATTRIBUTABE TO COMMON SHAREHOLDERS	$(2,591,304)	$(2,826,656)

Basic and diluted weighted average shares outstanding	9,989,000	9,468,759
NET LOSS PER COMMON SHARE (BASIC AND DILUTED)
Net loss	$(0.10)	$(0.30)
Accretion of value to preferred stock	$(0.16)	$-
Net loss attributable to common shareholders	$(0.26)	$(0.30)

(12)     Commitments

The Company entered into an office lease with U.S. Bank National Association as the landlord. The lease was effective April 22, 2012 with a term through August 31, 2015. The lease is for 8,881 square feet of office space located at 220 South Sixth Street, Minneapolis, Minnesota. The Company is obligated to pay base rent plus common area maintenance and a share of the building operating costs. Rent expenses under this and previous agreements were $162,000 and $170,000 in years ended December 31, 2012 and 2011, respectively.  Minimum lease payments under the lease agreement effective April 22, 2012 are as follows:

2013	$99,000
2014	104,000
2015	70,000
Total	$273,000

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(13)    Contingencies

Litigation - In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Opportunity Finance, LLC, owned by Jon Sabes and Steven Sabes, is subject to litigation clawback claims by the bankruptcy trustee for third-party matters for payments that may have been deemed preference payments. In addition, Jon Sabes and Steven Sabes are subject to litigation clawback claims by the bankruptcy trustee for third-party matters for payments received from Opportunity Finance that may have been deemed preference payments. If the parties are unsuccessful in defending against these claims, their equity ownership in the Company may be sold or transferred to other parties to satisfy such claims. In addition, the Company loaned $1,000,000 to Opportunity Finance, LLC, and was repaid in full plus interest of $177,000. This investment amount may also be subject to clawback claims by the bankruptcy court. These matters may also distract management and reduce the time and attention that they are able to devote to the Company’s operations.

(14)    Guarantees of secured debentures

Holdings has registered with the Securities and Exchange Commission the offer and sale $250,000,000 of secured debentures as described in note 8. The secured debentures are secured by the assets of Holdings as described in note 8 and a pledge of all the common stock by the largest shareholders. Obligations under the debentures are guaranteed by Holding’s subsidiary GWG Life. This guarantee involves the grant of a security interest in all the assets of GWG Life. GWG Life is a wholly owned subsidiary of Holdings and the payment of principal and interest on the secured debentures is fully and unconditionally guaranteed by GWG Life. The majority of the Company’s life insurance policies are held by DLP II, a wholly owned subsidiary of GWG Life, however, the policies held by DLP II are not collateral for the debenture obligations as such policies are collateral for the credit facility.

The consolidating financial statements are presented in lieu of separate financial statements and other related disclosures of the subsidiary guarantors and issuer because management does not believe that separate financial statements and related disclosures would be material to investors. There are currently no significant restrictions on the ability of Holdings or GWG Life, the guarantor subsidiary, to obtain funds from its subsidiaries by dividend or loan, except as follows. DLP II is a borrower under a credit agreement with Autobahn, with DZ Bank AG as agent, as described in note 6. The significant majority of insurance policies owned by the Company are subject to a collateral arrangement with DZ Bank AG described in notes 3 and 6. Under this arrangement, collection and escrow accounts are used to fund purchases and premiums of the insurance policies and to pay interest and other charges under its revolving credit facility. DZ Bank AG and Autobahn must authorize all disbursements from these accounts, including any distributions to GWG Life. Distributions are limited to an amount that would result in the borrowers (GWG DLP Funding II, LLC, GWG Life Settlements, LLC, and GWG Holdings, Inc.) realizing an annualized rate of return on the equity funded amount for such assets of not more than 18%, as determined by DZ Bank AG. After such amount is reached, the credit agreement requires that excess funds be used for repayments of borrowings before any additional distributions may be made.

 The following represents consolidating financial information as of December 31, 2012 and December 31, 2011, with respect to the financial position, and for the twelve months ended December 30, 2012 and 2011 with respect to results of operations and cash flows of Holdings and its subsidiaries. The parent column presents the financial information of Holdings, the primary obligor of the secured debentures. The guarantor subsidiary column presents the financial information of GWG Life, the guarantor subsidiary of the secured debentures, presenting its investment in DLP II and Trust under the equity method. The non-guarantor subsidiaries column presents the financial information of all non-guarantor subsidiaries including DLP II and Trust.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidating Balance Sheets

December 31, 2012	Parent	Guarantor Sub	Non-Guarantor Sub	Eliminations	Consolidated

A S S E T S

Cash and cash equivalents	$25,035,579	$2,461,465	$-	$-	$27,497,044
Restricted cash	-	1,748,700	344,392	-	2,093,092
Due from related parties	-	8,613	-	-	8,613
Investment in life settlements, at fair value	-	-	164,317,183	-	164,317,183
Deferred financing costs, net	-	-	97,040	-	97,040
Death benefits receivable	-	-	2,850,000	-	2,850,000
Other assets	96,994	202,979	785,090	-	1,085,063
Investment in subsidiaries	60,608,585	96,914,613	-	(157,523,198)	-

TOTAL ASSETS	$85,741,158	$101,336,370	$168,393,705	$(157,523,198)	$197,948,035

L I A B I L I T I E S & O W N E R S' E Q U I T Y (DEFICIT)

LIABILITIES
Revolving credit facility	$-	$-	$71,000,000	$-	$71,000,000
Series I Secured notes payable	-	37,844,711	-	-	37,844,711
Secured renewable debentures	55,718,950	-	-	-	55,718,950
Accounts payable	73,084	104,975	292,000	-	470,059
Interest payable	905,017	2,444,097	128,206	-	3,477,320
Other accrued expenses	898,611	382,522	10,366	-	1,291,499
Deferred taxes	5,501,407		-	-	5,501,407
TOTAL LIABILITIES	63,097,069	40,776,305	71,430,572	-	175,303,946

CONVERTIBLE, REDEEMABLE PREFERRED STOCK	23,905,878	-	-	-	23,905,878

EQUITY (DEFICIT)
Member capital	-	60,560,065	96,963,133	(157,523,198)	-
Common stock	9,989	-	-	-	9.989
Additional paid-in capital	6,971,844	-	-	-	6,971,844
Accumulated deficit	(8,243,622)	-	-	-	(8,243,622)
TOTAL EQUITY (DEFICIT)	(1,261,789)	60,560,065	96,963,133	(157,523,198)	(1,261,789)

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$85,741,158	$101,336,370	$168,393,705	$(157,523,198)	$197,948,035

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidating Balance Sheets (continued)

December 31, 2011	Parent	Guarantor Sub	Non-Guarantor Sub	Eliminations	Consolidated

A S S E T S

Cash and cash equivalents	$1,746,456	$131,893	$-	$-	$1,878,349
Restricted cash	-	822,227	3,972,075	-	4,794,302
Due from related parties	-	2,265	-	-	2,265
Investment in life settlements, at fair value	-	4,876,389	117,292,135	-	122,168,524
Deferred financing costs, net	-	-	329,937	-	329,937
Other assets	34,817	168,081	13,000	-	215,898
Investment in subsidiaries	17,026,465	61,326,724	-	(78,353,189)	-

TOTAL ASSETS	$18,807,738	$67,327,579	$121,607,147	$(78,353,189)	$129,389,275

L I A B I L I T I E S & O W N E R S' E Q U I T Y

LIABILITIES
Revolving credit facility	$-	$-	$60,000,000	$-	$60,000,000
Series I Secured notes payable	-	48,179,271	-	-	48,179,271
Accounts payable	379,457	56,311	-	-	435,768
Interest payable	-	1,779,796	108,039	-	1,887,835
Other accrued expenses	510,219	450,704	7,416	-	968,339
Deferred taxes	4,308,217	-	-	-	4,308,217
TOTAL LIABILITIES	5,197,893	50,466,082	60,115,455	-	115,779,430

CONVERTIBLE, REDEEMABLE PREFERRED STOCK	12,661,276	-	-	-	12,661,276

EQUITY
Member capital	-	16,861,497	61,491,692	(78,353,189)	-
Common stock	9,989	-	-	-	9,989
Additional paid-in capital	8,169,303	-	-	-	8,169,303
Accumulated deficit	(7,230,723)	-	-	-	(7,230,723)
TOTAL EQUITY	948,569	16,861,497	61,491,692	(78,353,189)	948,569

TOTAL LIABILITIES AND EQUITY	$18,807,738	$67,327,579	$121,607,147	$(78,353,189)	$129,389,275

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidating Statements of Operations

For the year ended December 31, 2012	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Contract servicing fees	$-	$2,539,437	$-	$(2,539,437)	$-
Gain on life settlements, net	-	-	17,436,743	-	17,436,743
Interest and other income	42,668	223,311	42,747	(219,671)	89,055
TOTAL REVENUE	42,668	2,762,748	17,479,490	(2,759,108)	17,525,798

EXPENSES
Origination and servicing fees	-	-	2,539,437	(2,539,437)	-
Interest expense	4,311,719	4,833,058	1,953,521	(219,671)	10,878,627
Employee compensation and benefits	-	2,903,373	-	-	2,903,373
Legal and professional fees	899,588	162,323	14,783	-	1,076,694
Other expenses	937,562	1,496,752	52,499	-	2,486,813
TOTAL EXPENSES	6,148,869	9,395,506	4,560,240	(2,759,108)	17,345,507

INCOME (LOSS) BEFORE EQUITY IN INCOME
OF SUBSIDIARIES	(6,106,201)	(6,632,758)	12,919,250	-	180,291

EQUITY IN INCOME OF SUBSIDIARY	6,286,492	13,035,698	-	(19,322,190)	-

NET INCOME BEFORE INCOME TAXES	180,291	6,402,940	12,919,250	(19,322,190)	180,291

INCOME TAX EXPENSE	1,193,190	-	-	-	1,193,190
NET INCOME (LOSS)	(1,012,899)	6,402,940	12,919,250	(19,322,190)	(1,012,899)
Accretion of preferred stock to liquidation value	(1,578,405)	-	-	-	(1,578,405)
LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(2,591,304)	$-	$-	$-	$(2,591,304)

For the year ended December 31, 2011	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Contract servicing fees	$-	$2,429,870	$-	$(2,429,870)	$-
Gain on life settlements, net	-	574,983	17,229,216	-	17,804,199
Interest and other income	3,489	34,806	22,386	-	60,681
TOTAL REVENUE	3,489	3,039,659	17,251,602	(2,429,870)	17,864,880

EXPENSES
Origination and servicing fees	-	112,500	2,317,370	(2,429,870)	-
Interest expense	4,700	6,431,691	1,424,088	-	7,860,479
Employee compensation and benefits	-	2,081,545	-	-	2,081,545
Legal and professional fees	790,277	363,477	46,383	-	1,200,137
Investment banking services	3,595,027	-	-	-	3,595,027
Other expenses	589,188	1,003,943	53,000	-	1,646,131
TOTAL EXPENSES	4,979,192	9,993,156	3,840,841	(2,429,870)	16,383,319

INCOME (LOSS) BEFORE EQUITY IN INCOME
OF SUBSIDIARIES	(4,975,703)	(6,953,497)	13,410,761	-	1,481,561

EQUITY IN INCOME OF SUBSIDIARY	6,457,264	13,527,209	-	(19,984,473)	-

NET INCOME BEFORE INCOME TAXES	1,481,561	6,573,712	13,410,761	(19,984,473)	1,481,561

INCOME TAX EXPENSE	4,308,217	-	-	-	4,308,217
NET INCOME (LOSS)	$(2,826,656)	$6,573,712	$13,410,761	$(19,984,473)	$(2,826,656)

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidating Statements of Cash Flows

For the year ended December 31, 2012	Parent	Guarantor Sub	Non-Guarantor Sub	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,012,899)	$6,402,940	$12,919,250	$(19,322,190)	$(1,012,899)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Equity of subsidiaries	(6,286,492)	(13,035,698)	-	19,322,190	-
Gain on life settlements	-	-	(27,856,374)	-	(27,856,374)
Amortization of deferred financing and issuance costs	506,279	1,169,755	232,896	-	1,908,930
Deferred income taxes	1,193,190	-	-	-	1,193,190
Preferred stock issued for dividends	567,478	-	-	-	567,478
Convertible, redeemable preferred stock dividends payable	338,695	-	-	-	338,695
(Increase) decrease in operating assets:
Due from related parties	-	(6,348)	-	-	(6,348)
Death benefits receivable	-	-	(2,850,000)	-	(2,850,000)
Other assets	(33,137,100)	(22,587,090)	(772,090)	55,627,115	(869,165)
Increase (decrease) in operating liabilities:
Accounts payable	(306,373)	48,665	-	-	(257,708)
Interest payable	918,374	806,058	20,167	-	1,744,599
Other accrued expenses	(55,890)	(16,352)	2,950	-	(69,292)
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(37,274,738)	(27,218,070)	(18,303,201)	55,627,115	(27,168,894)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life settlements	-	-	(15,067,495)	-	(15,067,495)
Proceeds from settlement of life settlements	-	-	1,067,210	-	1,067,210
NET CASH FLOWS USED IN INVESTING ACTIVITIES	-	-	(14,000,285)	-	(14,000,285)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from revolving credit facility	-	-	11,000,000	-	11,000,000
Payments for redemption of Series I Secured notes payable	-	(7,477,197)	-	-	(7,477,197)
Proceeds from issuance of debentures	58,553,280	-	-	-	58,553,280
Payments for issuance of debentures	(3,024,545)	-	-	-	(3,024,545)
Payments for redemption of debentures	(112,500)	-	-	-	(112,500)
Proceeds (payments) from restricted cash	-	(926,473)	3,627,683	-	2,701,210
Issuance of member capital	-	37,951,312	17,675,803	(55,627,115)	-
Issuance of preferred stock	6,414,273	-	-	-	6,414,273
Payments for issuance of preferred stock	(1,266,647)	-	-	-	(1,266,647)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	60,563,861	29,547,642	32,303,486	(55,627,115)	66,787,874

NET INCREASE IN CASH AND CASH EQUIVALENTS	23,289,123	2,329,572	-	-	25,618,695

CASH AND CASH EQUIVALENTS
BEGINNING OF THE YEAR	1,746,456	131,893	-	-	1,878,349

END OF THE YEAR	$25,035,579	$2,461,465	$-	$-	$27,497,044

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidating Statements of Cash Flows (continued)

For the year ended December 31, 2011	Parent	Guarantor Sub	Non-Guarantor Sub	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(2,826,656)	$6,573,713	$13,410,761	$(19,984,474)	$(2,826,656)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Equity of subsidiaries	(6,457,264)	(13,527,209)	-	19,984,473	-
Gain on life settlements	-	(1,037,683)	(28,287,336)	-	(29,325,019)
Amortization of deferred financing and issuance costs	-	1,769,615	232,897	-	2,002,512
Investment banking services	3,595,027	-	-	-	3,595,027
Deferred income taxes	4,308,217	-	-	-	4,308,217
Preferred stock issued for dividends	16,689	-	-	-	16,689
Convertible, redeemable preferred stock dividends payable	290,454	-	-	-	290,454
(Increase) decrease in operating assets:
Due from related parties	2,326,068	(5,464,144)	3,138,076	-	-
Death benefit receivable	-	-	400,000	-	400,000
Other assets	(20,941)	(88,868)	298,495	-	188,686
Increase (decrease) in operating liabilities:
Due to related party	(549,632)	549,783	-	(1)	150
Accounts payable	379,457	(29,236)	(625,000)		(274,779)
Interest payable	-	1,162,899	57,070	2	1,219,971
Other accrued expenses	3,750	167,183	(27,666)	-	143,267
NET CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES	1,065,169	(9,923,947)	(11,402,703)	-	(20,261,481)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life settlements	-	(383,845)	(11,545,550)	-	(11,929,395)
Proceeds from settlement of life settlements	-	-	1,803,452	-	1,803,452
NET CASH FLOWS USED IN INVESTING ACTIVITIES	-	(383,845)	(9,742,098)	-	(10,125,943)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from revolving credit facility	-	-	22,914,548	-	22,914,548
Proceeds from issuance of Series I Secured notes payable	-	11,991,331	-	-	11,991,331
Payments for redemption of Series I Secured notes payable	-	(7,810,398)	-	-	(7,810,398)
Proceeds (payments) from restricted cash	-	3,762,842	(3,338,135)	-	424,707
Issuance of common stock	4,973	-	-	-	4,973
Issuance of preferred stock	4,213,862	-	-	-	4,213,862
Payments for issuance of preferred stock	(1,231,480)				(1,231,480)
Proceeds from notes receivable from related parties	-	2,306,068			2,306,068
Common stock dividends	(2,306,068)	-	-	-	(2,306,068)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	681,287	10,249,843	19,576,413	-	30,507,543

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,746,456	(57,949)	(1,568,388)	-	120,119

CASH AND CASH EQUIVALENTS
BEGINNING OF THE YEAR	-	189,842	1,568,388	-	1,758,230

END OF THE YEAR	$1,746,456	$131,893	$-	$-	$1,878,349

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15)     Concentration

GWG purchases life insurance policies written by life insurance companies having investment grade ratings by independent rating agencies.  As a result there may be certain concentrations of contracts with life insurance companies.  The following summarizes the face value of insurance contracts with specific life insurance companies exceeding 10% of the total face value held by the Company.

	December 31,	December 31,
	2012	2011
Life insurance company	%	%

Company A	16.96	17.43
Company B	13.80	15.06
Company C	11.36	12.53
Company D	*	10.09

*  - percentage does not exceed 10% of the total face value.

The following summarizes the number of insurance contracts held in specific states exceeding 10% of the total face value held by the Company:

	December 31,	December 31,
	2012	2011
State of residence	%	%

California	28.44	31.43
Florida	13.27	11.43
New York	11.85	13.71

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2013	December 31, 2012
	(unaudited)
A S S E T S
Cash and cash equivalents	$32,429,294	$27,497,044
Restricted cash	3,509,650	2,093,092
Investment in life settlements, at fair value	214,166,193	164,317,183
Other assets	5,847,872	4,040,716
TOTAL ASSETS	$255,953,009	$197,948,035

L I A B I L I T I E S A N D S T O C K H O L D E R S ' E Q U I T Y (D E F I C I T)
LIABILITIES
Revolving credit facility	$79,000,000	$71,000,000
Series I Secured notes payable	32,038,372	37,844,711
Renewable secured debentures	110,059,651	55,718,950
Interest payable	6,331,314	3,477,320
Accounts payable and accrued expenses	1,604,726	1,761,558
Deferred taxes, net	7,212,233	5,501,407
TOTAL LIABILITIES	236,246,296	175,303,946

CONVERTIBLE, REDEEMABLE PREFERRED STOCK
(par value $0.001; shares authorized 40,000,000; shares issued and outstanding 3,378,044 and 3,361,076; liquidation preference of $25,335,000 and $25,208,000, respectively)	24,660,578	23,905,878

STOCKHOLDERS' EQUITY
Common stock (par value $0.001: shares authorized 210,000,000; shares issued and outstanding is 9,124,000 and 9,989,000 on September 30, 2013 and December 31, 2012, respectively)	9,124	9,989
Additional paid-in capital	3,085,760	6,971,844
Accumulated deficit	(8,048,749)	(8,243,622)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(4,953,865)	(1,261,789)

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)	$255,953,009	$197,948,035

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
REVENUE
Gain on life settlements, net	$5,437,580	$4,788,291	$21,511,182	$10,257,537
Interest and other income	89,927	5,681	3,531,922	54,576
TOTAL REVENUE	5,527,507	4,793,972	25,043,104	10,312,113

EXPENSES
Employee compensation and benefits	1,100,159	745,386	4,101,502	1,862,469
Legal and professional fees	420,874	250,648	1,134,181	952,051
Interest expense	5,537,326	2,803,185	14,946,484	7,621,177
Other expenses	755,066	474,504	2,955,237	1,737,157
TOTAL EXPENSES	7,813,425	4,273,723	23,137,404	12,172,854

INCOME (LOSS) BEFORE INCOME TAXES	(2,285,918)	520,249	1,905,700	(1,860,741)
INCOME TAX EXPENSE (BENEFIT)	(656,968)	633,572	1,710,826	103,712

NET INCOME (LOSS)	$(1,628,950)	$(113,323)	$194,874	$(1,964,453)

NET INCOME (LOSS) PER SHARE
Basic	$(0.18)	$(0.01)	$0.02	$(0.20)
Diluted	$(0.11)	$(0.01)	$0.01	$(0.20)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	9,124,000	9,978,250	9,735,925	9,989,000
Diluted	14,978,001	9,978,250	15,607,894	9,989,000

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,628,950)	$(113,323)	$194,874	$(1,964,453)
Adjustments to reconcile net income (loss) to net
cash flows from operating activities:
Gain on life settlements	(6,960,335)	(8,881,542)	(25,904,240)	(19,871,791)
Amortization of deferred financing and issuance costs	1,125,913	394,438	3,056,793	1,303,895
Deferred income taxes	(655,968)	633,572	1,710,826	103,712
Convertible, redeemable preferred stock dividends payable	185,231	215,059	443,486	636,069
(Increase) decrease in operating assets:
Other assets	432,671	(115,761)	(3,181,461)	941,525
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	470,395	791,825	2,168,874	1,450,958

NET CASH FLOWS USED IN OPERATING ACTIVITIES	(7,031,043)	(7,075,732)	(21,510,848)	(17,400,085)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life settlements	(14,030,797)	(5,361,540)	(26,916,790)	(7,983,570)
Proceeds from settlement of life settlements	1,331,743	-	4,203,895	416,665
NET CASH FLOWS USED IN INVESTING ACTIVITIES	(12,699,054)	(5,361,540)	(22,712,895)	(7,566,905)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from revolving credit facility	-	-	8,000,000	6,000,000
Proceeds from issuance of Series I Secured notes payable	-	-	-	50,000
Payments for redemption of Series I Secured notes payable	(2,311,710)	(1,843,032)	(6,242,586)	(5,311,989)
Proceeds from issuance of renewable secured debentures	19,617,094	17,878,571	62,056,755	33,635,657
Payments for redemption and issuance of renewable secured debentures	(4,305,558)	(914,880)	(9,642,129)	(1,627,467)
Proceeds from restricted cash	954,217	3,427,198	(1,416,558)	3,369,837
Repurchase of common stock	-	-	(3,252,400)	-
Issuance (redemptions) of convertible, redeemable preferred stock	(35,285)	500,000	(347,089)	6,287,375
Payments of issuance cost for preferred stock		558,729		(1,050,633)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	13,918,758	19,606,586	49,155,993	41,352,780

NET INCREASE IN CASH AND CASH EQUIVALENTS	(5,811,339)	7,169,314	4,932,250	16,385,790

CASH AND CASH EQUIVALENTS
BEGINNING OF PERIOD	38,240,633	11,094,825	27,497,044	1,878,349
END OF PERIOD	$32,429,294	$18,264,139	$32,429,294	$18,264,139

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS – CONTINUED
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$3,605,000	$1,839,000	$10,117,000	$4,958,000
NON-CASH INVESTING AND FINANCING ACTIVITIES
Series I secured notes:
Non-cash conversion of Series I secured notes	$350,000	-	350,000	4,220,000
Non-cash conversion of accrued interest and commissions payable to principal	$39,000	$43,000	$190,000	$80,000
Renewable secured debentures:
Non-cash conversion of accrued interest and commission payable to principal	$91,000	$-	$191,000	$-
Convertible, redeemable preferred stock
Non-cash conversion of dividends payable	$182,000	$160,000	$443,000	$408,000
Non-cash accretion of convertible, redeemable preferred stock to redemption value	$192,000	$378,000	$658,000	$1,031,000
Investment in life settlements included in accounts payable	$-	$340,000	$-	$501,000

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
(unaudited)

	Common	Common Stock	Additional Paid-in	Accumulated
	Shares	(par)	Capital	Deficit	Total Equity

Balance, December 31, 2011	9,989,000	$9,989	$8,169,303	$(7,230,723)	$948,569

Net income	-	-	-	(1,012,899)	(1,012,899)

Issuance of warrants to purchase common stock	-	-	380,946	-	380,946

Accretion of preferred stock to liquidation value	-	-	(1,578,405)	-	(1,578,405)

Balance, December 31, 2012	9,989,000	9,989	6,971,844	(8,243,622)	(1,261,789)

Net income				194,874	194,874

Repurchase of common stock	(865,000)	(865)	(3,251,535)		(3,252,400)

Issuance of stock options			23,753		23,753

Accretion of preferred stock to liquidation value			(658,302)	(1)	(658,303)

Balance, September 30, 2013	9,124,000	$9,124	$3,085,760	$(8,048,749)	$(4,953,865)

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(1)       Nature of business and summary of significant accounting policies

Nature of business - GWG Holdings, Inc. (Holdings) (previously GWG Holdings, LLC) and Subsidiaries, located in Minneapolis, Minnesota, facilitates the purchase of life insurance policies for its own investment portfolio through its wholly owned subsidiary, GWG Life Settlements, LLC (GWG Life), and its subsidiaries, GWG Trust, LLC (Trust), GWG DLP Funding II, LLC (DLP II) and its wholly owned subsidiary, GWG DLP Master Trust II (the Trust II). Holdings converted from a limited liability company into a corporation effective June 10, 2011 and as a result of this change all member units were converted into common stock.  Holdings finances the acquisition of life insurance policies, and pays policy premiums, through funds available on its line of credit and the issuance of debt and equity securities. GWG Member, LLC, a wholly owned subsidiary formed November 2010 to facilitate the acquisition of policies, has not commenced operations as of September 30, 2013.  The entities were legally organized in Delaware and are collectively referred herein to as GWG, or the Company.

On July 11, 2011, the Company entered into a Purchase and Sale Agreement with Athena Securities Group, LTD and Athena Structured Funds PLC. Under this agreement, Holdings issued to Athena Securities Group, LTD (Athena) 989,000 shares of common stock, which was equal to 9.9% of the outstanding shares in the Company, in exchange for shares equal to 9.9% of the outstanding shares in Athena Structured Funds, PLC (Athena Funds) and cash of $5,000. In accordance with Accounting Standards Codification (ASC) 505-50, the Company recorded the share-based payment transaction with Athena at the fair value of the Company’s 989,000 shares of common stock issued as it was the most reliable measurable form of consideration in this exchange the total value ascribed to the common stock issued to Athena was $3.6 million. The $5,000 cash paid by Athena, which represents the fair value of the shares of Athena Funds, is included in financing activities of the Consolidated Statement of Cash Flows.

On June 28, 2013, GWG Holdings, Inc. entered into a new Purchase and Sale Agreement with Athena Securities Limited and Athena Securities Group Limited. The June 28, 2013 agreement terminated the parties’ original Purchase and Sale Agreement dated July 11, 2011. Under the new agreement, Holdings appointed Athena Securities Group Limited (i) as Holdings’ exclusive representative for the offer and sale of Holdings’ Renewable Secured Debentures in Ireland, and (ii) as a distributor for the offer and sale of those debentures in Europe and the Middle East, in each case until May 8, 2014. Any compensation payable to Athena Securities Group Limited will be in accordance with the compensation disclosures set forth in Holdings’ prospectus for the offering filed with the SEC on dated June 4, 2013, as the same may be supplemented or amended from time to time. In addition, the new agreement effected the sale by Athena Securities Limited to Holdings of 865,000 shares of Holdings’ common stock, and Holdings’ sale back to Athena Securities Group Limited of certain shares of GWG Securities International Public Limited Company (formerly known as Athena Structured Funds PLC) originally transacted under the original July 11, 2011 agreement. The Company recorded a non-cash gain on the transaction of $3,252,000.

Basis of presentation - The condensed consolidated balance sheet as of September 30, 2013 and December 31, 2012, the condensed consolidated statements of operations for the three and nine months ended September 30, 2013 and 2012, the condensed consolidated statements of cash flows for the three and nine months ended September 30, 2013 and 2012, the condensed consolidated statement of changes in equity for the twelve months ended December 31, 2012 and nine months ended September 30, 2013, and the related information presented in these notes, have been prepared by management in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X, without audit. To the extent that information and notes required by U.S. generally accepted accounting principles (“GAAP”) for complete financial statements are contained in or are consistent with the consolidated audited financial statements in the Company’s Form 10-K for the year ended December 31, 2012, such information and notes have not been duplicated herein. In the opinion of management, all adjustments considered necessary for a fair presentation of results have been included. The condensed consolidated balance sheet at December 31, 2012 was derived from the audited consolidated financial statements as of that date. Operating results for the three and nine months ended September 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Use of estimates - The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. The most significant estimates with regard to these consolidated financial statements relates to (1) the determination of the assumptions used in estimating the fair value of the investment in life insurance policies, and (2) the value of deferred tax assets and liabilities.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Life settlements - ASC 325-30, Investments in Insurance Contracts, allows a reporting entity the election to account for its investments in life settlements using either the investment method or the fair value method. The election shall be made on an instrument-by-instrument basis and is irrevocable. Under the investment method, an investor shall recognize the initial investment at the purchase price plus all initial direct costs. Continuing costs (policy premiums and direct external costs, if any) to keep the policy in force shall be capitalized. Under the fair value method, an investor shall recognize the initial investment at the purchase price. In subsequent periods, the investor shall re-measure the investment at fair value in its entirety at each reporting period and shall recognize the change in fair value in current period income net of premiums paid. The Company uses the fair value method to account for all life settlements.

The Company recognizes realized gains (revenue) from life settlement contracts upon one of the two following events:

1)       Receipt of death notice or verified obituary of insured
2)       Sale of policy and filing of change of ownership forms and receipt of payment

The Company recognizes the difference between the death benefits and carrying values of the policy when an insured event has occurred and the Company determines that settlement and ultimate collection of the death benefits is realizable and reasonably assured. Revenue from a transaction must meet both criteria in order to be recognized.  In an event of a sale of a policy the Company recognizes gain or loss as the difference between the sale price and the carrying value of the policy on the date of the receipt of payment on such sale.

Deposits and initial direct costs advanced on unsettled policy acquisitions are recorded as other assets until policy ownership has been transferred to the Company.  Such deposits and direct cost advances were $0 and $785,000 at September 30, 2013 and December 31, 2012, respectively.

Deferred financing and issuance costs - Financing costs incurred to obtain financing under the revolving credit facility, as described in note 6, have been capitalized and are amortized using the straight-line method (which approximated the interest method) over the term of the revolving credit facility.  Amortization of deferred financing costs was $89,000 and $58,000 for the three months ended September 30, 2013 and 2012, respectively, and $365,000 and $175,000 for the nine months ended September 30, 2013 and 2012, respectively.  The expected future amortization is $89,000 and $358,000 for the three months ending December 31, 2013 and the year ending December 31, 2014, respectively.  The Series I Secured notes payable, as described in note 7, are reported net of issuance costs, sales commissions and other direct expenses, which are amortized using the interest method over the term of each respective borrowing.  The Renewable Secured Debentures, as described in note 8, are reported net of issuance costs, sales commissions and other direct expenses, which are amortized using the interest method over the term of each respective borrowing.  The Series A preferred stock, as described in note 9, is reported net of issuance costs, sales commissions, including the fair value of warrants issued, and other direct expenses, which are amortized using the interest method as interest expense over the three-year redemption period.

Earnings (loss) per share - Basic per share earnings (loss) attributable to non-redeemable interests is calculated using the weighted-average number of shares outstanding during the period.  Diluted earnings per share is calculated based on the potential dilutive impact, if any, of the Company’s convertible, redeemable preferred stock, and outstanding warrants, and stock options.

Recently adopted pronouncements - In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS”, which amends disclosure requirements related to categorization within the fair value hierarchy. This update results in common principles and requirements for measuring fair value and disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards. The guidance became effective for the annual period beginning January 1, 2012. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or are not expected to be significant to the Company.

(2)       Restrictions on cash

The Company is required by its lenders to maintain collection and escrow accounts. These accounts are used to pay annual premiums of insurance policies, pay interest and other charges under the revolving credit facility, and collect policy benefits. DZ Bank AG, as agent for Autobahn Funding Company, LLC, the lender for the revolving credit facility as described in note 6, authorizes the disbursements from these accounts. At September 30, 2013 and December 31, 2012 there was a balance of $3,510,000, and $2,093,000, respectively, maintained in these restricted cash accounts.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(3)       Investment in life insurance policies

The life insurance policies (Level 3 fair value measurements) are valued based on unobservable inputs that are significant to the overall fair value measurement. Changes in the fair value of these instruments are recorded in gain or loss on life insurance policies in the consolidated statements of operations (net of the cash premiums paid on the policies). The fair value is determined on a discounted cash flow basis that incorporates life expectancy assumptions.  Life expectancy reports have been obtained from widely accepted life expectancy estimate providers. The discount rate incorporates current information about market interest rates, the credit exposure to the insurance company that issued the life insurance policy and our estimate of the risk premium an investor in the policy would require. As a result of management’s analysis, discount rates of 11.77% and 12.08% were applied to the portfolio as of September 30, 2013 and December 31, 2012, respectively.

A summary of the Company’s life insurance policies accounted for under the fair value method and their estimated maturity dates, based on remaining life expectancy estimates, is as follows:

	As of September 30, 2013			As of December 31, 2012
Years Ending December 31,	Number of Contracts	Estimated Fair Value	Face Value	Number of Contracts	Estimated Fair Value	Face Value
2013	-	$-	$-	-	$-	$-
2014	-	-	-	-	-	-
2015	2	1,296,000	2,000,000	2	1,163,000	2,000,000
2016	12	10,512,000	18,485,000	13	11,608,000	22,229,000
2017	20	30,856,000	60,914,000	17	21,155,000	53,439,000
2018	32	30,498,000	71,239,000	31	28,252,000	75,668,000
2019	38	35,001,000	97,862,000	35	26,947,000	84,579,000
Thereafter	150	106,003,000	454,569,000	113	75,192,000	334,331,000
Totals	254	$214,166,000	$705,069,000	211	$164,317,000	$572,246,000

The Company recognized death benefits of $5,000,000 and $0 during the three-month periods ended September 30, 2013 and 2012, respectively, related to policies with a carrying value of $1,332,000 and $0, respectively.  The Company recorded realized gains of $3,668,000 and $0 on such policies.  The Company recognized death benefits of $15,600,000 and $4,500,000 during the nine-month periods ended September 30, 2013 and 2012, respectively, related to policies with a carrying value of $4,204,000 and $417,000, respectively.  The Company recorded realized gains of $11,396,000 and $4,083,000 on such policies.

Reconciliation of gain on life settlements:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Change in fair value	$6,960,000	$8,881,000	$25,904,000	$18,249,000
Premiums and other annual fees	(5,191,000)	(4,093,000)	(15,789,000)	(12,074,000)
Policy maturities	3,668,000	-	11,396,000	4,083,000
Gain on life settlements, net	$5,437,000	$4,788,000	$21,511,000	$10,258,000

The estimated expected premium payments to maintain the above life insurance policies in force for the next five years, assuming no mortalities, are as follows:

Years Ending December 31,
Three months ending December 31, 2013	$5,735,000
2014	22,692,000
2015	24,530,000
2016	26,912,000
2017	29,964,000
$109,833,000

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Management anticipates funding the estimated premium payments as noted above with proceeds from the DZ Bank revolving credit facility and through additional debt and equity financing as well as from cash proceeds from maturities of life insurance policies. The proceeds of these capital sources are also intended to be used for the purchase, financing, and maintenance of additional life insurance policies.

(4)       Fair value definition and hierarchy

ASC 820 establishes a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value. Market price observability is affected by a number of factors, including the type of investment, the characteristics specific to the investment and the state of the marketplace including the existence and transparency of transactions between market participants. Assets and liabilities with readily available active quoted prices or for which fair value can be measured from actively quoted prices in an orderly market generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. ASC 820 establishes a three-level valuation hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

The hierarchy is broken down into three levels based on the observability of inputs as follows:

●
Level 1 - Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.  Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

●	Level 2 - Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

●	Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary by types of assets and liabilities and is affected by a wide variety of factors, including, for example, whether an instrument is established in the marketplace, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by management in determining fair value is greatest for assets and liabilities categorized in Level 3.

Level 3 Valuation Process

The estimated fair value of the Company’s life settlements are determined on a quarterly basis by the Company’s portfolio management committee, taking into consideration changes in discount rate assumptions, estimated premium payments and life expectancy estimate assumptions, as well as any changes in economic and other relevant conditions.  These inputs are then used to estimate the discounted cash flows using the MAPS probabilistic portfolio pricing model, which estimates the cash flows using various probabilities and scenarios.  The valuation process includes a review by senior management as of each valuation date.  Management has also engaged a third party expert to independently test the accuracy of the valuations using the inputs provided by management on a quarterly basis.

Life insurance policies represent financial instruments recorded at fair value on a recurring basis. The following table reconciles the beginning and ending fair value of the Company’s Level 3 investments in life insurance policies for the three and six month periods ending September 30, as follows:

	Three month ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Beginning balance	$193,892,000	$133,848,000	$164,317,000	$122,169,000
Purchases	14,646,000	5,100,000	28,149,000	7,827,000
Maturities (cash in excess of carrying value)	(1,332,000)	-	(4,204,000)	(416,000)
Net change in fair value	6,960,000	8,881,000	25,904,000	18,249,000
Ending balance (September 30)	$214,166,000	$147,829,000	$214,166,000	$147,829,000

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

The fair value of a portfolio of life insurance policies is based on information available to the Company at the reporting date. Fair value is based upon a discounted cash flow model that incorporates life expectancy estimate assumptions.  Life expectancy estimates are obtained from independent and third-party widely accepted life expectancy estimate providers at policy acquisition. The life expectancy values of each insured, as determined at policy acquisition, are rolled down monthly for the passage of time by the MAPS actuarial software the Company uses for ongoing valuation of its portfolio of life insurance policies.  The discount rate incorporates current information about discount rates applied by other reporting companies owning portfolios of life insurance policies, discount rates observed in the life insurance secondary market, market interest rates, the credit exposure to the insurance company that issued the life insurance policy and management’s estimate of the risk premium a purchaser would require to receive the future cash flows derived from our portfolio of life insurance policies.

On January 22, 2013, one of the independent medical actuarial underwriting firms we utilize, 21st Services, announced advancements in its underwriting methodology, resulting in revised estimated life expectancy mortality tables.  We have been advised by 21st Services that the changes are very granular and relate to both specific medical conditions and lifestyles of insureds.  These changes are the result of the application of additional medical information that has been gathered by 21st Services over a period of time, and which has now been applied to the inputs and methodologies used to develop the actuarial life expectancy estimates.  While we do not believe these revised methodologies indicate the previous life expectancy estimates were inaccurate, we believe the revised methodologies provide additional information that should be considered in updating life expectancy estimates of the insureds within our portfolio of life settlement contracts as of September 30, 2013 and December 31, 2012.  Based upon our evaluation and analysis of data made available by 21st Services, as well as information regarding the insureds within our portfolio, we have estimated the impact of the changes in 21st Services’ methodologies for determining life expectancy estimates on a policy-by-policy basis within our portfolio and applied such changes to the life expectancy inputs used to estimate fair value.  We have adjusted the original life expectancy estimates provided by 21st Services based on four factors, the impact of each analyzed individually for each insured in the GWG portfolio.  The four factors are gender, anti-selection, age, and primary impairment.  While the analysis and adjustments were applied on an individual policy basis, the result was an average overall increase in the original life expectancy estimates of 8.67%.  We have a standard practice of obtaining two third-party life expectancy estimates for each policy with a policy face value in excess of $250,000 in our portfolio.  As a result, the effective change in the life expectancy estimate on the portfolio was an average increase of approximately 4.33%, which resulted in an aggregate decrease in the fair value of our portfolio of life insurances policies of $12.4 million as of December 31, 2012.  Life expectancy  is, by its very nature, an estimate.

Due to the estimating changes made by 21st Services, and because refinement in estimating methods is ongoing, we have been obtaining updated life expectancy estimates for all policies purchased where we used a life expectancy estimate from 21st Services.  Of the 211 policies we owned on December 31, 2012, we have obtained updated medical records and life expectancy estimates for 138 policies and are in the process of updating medical records and life expectancy estimates for the remaining 73  policies as of September 30, 2013.  For the other 138 policies we have obtained updated life expectancy estimates, we compared the life expectancy estimate used on September 30, 2013 to that used on December 31, 2012, including the above-described adjustments made to 21st Services’ life expectancy estimates.  After accounting for the nine months that elapsed between these dates using the MAPS actuarial software and the mortalities with the portfolio, the updated life expectancy estimates at September 30, 2013 were shorter than those used on December 31, 2012 by an average of 1.2 months, or 1.4%.   We therefore believe that, at this time, the adjustments made to the 21st Services’ life expectancy estimates on December 31, 2012 were adequate. We plan to continue the process of updating medical records and life expectancy estimates on the remainder of the 73 policies in the portfolio in the months ahead.

The fair value of life insurance policies is estimated using present value calculations of estimated cash flows based on the data specific to each individual life insurance policy. Estimated future policy premium payments are calculated based on the terms of the policy and the premium payment history. The following summarizes the unobservable inputs utilized in estimating the fair value of the portfolio of life insurance policies:

	As of September 30, 2013	As of December 31, 2012
Weighted average age of insured	81.9	81.3
Weighted average life expectancy estimates, months*	88.9	91.6
Average face amount per policy	$2,775,863	$2,712,063
Discount rate	11.77%	12.08%
* Standard life expectancy as adjusted for insured’s specific circumstances where an updated life expectancy estimate has not been obtained.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

These assumptions are, by their nature, inherently uncertain and the effect of changes in estimates may be significant. The techniques used in estimating the present value of estimated cash flows are derived from valuation techniques generally used in the industry that include inputs for the asset that are not based on observable market data. The extent to which the fair value could reasonably vary in the near term has been quantified by evaluating the effect of changes in significant underlying assumptions used to estimate the fair value. If the life expectancy estimates were increased or decreased by four and eight months on each outstanding policy and the discount factors were increased or decreased by 1% and 2%, while all other variables are held constant, the fair value of the investment in life insurance policies would increase or (decrease) by the  amounts summarized below:

	Change in life expectancy estimates
	plus 8 months	minus 8 months	plus 4 months	minus 4 months

September 30, 2013	$(31,840,000)	$33,480,000	$(16,127,000)	$16,540,000

December 31, 2012	$(24,072,000)	$25,268,000	$(12,185,000)	$12,484,000

	Change in discount rate
	plus 2%	minus 2%	plus 1%	minus 1%

September 30, 2013	$(21,533,000)	$25,475,000	$(11,207,000)	$12,189,000

December 31, 2012	$(16,811,000)	$19,978,000	$(8,759,000)	$9,547,000

Other Fair Value Considerations

Carrying value of receivables, prepaid expenses, accounts payable and accrued expenses approximate fair value due to their short-term maturities and low credit risk. The estimated fair value of the Company’s Series I Secured notes payable is approximately $33,068,000 based on a weighted-average market interest rate of 7.47% based on an income approach. The Company began issuing Renewable Secured Debentures in the first quarter of 2012. The current interest rates on the Renewable Secured Debentures approximate market rates. The carrying value of the Renewable Secured Debentures approximates fair value. The carrying value of the revolving credit facility reflects interest charged at the commercial paper rate plus an applicable margin. The margin represents our credit risk, and the strength of the portfolio of life insurance policies collateralizing the debt. The overall rate reflects market, and the carrying value of the revolver approximates fair value. All of the financial instruments are level 3 fair value measurements.

The Company has issued warrants to purchase common stock in connection with the issuance of its convertible, redeemable preferred stock. Warrants were determined by the Company as permanent equity. The fair value measurements associated with the warrants, measured at issuance represent level 3 instruments.

As of September 30, 2013:

Month issued	Warrants issued	Fair value per share	Risk free rate	Volatility	Term
December 2011	137,874	$0.11	0.42%	25.25%	3 years
March 2012	76,260	$0.26	0.38%	36.20%	3 years
June 2012	323,681	$0.58	0.41%	47.36%	3 years
July 2012	289,093	$0.58	0.41%	47.36%	3 years
September 2012	5,000	$0.36	0.31%	40.49%	3 years
	831,908

Volatility is based upon the weekly percentage change in the stock price of selected comparable insurance companies. In June 2012, we evaluated the comparable companies used, and made certain changes to those used.  The percentage change is calculated on the average price of those selected stocks at the weekly close of business for the year preceding the balance sheet date.  We compare annual volatility based on this weekly information.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(5)       Notes receivable from related parties

As of September 30, 2013 and December 31, 2012, the Company had receivables totaling $5,000,000 due from an affiliate, Opportunity Finance, LLC, which were fully reserved. Opportunity Finance ceased operations in 2008.

(6)       Credit facilities

Revolving credit facility – Autobahn Funding Company LLC

On July 15, 2008, DLP II and United Lending entered into a revolving credit facility pursuant to a Credit and Security Agreement (Agreement) with Autobahn Funding Company LLC (Autobahn), providing the Company with a maximum borrowing amount of $100,000,000. Autobahn is a commercial paper conduit that issues commercial paper to investors in order to provide funding to DLP II and United Lending.  DZ Bank AG acts as the agent for Autobahn. The original Agreement was to expire on July 15, 2013.  On January 29, 2013, Holdings, together with GWG Life and DLP II, entered into an Amended and Restated Credit and Security Agreement with Autobahn, extending the facility expiration date to December 31, 2014, and removing United Lending as a party to the amended and restated Agreement.  The amount outstanding under this facility as of September 30, 2013 and December 31, 2012, was $79,000,000 and $71,000,000, respectively.

The Agreement requires DLP II to pay, on a monthly basis, interest at the commercial paper rate plus an applicable margin, as defined in the Agreement. The effective rate was 6.19% and 2.02% at September 30, 2013 and December 31, 2012, respectively.  The weighted-average effective interest rate was 6.23% and 2.15% (excluding the unused line fee) for the three months ended September 30, 2013 and 2012, respectively, and 6.12% and 2.17% for the nine months ended September 30, 2013 and 2012, respectively.  The Agreement also requires payment of an unused line fee on the unfunded amount under the revolving credit facility. The note is secured by substantially all of DLP II assets, which consist primarily of life settlement policies.

The Agreement has certain financial and nonfinancial covenants. The Company was in compliance with these covenants at September 30, 2013 and December 31, 2012. The Agreement generally prohibits the Company from:

●	changing its corporate name, offices, and jurisdiction of incorporation
●	changing any deposit accounts or payment instructions to insurers;
●	changing any operating policies and practices such that it would be reasonably likely to adversely affect the collectability of any asset in any material respect;
●	merging or consolidating with, or selling all or substantially all of its assets to, any third party;
●	selling any collateral or creating or permitting to exist any adverse claim upon any collateral;
●	engaging in any other business or activity than that contemplated by the Agreement;
●	incurring or guaranteeing any debt for borrowed money;
●
amending the Company’s certificate of incorporation or bylaws, making any loans or advances to, investments in, or paying any dividends to, any person unless both before and after any such loan, advance, investment or dividend there exists no actual event of default, potential event of default or termination event;

●	removing an independent director on the board of directors except for cause or with the consent of the lender; or
●
making payment on or issuing any subsidiary secured notes or debentures, or amending any agreements respecting such notes or debentures, if an event of default, potential event of default or termination event exists or would arise from any such action.

In addition, the Company has agreed to maintain (i) a positive consolidated net income (as defined and calculated under the Agreement) for each complete fiscal year and (ii) a tangible net worth (again, as defined and calculated under the Agreement) of not less than $15 million, and (iii) maintain a borrowing base surplus or cash cushion sufficient to pay three to twelve months (increasing throughout 2013) of premiums and facility fees.

Consolidated net income and tangible net worth as of and for the four-quarter period ended September 30, 2013, as calculated under the Agreement, were $9,806,000 and $50,775,000, respectively.

Advances under the Agreement are subject to a borrowing base formula, which limits the availability of advances on the borrowing base calculation based on attributes of policies pledged to the facility. Over-concentration of policies by insurance carrier, over-concentration of policies by insurance carriers with ratings below a AA- rating, and the premiums and facility fees reserve are the three primary factors with the potential of limiting availability of funds on the facility. Total funds available for additional borrowings under the borrowing base formula criteria at September 30, 2013 and December 31, 2012, were $268,000 and $15,043,000 respectively.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

On July 15, 2008, Holdings delivered a performance guaranty in favor of Autobahn pursuant to which it guaranteed the obligations of GWG Life, in its capacity as the seller and master servicer, under the Credit and Security Agreement and related documents.  On January 29, 2013 and in connection with the Amended and Restated Credit and Security Agreement, Holdings delivered a reaffirmation of its performance guaranty.  The obligations of Holdings under the performance guaranty and subsequent reaffirmation do not extend to the principal and interest owed by DLP II as the borrower under the credit facility.

(7)       Series I Secured notes payable

Series I Secured notes payable have been issued in conjunction with the GWG Series I Secured notes private placement memorandum dated August 25, 2009 (last revised November 15, 2010). On June 14, 2011, the Company closed the offering to additional investors, however, existing investors may elect to continue advancing amounts outstanding upon maturity subject to the Company’s option. Series I Secured notes have maturity dates ranging from nine months to seven years with fixed interest rates varying from 5.65% to 9.55% depending on the term of the note. Interest is payable monthly, quarterly, annually or at maturity depending on the terms of the note. At September 30, 2013 and December 31, 2012 the weighted-average interest rates of Series I Secured notes were 8.30%, and 8.22% respectively. The notes are secured by assets of GWG Life. The principal amount outstanding under these Series I Secured notes was $32,698,000 and $38,570,000 at September 30, 2013, and December 31, 2012, respectively.  The difference between the amount outstanding on the Series I Secured notes and the carrying amount on the consolidated balance sheet is due to the netting of unamortized deferred issuance costs. Overall, interest expense includes amortization of deferred financing and issuance costs of $165,000 and $382,000 for the three and nine months ended September 30, 2013, respectively, and $200,000 and $947,000 for the three and nine months ended September 30, 2012, respectively.  Future expected amortization of deferred financing costs is $659,000 over the next six years.

On November 15, 2010, the holders of a majority of the membership interests in the Company (then a limited liability company), Messrs. Jon R. Sabes and Steven F. Sabes, pledged their ownership interests in the Company to the Series I Trust as security for advances under the Series I Trust arrangement.

The use of proceeds from the issuances of Series I Secured notes was limited to the following: (1) payment of commissions of Series I Secured note sales, (2) purchase life insurance policies, (3) pay premiums of life insurance policies, (4) pay principal and interest to Senior Liquidity Provider (DZ Bank), (5) pay portfolio or note operating fees or costs, (6) pay trustee (Wells Fargo Bank, N.A.), (7) pay servicer and collateral fees, (8) pay principal and interest on Series I Secured notes, (9) make distributions to equity holders for tax liability related to portfolio, (10) purchase interest rate caps, swaps, or hedging instruments, (11) pay GWG Series I Trustee fees, and (12) pay offering expenses.

On November 1, 2011, GWG entered into a Third Amended and Restated Note Issuance and Security Agreement with Lord Securities Corporation after receiving majority approval from the holders of Series I Secured notes. Among other things, the amended and restated agreement modified the use of proceeds and certain provisions relating to the distribution of collections and subordination of cash flow. Under the amended and restated agreement, GWG is no longer restricted as to its use of proceeds or subject to restrictions on certain distributions of collections and subordination of cash flows. Under the amended and restated agreement, GWG may extend the maturity of Series I Secured notes of a six month term for up to two additional six month terms, and Series I Secured notes of a one year term for up to six months.

Future contractual maturities of Series I Secured notes payable at September 30, 2013 are as follows:

Years Ending December 31,
Three months ending December 31, 2013	$4,189,000
2014	14,901,000
2015	6,675,000
2016	2,030,000
2017	4,085,000
Thereafter	818,000
$32,698,000

(8)       Renewable secured debentures

The Company has registered with the Securities and Exchange Commission, effective January 2012, the offer and sale of $250,000,000 of Renewable Secured Debentures. Renewable Secured Debentures have maturity dates ranging from nine months to seven years with fixed interest rates varying from 4.75% to 9.50% depending on the term of the note. Interest is payable monthly, annually or at maturity depending on the terms of the debenture. At September 30, 2013 and December 31, 2012, the weighted-average interest rate of Renewable Secured Debentures was 7.53% and 7.65%, respectively. The debentures are secured by assets of GWG Life and GWG Holdings. The amount outstanding under these Renewable Secured Debentures was $113,664,000 and $57,609,000 at September 30, 2013 and December 31, 2012, respectively. The difference between the amount outstanding on the Renewable Secured Debentures and the carrying amount on the consolidated balance sheets is due to the netting of unamortized deferred issuance costs and cash receipts for new issuances in process.  Amortization of deferred issuance costs was $630,000 and $1,253,000 for the three and nine months ended September 30, 2013, respectively, and $135,000 and $182,000 for the three and nine months ended September 30, 2012, respectively.  Future expected amortization of deferred financing costs is $4,541,000. Subsequent to September 30, 2013, the Company has issued approximately an additional $7,000,000 in principal amount of these secured debentures.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

The use of proceeds from the issuances of Renewable Secured Debentures is limited to the following: (1) payment of commissions on sales of Renewable Secured Debentures, (2) payment of offering expenses, (3) purchase of life insurance policies, (4) Payment of premiums on life insurance policies, (5) payment of principal and interest on Renewable Secured Debentures, (6) payment of portfolio operations expenses, and (7) for general working capital.

Future contractual maturities of Renewable Secured Debentures at September 30, 2013 are as follows:

Years Ending December 31,
Three months ending December 31, 2013	$7,735,000
2014	23,060,000
2015	35,467,000
2016	21,974,000
2017	6,843,000
Thereafter	18,585,000
$113,664,000

The Company entered into an indenture effective October 19, 2011 with Holdings as obligor, GWG Life as guarantor, and Bank of Utah as trustee for the benefit of the debenture holders.  The indenture has certain financial and nonfinancial covenants.  The Company was in compliance with these covenants at September 30, 2013 and December 31, 2012.

(9)       Convertible, redeemable preferred stock

The Company began offering 3,333,333 shares of convertible redeemable preferred stock (Series A preferred stock) for sale to accredited investors in a private placement on July 31, 2011. The offering of Series A preferred stock concluded on September 2, 2012 and resulted in 3,278,000 shares being issued for gross consideration of $24,582,000. As of September 30, 2013, 142,000 shares have been issued as a result of conversion of $995,000 in dividends into shares of Series A preferred stock.  The Series A preferred stock was sold at an offering price of $7.50 per share. Series A preferred stock has a preferred dividend yield of 10% per annum, and each share has the right to convert into 1.5 shares of the Company’s common stock. The Company may elect to automatically convert the Series A preferred stock to common stock as described below. Series A preferred shareholders also received three-year warrants to purchase, at an exercise price per share of $6.25, one share of common stock for every 20 shares of Series A preferred stock purchased.  The warrants are exercisable immediately. In the Certificate of Designations for the Series A preferred stock dated July 31, 2011, the Company agreed to permit preferred shareholders to sell their shares back to the Company for the stated value of $7.50 per share, plus accrued dividends, according to the following schedule:

●	Up to 33% of the holder’s unredeemed shares one year after issuance:
●	Up to 66% of the holder’s unredeemed shares two years after issuance; and
●	Up to 100% of the holder’s unredeemed shares three years after issuance.

The Company’s obligation to redeem Series A preferred shares will terminate upon the Company completing a registration of its common stock with the SEC. The Company may redeem the Series A preferred shares at a price equal to 110% of their liquidation preference ($7.50 per share) at any time after December 15, 2012.

At the election of the Company, the Series A preferred shares may be automatically converted into the common stock of the Company in the event of either (1) a registered offering of the Company’s common stock with the SEC aggregating gross proceeds of at least $5.0 million at a price equal to or greater than $5.50 per share of common stock, or (2) the consent of shareholders holding at least a majority of the then-outstanding shares of Series A preferred stock. As of September 30, 2013, the Company had issued 3,426,000 preferred shares resulting in gross consideration of $25,619,000 (including cash proceeds, conversion of Series I Secured notes and accrued interest on Series I notes, and conversion of preferred dividends payable). In 2013, the Company redeemed 48,000 shares valued at $357,000 resulting in 3,378,000 shares outstanding with the gross value of $25,262,000. The Company incurred Series A preferred stock issuance costs of $2,838,000, of which $2,237,000 was amortized to additional paid in capital as of September 30, 2013, resulting in a carrying amount of $24,661,000.

The Company determined that the grant date fair value of the outstanding warrants attached to the Series A preferred stock was $395,000 for warrants issued through September 30, 2013. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share upon 30 days written notice to the investors at any time after (i) the Company has completed a registration of its common stock with the SEC and (ii) the weighted-average sale price per share of common stock equals or exceeds $7.00 per share for ten consecutive trading days ending on the third business day prior to proper notice of such redemption. Total warrants outstanding as of September 30, 2013, were 831,909 with a weighted-average remaining life of 1.59 years. Total warrants outstanding at December 31, 2012, were 831,909 with a weighted-average remaining life of 2.34 years.

Dividends on the Series A preferred stock may be paid in either cash or additional shares of Series A preferred stock at the election of the holder and approval of the Company. The dividends are reported as an expense and included in the caption interest expense in the consolidated statements of operations.

The Company declared and accrued dividends of $632,000 and $625,000 during the three months ended September 30, 2013 and 2012, respectively, and $1,897,000 and $1,654,000 during the nine months ended September 30, 2013 and 2012, respectively, pursuant to a board resolution declaring the dividend.  26,000 and 23,000 shares of Series A preferred stock were issued in lieu of cash dividends in the three month periods ended September 30, 2013 and 2012, respectively, and 63,000 and 58,000 shares of Series A preferred stock were issued in lieu of cash dividends in the nine month periods ended September 30, 2013 and 2012, respectively. The shares issued in lieu of cash dividends were issued at $7.00 per share.  As of September 30, 2013, Holdings has $632,000 of accrued preferred dividends which were paid or converted to shares of Series A preferred stock on October 15, 2013.

(10)       Income taxes

For the three month ended September 30, 2013, the Company recorded income tax benefit of $657,000 or 28.7% of income before taxes, and for the nine months ended September 30, 2013, the Company recorded income tax expense of $1,711,000, or 89.8% of income before taxes, compared to the recognition of an income tax expense of $675,000, or 121.8% of income before taxes, for the three months ended September 30, 2012 and an income tax expense of $104,000, or (5.6%) of income before taxes, for the nine months ended September 30, 2012.  The primary differences between the Company’s September 30, 2013 effective tax rate and the statutory federal rate result from the accrual of preferred stock dividend expense, state taxes, and other non-deductible expenses.

The most significant temporary differences between GAAP net income and taxable net income are the treatment of interest costs with respect to the acquisition of the life insurance policies and revenue recognition with respect to the mark-to-market of life insurance portfolio.

(11)     Stock Option Plan

The company adopted the GWG Holdings, Inc. 2013 Stock Incentive Plan on March 27, 2013.  The plan shall be administered by the Board of Directors of the Company.  The Company’s Chief Executive Officer may, on a discretionary basis and without committee review or approval, grant incentives to new employees of the Company who are not Officers of the Company.  Incentives under the plan may be granted in one or a combination of the following forms: (a) incentive stock options and non-statutory stock options; (b) stock appreciation rights; (c) stock awards; (d) restricted stock; (e) restricted stock units; and (f) performance shares.  Eligible participants include officers and employees of the company, members of the Board of Directors, and consultants or other independent contractors.  2,000,000 shares are issuable under the plan.  No person shall receive grants of stock options and SARs under the plan that exceed, in the aggregate 400,000 shares of common stock in any one year.  The term of each stock option shall be determined by the committee but shall not exceed ten years.  Vested stock options may be exercised in whole or part by the holder giving notice to the Company.  The holder of the option may provide payment for the exercise price of surrender shares equal to the exercise price.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

The Company issued stock options for 618,000 shares of common stock to employees and officers of the Company on September 5, 2013.  Options for 335,000 shares vested immediately, and the remaining options vested over three years.  The shares were issued with an exercise price of $3.76, which is equal to the estimated market price of the shares on the date of grant.

				Binomial	Forfeiture	Compensation
Grant Date	Exercise Price	Shares	Vesting	Value	Factor	Expense
9/5/2013	$3.76	335,000	Immediate	0.18	0.8700	$52,461
9/5/2013	$3.76	94,333	1 year	0.18	0.8500	$14,433
9/5/2013	$3.76	94,333	2 years	0.30	0.7225	$20,447
9/5/2013	$3.76	94,334	3 years	0.41	0.6141	$23,752

(12)     Earnings per share and pro-forma information

The Company began issuing Series A preferred stock September, 1, 2011, as described in note 9.  The Series A preferred stock is dilutive to the earnings per share calculation at September 30, 2013 and 2012.  The Company has also issued warrants to purchase common stock in conjunction with the sale of convertible preferred stock, as discussed in note 9.  The warrants are anti-dilutive at September 30, 2013 and 2012 and have not been included in the fully diluted earnings per share calculation.

(13)     Commitments

The Company entered into an office lease with U.S. Bank National Association as the landlord. The lease was effective April 22, 2012 with a term through August 31, 2015. The lease is for 8,881 square feet of office space located at 220 South Sixth Street, Minneapolis, Minnesota. The Company is obligated to pay base rent plus common area maintenance and a share of the building operating costs. Rent expenses under this and previous agreements were $149,000 and $104,000 during the nine-month periods ended September 30, 2013 and 2012, respectively.  Rent expenses under this and previous agreements were $51,000 and $31,000 during the three-month periods ended September 30, 2013 and 2012, respectively.  Minimum lease payments under the lease agreement effective April 22, 2012 are as follows:

Three months ending December 31, 2013	$25,000
2014	104,000
2015	70,000
Total	$199,000

(14)     Contingencies

Litigation - In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Opportunity Finance, LLC, owned by Jon Sabes and Steven Sabes, is subject to litigation clawback claims by the bankruptcy trustee for third-party matters for payments that may have been deemed preference payments, as well as related third-party civil claims. In addition, Jon Sabes and Steven Sabes are subject to litigation clawback claims by the bankruptcy trustee for third-party matters for payments received from Opportunity Finance that may have been deemed preference payments, as well as related third-party civil claims. If the parties are unsuccessful in defending against these claims, their equity ownership in the Company may be sold or transferred to other parties to satisfy such claims. In addition, the Company loaned $1,000,000 to Opportunity Finance, LLC in 2006, and was repaid in full plus interest of $177,000. This investment amount may also be subject to clawback claims by the bankruptcy court. These matters may also distract management and reduce the time and attention that they are able to devote to the Company’s operations.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(15)     Guarantees of secured debentures

Holdings has registered with the SEC the offer and sale $250,000,000 of secured debentures as described in note 8. The secured debentures are secured by the assets of Holdings as described in note 8 and a pledge of all the common stock by the largest shareholders. Obligations under the debentures are guaranteed by Holding’s subsidiary GWG Life. This guarantee involves the grant of a security interest in all the assets of GWG Life. GWG Life is a wholly owned subsidiary of Holdings and the payment of principal and interest on the secured debentures is fully and unconditionally guaranteed by GWG Life. Substantially all of the Company’s life insurance policies are held by DLP II, a wholly owned subsidiary of GWG Life. The policies held by DLP II are not collateral for the debenture obligations as such policies are collateral for the credit facility.

The consolidating financial statements are presented in lieu of separate financial statements and other related disclosures of the subsidiary guarantors and issuer because management does not believe that separate financial statements and related disclosures would be material to investors. There are currently no significant restrictions on the ability of Holdings or GWG Life, the guarantor subsidiary, to obtain funds from its subsidiaries by dividend or loan, except as follows. DLP II is a borrower under a credit agreement with Autobahn, with DZ Bank AG as agent, as described in note 6. The significant majority of insurance policies owned by the Company are subject to a collateral arrangement with DZ Bank AG described in notes 3 and 6. Under this arrangement, collection and escrow accounts are used to fund premiums of the insurance policies and to pay interest and other charges under the revolving credit facility. DZ Bank AG and Autobahn must authorize all disbursements from these accounts, including any distributions to GWG Life. Distributions are limited to an amount that would result in the borrowers (GWG DLP Funding II, LLC, GWG Life Settlements, LLC, and GWG Holdings, Inc.) realizing an annualized rate of return on the equity funded amount for such assets of not more than 18%, as determined by DZ Bank AG. After such amount is reached, the credit agreement requires that excess funds be used for repayments of borrowings before any additional distributions may be made.

The following represents consolidating financial information as of September 30, 2013 and December 31, 2012, with respect to the financial position, and for the three and nine months ended September 30, 2013 and 2012 with respect to results of operations and cash flows of Holdings and its subsidiaries. The parent column presents the financial information of Holdings, the primary obligor of the secured debentures. The guarantor subsidiary column presents the financial information of GWG Life, the guarantor subsidiary of the secured debentures, presenting its investment in DLP II and Trust under the equity method. The non-guarantor subsidiaries column presents the financial information of all non-guarantor subsidiaries including DLP II and Trust.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Condensed Consolidating Balance Sheets

September 30, 2013	Parent	Guarantor Sub	Non-Guarantor Sub	Eliminations	Consolidated
A S S E T S

Cash and cash equivalents	$31,547,700	$881,594	$-	$-	$32,429,294
Restricted cash	-	654,285	2,855,365	-	3,509,650
Investment in life settlements, at fair value	-	-	214,166,193	-	214,166,193
Other assets	317,559	341,687	5,188,626	-	5,847,872
Investment in subsidiaries	108,672,685	142,192,689	-	(250,865,374)	-
					-
TOTAL ASSETS	$140,537,944	$144,070,255	$222,210,184	$(250,865,374)	$255,953,009

L I A B I L I T I E S A N D S T O C K H O L D E R S ' E Q U I T Y (D E F I C I T)

LIABILITIES
Revolving credit facility	$-	$-	$79,000,000	$-	$79,000,000
Series I Secured notes payable	-	32,038,372	-	-	32,038,372
Secured renewable debentures	110,059,651	-	-	-	110,059,651
Interest payable	3,087,060	2,919,210	325,044	-	6,331,314
Accounts payable and other accrued expenses	472,287	439,988	692,451	-	1,604,726
Deferred taxes	7,212,233	-	-	-	7,212,233
TOTAL LIABILITIES	120,831,231	35,397,570	80,017,495	-	236,246,296

CONVERTIBLE, REDEEMABLE PREFERRED STOCK	24,660,578	-	-	-	24,660,578

STOCKHOLDERS' EQUITY (DEFICIT)
Member capital	-	108,672,685	142,192,689	(250,865,374)	-
Common stock	9,124	-	-		9,124
Additional paid-in capital	3,085,760	-	-		3,085,760
Accumulated deficit	(8,048,749)	-	-		(8,048,749)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(4,953,865)	108,672,685	142,192,689	(250,865,374)	(4,953,865)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$140,537,944	$144,070,255	$222,210,184	$(250,865,374)	$255,953,009

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Condensed Consolidating Balance Sheets (continued)

December 31, 2012	Parent	Guarantor Sub	Non-Guarantor Sub	Eliminations	Consolidated
A S S E T S

Cash and cash equivalents	$25,035,579	$2,461,465	$-	$-	$27,497,044
Restricted cash	-	1,748,700	344,392		2,093,092
Investment in life settlements, at fair value	-	-	164,317,183	-	164,317,183
Other assets	96,994	211,592	3,732,130	-	4,040,716
Investment in subsidiaries	60,608,585	96,914,613	-	(157,523,198)	-

TOTAL ASSETS	$85,741,158	$101,336,370	$168,393,705	$(157,523,198)	$197,948,035

L I A B I L I T I E S A N D S T O C K H O L D E R S ' E Q U I T Y (D E F I C I T)

LIABILITIES
Revolving credit facility	$-	$-	$71,000,000	$-	$71,000,000
Series I Secured notes payable	-	37,844,711	-	-	37,844,711
Secured renewable debentures	55,718,950	-	-		55,718,950
Interest payable	905,017	2,444,097	128,206	-	3,477,320
Accounts payable and other accrued expenses	971,695	487,497	302,366	-	1,761,558
Deferred taxes	5,501,407	-	-	-	5,501,407
TOTAL LIABILITIES	63,097,069	40,776,305	71,430,572	-	175,303,946

CONVERTIBLE, REDEEMABLE PREFERRED STOCK	23,905,878	-	-	-	23,905,878

STOCKHOLDERS' EQUITY (DEFICIT)
Member capital	-	60,560,065	96,963,133	(157,523,198)	-
Common stock	9,989	-	-	-	9,989
Additional paid-in capital	6,971,844	-	-	-	6,971,844
Accumulated deficit	(8,243,622)	-	-	-	(8,243,622)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(1,261,789)	60,560,065	96,963,133	(157,523,198)	(1,261,789)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$85,741,158	$101,336,370	$168,393,705	$(157,523,198)	$197,948,035

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Condensed Consolidating Statements of Operations

For the nine months ended September 30, 2013	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Contract servicing fees	$-	$2,818,309	$-	$(2,818,309)	$-
Gain on life settlements, net	-	-	21,511,182		21,511,182
Interest and other income	3,324,771	1,956,863	69,943	(1,819,655)	3,531,922

TOTAL REVENUE	3,324,771	4,775,172	21,581,125	(4,637,964)	25,043,104

EXPENSES
Origination and servicing fees	-	-	2,818,309	(2,818,309)	-
Employee compensation and benefits	2,801,017	1,300,485	-	-	4,101,502
Legal and professional fees	766,785	367,396	-	-	1,134,181
Interest expense	8,249,849	2,763,918	3,932,717	-	14,946,484
Other expenses	1,752,769	1,164,968	1,857,155	(1,819,655)	2,955,237

TOTAL EXPENSES	13,570,420	5,596,767	8,608,181	(4,637,964)	23,137,404

INCOME (LOSS) BEFORE EQUITY IN INCOME OF SUBSIDIARIES	(10,245,649)	(821,595)	12,972,944	-	1,905,700

EQUITY IN INCOME OF SUBSIDIARY	12,151,349	13,021,463	-	(25,172,812)	-

INCOME BEFORE INCOME TAXES	1,905,700	12,199,868	12,972,944	(25,172,812)	1,905,700

INCOME TAX EXPENSE	1,710,826	-	-		1,710,826
NET INCOME	$194,874	$12,199,868	$12,972,944	$(25,172,812)	$194,874

For the nine months ended September 30, 2012	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Contract servicing fees	$-	$1,184,627	$-	$(1,184,627)	$-
Gain on life settlements, net	-	-	10,257,537	-	10,257,537
Interest and other income	8,650	222,863	42,734	(219,671)	54,576
TOTAL REVENUE	8,650	1,407,490	10,300,271	(1,404,298)	10,312,113

EXPENSES
Origination and servicing fees	-	-	1,184,627	(1,184,627)	-
Employee compensation and benefits	-	1,862,469	-	-	1,862,469
Legal and professional fees	851,954	86,927	13,170	-	952,051
Interest expense	2,555,271	3,770,808	1,295,098	-	7,621,177
Other expenses	703,373	996,284	257,171	(219,671)	1,737,157
TOTAL EXPENSES	4,110,598	6,716,488	2,750,066	(1,404,298)	12,172,854

INCOME (LOSS) BEFORE EQUITY IN LOSS OF SUBSIDIARIES	(4,101,948)	(5,308,998)	7,550,205	-	(1,860,741)

EQUITY IN LOSS OF SUBSIDIARY	2,241,207	7,637,541	-	(9,878,748)	-

INCOME (LOSS) BEFORE INCOME TAXES	(1,860,741)	2,328,543	7,550,205	(9,878,748)	(1,860,741)

INCOME TAX EXPENSE	103,712	-	-	-	103,712
NET INCOME (LOSS)	$(1,964,453)	$2,328,543	$7,550,205	$(9,878,748)	$(1,964,453)

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Condensed Consolidating Statements of Operations (continued)

For the three months ended September 30, 2013	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Contract servicing fees	$-	$1,004,107	$-	$(1,004,107)	$-
Gain on life settlements, net	-	-	5,437,580	-	5,437,580
Interest and other income	57,317	979,007	32,322	(978,719)	89,927

TOTAL REVENUE	57,317	1,983,114	5,469,902	(1,982,826)	5,527,507

EXPENSES
Origination and servicing fees	-	-	1,004,107	(1,004,107)	-
Employee compensation and benefits	587,961	512,198	-	-	1,100,159
Legal and professional fees	164,334	256,540	-	-	420,874
Interest expense	3,273,250	914,056	1,350,020	-	5,537,326
Other expenses	399,634	342,932	991,219	(978,719)	755,066

TOTAL EXPENSES	4,425,179	2,025,726	3,345,346	(1,982,826)	7,813,425

INCOME (LOSS) BEFORE EQUITY IN INCOME OF SUBSIDIARIES	(4,367,862)	(42,612)	2,124,556	-	(2,285,918)

EQUITY IN INCOME OF SUBSIDIARY	2,081,944	2,124,556	-	(4,206,500)	-

INCOME BEFORE INCOME TAXES	(2,285,918)	2,081,944	2,124,556	(4,206,500)	(2,285,918)

INCOME TAX BENEFIT	(656,968)	-	-		(656,968)
NET INCOME (LOSS)	$(1,628,950)	$2,081,944	$2,124,556	$(4,206,500)	$(1,628,950)

For the three months ended September 30, 2012	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Contract servicing fees	$-	$746,377	$-	$(746,377)	$-
Gain on life settlements, net	-	(229,277)	5,017,568	-	4,788,291
Interest and other income	5,601	219,670	81	(219,671)	5,681
TOTAL REVENUE	5,601	736,770	5,017,649	(966,048)	4,793,972

EXPENSES
Origination and servicing fees	-	6,500	739,877	(746,377)	-
Employee compensation and benefits	-	745,386	-	-	745,386
Legal and professional fees	196,354	41,124	13,170	-	250,648
Interest expense	1,287,059	1,074,260	441,866	-	2,803,185
Other expenses	169,274	292,730	232,171	(219,671)	474,504
TOTAL EXPENSES	1,652,687	2,160,000	1,427,084	(966,048)	4,273,723

INCOME (LOSS) BEFORE EQUITY IN LOSS OF SUBSIDIARIES	(1,647,086)	(1,423,230)	3,590,565	-	520,249

EQUITY IN LOSS OF SUBSIDIARY	2,167,335	3,619,677	-	(5,787,012)	-

INCOME BEFORE INCOME TAXES	520,249	2,196,447	3,590,565	(5,787,012)	520,249

INCOME TAX EXPENSE	633,572	-	-	-	633,572
NET INCOME (LOSS)	$(113,323)	$2,196,447	$3,590,565	$(5,787,012)	$(113,323)

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Condensed Consolidating Statements of Cash Flows

For the nine months ended September 30, 2013	Parent	Guarantor Sub	Non-Guarantor Sub	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$194,874	$12,199,868	$12,972,944	$(25,172,812)	$194,874
Adjustments to reconcile net income to cash:
Equity income of subsidiaries	1,099,118	1,256,636	-	(2,355,754)	-
(Gain) loss on life settlements	-	-	(25,904,240)	-	(25,904,240)
Amortization of deferred financing and issuance costs	1,368,147	599,431	1,089,215	-	3,056,793
Deferred income taxes	1,710,826	-	-	-	1,710,826
Preferred stock issued for dividends	443,486	-	-	-	443,486
(Increase) decrease in operating assets:
Other assets	(49,033,785)	(46,664,803)	(2,830,802)	95,347,929	(3,181,461)
Increase (decrease) in operating liabilities:
Accounts payable and other accrued expenses	1,914,318	614,418	(359,862)	-	2,168,874
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(42,303,016)	(31,994,450)	(15,032,745)	67,819,363	(21,510,848)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life settlements	-	-	(26,916,790)	-	(26,916,790)
Proceeds from settlement of life settlements	-	-	4,203,895	-	4,203,895
NET CASH FLOWS USED IN INVESTING ACTIVITIES	-	-	(22,712,895)	-	(22,712,895)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from revolving credit facility	-	-	8,000,000	-	8,000,000
Payments for redemption of Series I Secured notes payable	-	(6,242,586)	-	-	(6,242,586)
Proceeds from issuance of debentures	62,056,755	-	-	-	62,056,755
Payments from redemption and issuance of debentures	(9,642,129)	-	-	-	(9,642,129)
Proceeds (payments) from restricted cash	-	1,094,415	(2,510,973)	-	(1,416,558)
Issuance of member capital	-	35,562,750	32,256,613	(67,819,363)	-
Repurchase of common stock	(3,252,400)	-	-		(3,252,400)
Payments for redemption of preferred stock	(347,089)	-	-		(347,089)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	48,815,137	30,414,579	37,745,640	(67,819,363)	49,155,993

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,512,121	(1,579,871)	-	-	4,932,250

CASH AND CASH EQUIVALENTS
BEGINNING OF THE PERIOD	25,035,579	2,461,465	-	-	27,497,055

END OF THE PERIOD	$31,547,700	$881,594	$-	$-	$32,429,294

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Consolidating Statements of Cash Flows (continued)

For the nine months ended September 30, 2012	Parent	Guarantor Sub	Non-Guarantor Sub	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,964,453)	$2,328,543	$7,550,205	$(9,878,748)	$(1,964,453)
Adjustments to reconcile net income (loss) to cash:
(Equity) loss of subsidiaries	(2,241,206)	(7,637,542)	-	9,878,748	-
(Gain) loss on life settlements	-	999,677	(20,871,468)	-	(19,871,791)
Amortization of deferred financing and issuance costs	182,410	946,813	174,672	-	1,303,895
Deferred income taxes	103,712	-	-	-	103,712
Accrued convertible, redeemable preferred stock dividends	636,069	-	-	-	636,069
(Increase) decrease in operating assets:
Other assets	(19,717,082)	(20,256,072)	(146,874)	41,061,553	941,525
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	334,182	1,092,292	24,484	-	1,450,958
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(22,666,368)	(22,526,289)	(13,268,981)	41,061,553	(17,400,085)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life settlements	-	-	(7,983,570)	-	(7,983,570)
Proceeds from settlement of life settlements	-	-	416,665	-	416,665
NET CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES	-	-	(7,566,905)	-	(7,566,905)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from revolving credit facility	-	-	6,000,000	-	6,000,000
Proceeds from issuance of Series I Secured notes payable	-	50,000	-	-	50,000
Payments for redemption of Series I Secured notes payable	-	(5,311,989)	-	-	(5,311,989)
Proceeds from issuance of debentures	33,635,657	-	-	-	33,635,657
Payments for issuance of debentures	(1,627,467)	-	-	-	(1,627,467)
Proceeds (payments) from restricted cash	-	796,227	2,573,610	-	3,369,837
Issuance of member capital	-	28,799,277	12,262,276	(41,061,553)	-
Issuance of preferred stock	6,287,375	-	-	-	6,287,375
Payments for issuance of preferred stock	(1,050,633)	-	-	-	(1,050,633)
NET CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES	37,244,932	24,333,515	20,835,886	(41,061,553)	41,352,780

NET INCREASE IN CASH AND CASH EQUIVALENTS	14,578,564	1,807,226	-	-	16,385,790

CASH AND CASH EQUIVALENTS
BEGINNING OF THE YEAR	1,746,456	131,893	-	-	1,878,349

END OF THE YEAR	$16,325,020	$1,939,119	$-	$-	$18,264,139

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Consolidating Statements of Cash Flows (continued)

For the three months ended September 30, 2013	Parent	Guarantor Sub	Non-Guarantor Sub	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,628,950)	$2,081,944	$2,124,556	$(4,206,500)	$(1,628,950)
Adjustments to reconcile net income (loss) to cash:
Equity income of subsidiaries	2,081,944	2,124,556	-	(4,206,500)	-
(Gain) loss on life settlements	-	-	(6,960,335)	-	(6,960,335)
Amortization of deferred financing and issuance costs	630,188	165,000	330,725		1,125,913
Deferred income taxes	(655,968)	-	-		(655,968)
Preferred stock issued for dividends	185,231	-	-		185,231
(Increase) decrease in operating assets:
Other assets	(21,755,694)	(22,309,588)	500,000	43,997,953	432,671
Increase (decrease) in operating liabilities:
Accounts payable and other accrued expenses	425,529	494,915	(450,049)	-	470,395
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(20,717,720)	(17,443,173)	(4,455,103)	35,584,953	(7,031,043)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life settlements	-	-	(14,030,797)	-	(14,030,797)
Proceeds from settlement of life settlements	-	-	1,331,743	-	1,331,743
NET CASH FLOWS USED IN INVESTING ACTIVITIES	-	-	(12,699,054)		(12,699,054)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments for redemption of Series I Secured notes payable	-	(2,311,710)	-		(2,311,710)
Proceeds from issuance of debentures	19,617,094	-	-		19,617,094
Payments from redemption and issuance of debentures	(4,305,558)	-	-		(4,305,558)
Proceeds (payments) from restricted cash	-	1,847,215	(892,998)		954,217
Issuance of member capital	-	17,537,798	18,047,155	(35,584,953)	-
Payments for redemption of preferred stock	(35,285)	-	-		(35,285)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	15,276,251	17,073,303	17,154,157	(35,584,953)	13,918,758

NET (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,441,469)	(369,870)	-	-	(5,811,339)

CASH AND CASH EQUIVALENTS
BEGINNING OF THE PERIOD	36,989,169	1,251,464	-	-	38,240,633

END OF THE PERIOD	$31,547,700	$881,594	$-	$-	$32,429,294

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Consolidating Statements of Cash Flows (continued)

For the three months ended September 30, 2012	Parent	Guarantor Sub	Non-Guarantor Sub	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(113,323)	$2,196,447	$3,590,565	$(5,787,012)	$(113,323)
Adjustments to reconcile net income (loss) to cash:
(Equity) loss of subsidiaries	(2,167,335)	(3,619,677)	-	5,787,012	-
(Gain) loss on life settlements	-	-	(8,881,542)	-	(8,881,542)
Amortization of deferred financing and issuance costs	135,788	200,426	58,224	-	394,438
Deferred income taxes	633,572	-	-	-	633,572
Accrued convertible, redeemable preferred stock dividends	215,059	-	-	-	215,059
(Increase) decrease in operating assets:
Other assets	(10,792,184)	(9,512,249)	-	20,188,672	(115,761)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	(272,808)	1,053,205	11,428	-	791,825
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(12,361,231)	(9,681,848)	(5,221,325)	20,188,672	(7,075,732)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life settlements	-	-	(5,361,540)	-	(5,361,540)
Proceeds from settlement of life settlements	-	-	-	-	-
NET CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES	-	-	(5,361,540)	-	(5,361,540)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from revolving credit facility	-	-	-	-	-
Proceeds from issuance of Series I Secured notes payable	-	-	-	-	-
Payments for redemption of Series I Secured notes payable	-	(1,843,032)	-	-	(1,843,032)
Proceeds from issuance of debentures	17,878,571	-	-	-	17,878,571
Payments for issuance of debentures	(914,880)	-	-	-	(914,880)
Proceeds (payments) from restricted cash	-	(26,000)	3,453,198	-	3,427,198
Issuance of member capital	-	13,059,005	7,129,667	(20,188,672)	-
Issuance of preferred stock	500,000	-	-	-	500,000
Payments for issuance of preferred stock	558,729	-	-	-	558,729
NET CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES	18,022,420	11,189,973	10,582,865	(20,188,672)	19,606,586

NET INCREASE IN CASH AND CASH EQUIVALENTS	5,661,189	1,508,125	-	-	7,169,314

CASH AND CASH EQUIVALENTS
BEGINNING OF THE QUARTER	10,663,831	430,994	-	-	11,094,825

END OF THE QUARTER	$16,325,020	$1,939,119	$-	$-	$18,264,139

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(15)     Concentrations

GWG purchases life insurance policies written by life insurance companies having investment grade ratings by independent rating agencies.  As a result, there may be certain concentrations of contracts with life insurance companies.  The following summarizes the face value of insurance contracts with specific life insurance companies exceeding 10% of the total face value held by the Company.

	September 30, 2013	December 31, 2012
Life insurance company	%	%

Company A	16.21	16.96
Company B	11.35	13.80
Company C	9.67	11.36

The following summarizes the number of insurance contracts held in specific states exceeding 10% of the total face value held by the Company:

	September 30, 2013	December 31, 2012
State of residence	%	%

California	28.35	28.44
Florida	14.96	11.85
New York	11.02	13.27

          Shares

Common Stock

[Underwriter]

The date of this prospectus is                     , 2014

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Registrant estimates that expenses payable by the Registrant is connection with the offering described in this Registration Statement will be as follows:

Securities and Exchange Commission registration fee	$	[6,000]
FINRA filing fee	$	[70,000]
Nasdaq listing fee	$	[80,000]
Accounting fees and expenses	$	[200,000]
Legal fees and expenses	$	[350,000]
Transfer agent and registrar fees	$	[30,000]
Printing expenses	$	[80,000]
Miscellaneous	$	[184,000]
Total	$	[1,000,000]

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of GWG Holdings, Inc. in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of GWG Holdings, Inc. in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our Certificate of Incorporation, corporate bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants the power to GWG Holdings, Inc. to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Article 6 of our corporate bylaws provides that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling GWG Holdings, Inc. pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

We have purchased directors’ and officers’ liability insurance through in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES

From August 2009 through June 14, 2011, GWG Life Settlements, LLC, our wholly owned subsidiary, offered and sold approximately $60.6 million (net of redemptions) in principal amount of subsidiary secured notes (referred to as “Series I Secured notes” in the notes to our consolidated financial statements. These offers and sales were made in reliance on Section 4(2) of the Securities Act of 1933, and Rule 506 thereunder, on the basis that only accredited investors were offered and sold the debt securities involved.

From September 1, 2011 through April 11, 2012, we sold 2,959,718 shares of Series A Convertible Preferred Stock for an aggregate of $22,197,885 (i.e., $7.50 per share), and issued related three-year warrants to purchase up to 221,979 shares of our common stock at an exercise price of $6.25 per share. Of this aggregate purchase price, $9,537,116 was received in cash and the remaining $12,660,769 was received upon surrender of earlier issued subsidiary secured notes (including principal and interest). In addition, 38,179 shares of Series A Convertible Preferred Stock were issued as stock dividends. We paid aggregate placement commissions, fees and non-accountable expenses of approximately $2,314,171 in connection with the sale of the preferred stock. We offered and sold the preferred stock solely to accredited investors and, as a result, offered and sold these securities in reliance on the exemption available under Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder.

From January 1, 2012 through December 31, 2012, we sold 1,419,000 shares of Series A Convertible Preferred Stock for an aggregate of $10,640,000 (i.e., $7.50 per share), and issued related three-year warrants to purchase up to 694,000 shares of our common stock at an exercise price of $6.25 per share. Of this aggregate purchase price, $6,414,000 was received in cash and $4,226,000 was received upon surrender of earlier issued Series I subsidiary secured notes (including principal and interest). In addition, 81,000 shares of Series A Convertible Preferred Stock were issued as settlement of dividends payable.  We paid aggregate placement commissions of approximately $1,051,000 and issued warrants to brokers valued at approximately $340,000 in connection with the sale of the Series A Convertible Preferred Stock. Since inception, we have sold an aggregate of 3,278,000 shares of Series A preferred stock for an aggregate of $24,582,000 (i.e., $7.50 per share), and issued related three-year warrants to purchase up to 832,000 shares of our common stock at an exercise price of $6.25 per share.  We offered and sold the Series A Convertible Preferred Stock solely to accredited investors and, as a result, offered and sold these securities in reliance on the exemption available under Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits.  The exhibits listed below are filed as a part of this registration statement.

Exhibit Number	Description
1.1	Form of Underwriting Agreement (1)
3.1	Certificate of Incorporation (2)
3.2	Certificate of Amendment of Certificate of Incorporation (3)
3.3	Certificate of Designations for Series A Convertible Preferred Stock (3)
3.4	Bylaws (2)
4.1	Indenture with Bank of Utah, dated October 19, 2011 (4)
4.2	Form of Debenture (3)
4.3	Form of Subscription Agreement (revised April 2012) (10)
4.4	Pledge and Security Agreement by and among GWG Holdings, Inc., GWG Life Settlements, LLC, Jon R. Sabes, Steven F. Sabes, and Bank of Utah, dated October 19, 2011 (4)
4.5	Intercreditor Agreement by and among Bank of Utah, and Lord Securities Corporation, dated October 19, 2011 (4)
4.6	Amendment No. 1 to Indenture with Bank of Utah, dated December 15, 2011 (10)
4.7	Amendment No. 1 to Pledge and Security Agreement, dated December 15, 2011 (10)
5.1	Opinion of Maslon Edelman Borman & Brand, LLP dated November 1, 2011 (1)
10.1	Amended and Restated Credit and Security Agreement with DZ Bank AG Deutsche Zentral-Genossenschaftsbank (as agent), and Autobahn Funding Company LLC (as lender), dated effective January 25, 2013 (11)
10.2	Performance Guaranty of GWG Holdings, LLC dated July 15, 2008, delivered in favor of DZ Bank AG Deutsche Zentral-Genossenschaftsbank (as agent), and Autobahn Funding Company LLC (as lender) (3)
10.3
General Reaffirmation and Modification Agreement dated effective January 29, 2013 delivered in favor of DZ Bank AG Deutsche Zentral-Genossenschaftsbank (as agent), and Autobahn Funding Company LLC (as lender) (11)

Exhibit Number	Description
10.4	Amended and Restated Note Issuance and Security Agreement dated November 15, 2010, with Lord Securities Corporation (as trustee), GWG LifeNotes Trust (as secured party), and noteholders (10)
10.5
Pledge Agreement dated November 15, 2010, among Jon R. Sabes, Steven F. Sabes, Opportunity Finance, LLC, SFS Trust 1976, SFS Trust 1992 Esther, SFS Trust 1982, Mokeson, LLC (collectively as pledgors), and Lord Securities Corporation (as trustee and pledgee) (3)

10.6	Third Amended and Restated Managing Broker-Dealer Agreement with Arque Capital dated effective February 28, 2013 (12)
10.7	Amended and Restated Investment Agreement with Insurance Strategies Fund, LLC, dated as of September 3, 2009 (3)
10.8	Addendum No. 1 to Sub-Sublease Agreement effective as of July 14, 2008 by Opportunity Finance, LLC and GWG Life, LLC (8)
10.9	Employment Agreement with Jon R. Sabes, dated June 14, 2011 (6)
10.10	Employment Agreement with Steven F. Sabes, dated June 14, 2011 (6)
10.11	Employment Agreement with Paul A. Siegert, dated June 14, 2011 (6)
10.12	Purchase and Sale Agreement with Athena Securities Group Ltd. and Athena Structured Funds PLC, dated July 11, 2011 (3)
10.13	Shareholders’ Agreement with respect to Athena Structured Funds PLC, dated July 11, 2011 (3)
10.14	Purchase and Sale Agreement among GWG Holdings, Inc., Athena Securities Group Limited and GWG Securities International Public Limited Company, dated June 28, 2013 (13)
21	List of Subsidiaries (12)
23.1	Consent of Mayer Hoffman McCann P.C. *
23.2	Consent of Maslon Edelman Borman & Brand, LLP (contained within Exhibit 5.1 above)
99	Letter from Model Actuarial Pricing Systems, dated October 17, 2013 (14)

*	Filed herewith.
(1)	To be filed by amendment.
(2)	Incorporated by reference to Form S-1 Registration Statement filed on June 14, 2011 (File No. 333-174887).
(3)	Incorporated by reference to Form S-1/A Registration Statement filed on August 23, 2011 (File No. 333-174887).
(4)	Incorporated by reference to Form S-1/A Registration Statement filed on October 20, 2011 (File No. 333-174887).
(6)	Incorporated by reference to Form S-1/A Registration Statement filed on September 20, 2011 (File No. 333-174887).
(7)	Incorporated by reference to Form S-1/A Registration Statement filed on December 15, 2011 (File No. 333-174887).
(8)	Incorporated by reference to Form S-1/A Registration Statement filed on July 26, 2011 (File No. 333-174887).
(9)	Incorporated by reference to Form S-1/A Registration Statement filed on October 5, 2011 (File No. 333-174887).
(10)	Incorporated by reference to Post-Effective Amendment No. 1 to Form S-1/A filed on April 30, 2012 (File No. 333-174887).
(11)	Incorporated by reference to Current Report on Form 8-K filed on February 1, 2013.
(12)	Incorporated by reference to Annual Report on Form 10-K for the period ended December 31, 2012, filed on April 1, 2013.
(13)	Incorporated by reference to Current Report on Form 8-K filed on July 8, 2013.
(14)	Incorporated by reference to Quarterly Report on Form 10-Q for the period ended September 30, 2013, filed on October 30, 2013.

ITEM 17.   UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)           For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on February [●], 2014.

GWG Holdings, INC.

By:
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jon R. Sabes and Paul A. Siegert, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed, as of February [●], 2014, by the following persons in the capacities indicated below.

Name	Title

Director, Chief Executive Officer
Jon R. Sabes	(Principal Executive Officer)

Chairman of the Board, President
Paul A. Siegert

Chief Financial Officer
Jon Gangelhoff	(Principal Financial and Accounting Officer)

Director, Chief Operating Officer and Secretary
Steven F. Sabes

Director
Jeffrey L. McGregor

Director
Charles H. Maguire III

Director
David H. Abramson

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement (1)
3.1	Certificate of Incorporation (2)
3.2	Certificate of Amendment of Certificate of Incorporation (3)
3.3	Certificate of Designations for Series A Convertible Preferred Stock (3)
3.4	Bylaws (2)
4.1	Indenture with Bank of Utah, dated October 19, 2011 (4)
4.2	Form of Debenture (3)
4.3	Form of Subscription Agreement (revised April 2012) (10)
4.4	Pledge and Security Agreement by and among GWG Holdings, Inc., GWG Life Settlements, LLC, Jon R. Sabes, Steven F. Sabes, and Bank of Utah, dated October 19, 2011 (4)
4.5	Intercreditor Agreement by and among Bank of Utah, and Lord Securities Corporation, dated October 19, 2011 (4)
4.6	Amendment No. 1 to Indenture with Bank of Utah, dated December 15, 2011 (10)
4.7	Amendment No. 1 to Pledge and Security Agreement, dated December 15, 2011 (10)
5.1	Opinion of Maslon Edelman Borman & Brand, LLP dated November 1, 2011 (1)
10.1	Amended and Restated Credit and Security Agreement with DZ Bank AG Deutsche Zentral-Genossenschaftsbank (as agent), and Autobahn Funding Company LLC (as lender), dated effective January 25, 2013 (11)
10.2	Performance Guaranty of GWG Holdings, LLC dated July 15, 2008, delivered in favor of DZ Bank AG Deutsche Zentral-Genossenschaftsbank (as agent), and Autobahn Funding Company LLC (as lender) (3)
10.3
General Reaffirmation and Modification Agreement dated effective January 29, 2013 delivered in favor of DZ Bank AG Deutsche Zentral-Genossenschaftsbank (as agent), and Autobahn Funding Company LLC (as lender) (11)

Exhibit Number	Description
10.4	Amended and Restated Note Issuance and Security Agreement dated November 15, 2010, with Lord Securities Corporation (as trustee), GWG LifeNotes Trust (as secured party), and noteholders (10)
10.5
Pledge Agreement dated November 15, 2010, among Jon R. Sabes, Steven F. Sabes, Opportunity Finance, LLC, SFS Trust 1976, SFS Trust 1992 Esther, SFS Trust 1982, Mokeson, LLC (collectively as pledgors), and Lord Securities Corporation (as trustee and pledgee) (3)

10.6	Third Amended and Restated Managing Broker-Dealer Agreement with Arque Capital dated effective February 28, 2013 (12)
10.7	Amended and Restated Investment Agreement with Insurance Strategies Fund, LLC, dated as of September 3, 2009 (3)
10.8	Addendum No. 1 to Sub-Sublease Agreement effective as of July 14, 2008 by Opportunity Finance, LLC and GWG Life, LLC (8)
10.9	Employment Agreement with Jon R. Sabes, dated June 14, 2011 (6)
10.10	Employment Agreement with Steven F. Sabes, dated June 14, 2011 (6)
10.11	Employment Agreement with Paul A. Siegert, dated June 14, 2011 (6)
10.12	Purchase and Sale Agreement with Athena Securities Group Ltd. and Athena Structured Funds PLC, dated July 11, 2011 (3)
10.13	Shareholders’ Agreement with respect to Athena Structured Funds PLC, dated July 11, 2011 (3)
10.14	Purchase and Sale Agreement among GWG Holdings, Inc., Athena Securities Group Limited and GWG Securities International Public Limited Company, dated June 28, 2013 (13)
21	List of Subsidiaries (12)
23.1	Consent of Mayer Hoffman McCann P.C. *
23.2	Consent of Maslon Edelman Borman & Brand, LLP (contained within Exhibit 5.1 above)
99	Letter from Model Actuarial Pricing Systems, dated October 17, 2013 (14)

*	Filed herewith.
(1)	To be filed by amendment.
(2)	Incorporated by reference to Form S-1 Registration Statement filed on June 14, 2011 (File No. 333-174887).
(3)	Incorporated by reference to Form S-1/A Registration Statement filed on August 23, 2011 (File No. 333-174887).
(4)	Incorporated by reference to Form S-1/A Registration Statement filed on October 20, 2011 (File No. 333-174887).
(6)	Incorporated by reference to Form S-1/A Registration Statement filed on September 20, 2011 (File No. 333-174887).
(7)	Incorporated by reference to Form S-1/A Registration Statement filed on December 15, 2011 (File No. 333-174887).
(8)	Incorporated by reference to Form S-1/A Registration Statement filed on July 26, 2011 (File No. 333-174887).
(9)	Incorporated by reference to Form S-1/A Registration Statement filed on October 5, 2011 (File No. 333-174887).
(10)	Incorporated by reference to Post-Effective Amendment No. 1 to Form S-1/A filed on April 30, 2012 (File No. 333-174887).
(11)	Incorporated by reference to Current Report on Form 8-K filed on February 1, 2013.
(12)	Incorporated by reference to Annual Report on Form 10-K for the period ended December 31, 2012, filed on April 1, 2013.
(13)	Incorporated by reference to Current Report on Form 8-K filed on July 8, 2013.
(14)	Incorporated by reference to Quarterly Report on Form 10-Q for the period ended September 30, 2013, filed on October 30, 2013.